EXHIBIT 10.22

Execution Copy

Portions of this exhibit marked [*] are requested to be treated confidentially.

LICENSE AND COLLABORATION AGREEMENT

This LICENSE AND COLLABORATION AGREEMENT (this “Agreement”), effective as of 8th November 2013 (the “Effective Date”), is by and between Ventrus Biosciences, Inc., a Delaware corporation (“Ventrus”) and THERABIOME, LLC, a Delaware limited liability company (“Licensor”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in Exhibit A (Definitions) attached hereto.

RECITALS:

WHEREAS, prior to the Effective Date, DashPharma Consulting, LLC (“Dash”) and TheraSyn Sensors, Inc. (“TheraSyn”), both exclusively and perpetually assigned to Licensor certain Intellectual Property (as defined below) of Dash and TheraSyn relating to the oral delivery of pharmaceutical drugs (including, but not limited, to, microbiota, vaccines and small molecules) to specific sites in the intestine, using controlled release platform technology (the “Licensor Technology”); and

WHEREAS, upon the terms and conditions set forth in this Agreement, Ventrus desires to license the Licensor IP for purposes of developing Products and Therapies for Commercialization within the Field (as such terms are defined below).

NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, and agreements contained herein, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, Ventrus and Licensor, intending to be legally bound, agree as follows:

ARTICLE I

GOVERNANCE

1.1         Joint Development Committee.

(a)          Formation; Representatives. Within thirty (30) days of the Effective Date, the Parties will establish a Joint Development Committee (the “Joint Development Committee” or “JDC”). The JDC shall be comprised of a total of four (4) representatives: [*]. Each such representative shall be of the seniority and experience appropriate for participation therein, in light of the functions, responsibilities and authority of the JDC. Each Party shall make its designation of its representatives not later than thirty (30) days after the Effective Date. Each Party may change any one or more of its representatives at any time upon written notice to the other Parties. If a Party’s representative is unable to attend a meeting, such party may designate an alternate to attend such meeting in place of the absent representative. In addition, each Party may, subject to the other Party’s consent (not to be unreasonably withheld or delayed), invite non-voting employees, consultants or scientific advisors (provided they are engaged as such under obligations of confidentiality no less protective of the Parties’ Confidential Information than as set forth in Article VIII) to attend the meetings of the JDC.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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(b)          Scope of JDC Authority. The JDC shall be responsible for the overall direction of, and shall facilitate the exchange of information relating to, the research, Development, Manufacturing, and Commercialization activities under this Agreement. The responsibilities of the JDC shall be the following:

(i)          Determining Indications and PPILs and when such Indications or PPILs require modification (e.g., between applicable Phases) in respect of Ventrus Products and Ventrus Therapies;

(ii)         Reviewing progress and findings of ongoing experiments and studies relating to the Development and Commercialization of Ventrus Products and Ventrus Therapies;

(iii)        Promulgating and reviewing Development plans for Ventrus Products and Ventrus Therapies;

(iv)        Deciding on the design and execution for each project and each study with respect to Indications for Ventrus Products and Ventrus Therapies;

(v)         Determining completions and initiations of each Phase with respect to the Development with respect to an Indication for a Ventrus Product or Ventrus Therapy;

(vi)        Reviewing the Development of each Ventrus Product, Ventrus Therapy, and Indication;

(vii)       Determining the role of Licensor in activities necessary for the Development and Commercialization with respect to an Indication for any Ventrus Product or Ventrus Therapy;

(viii)      Resolving issues escalated from project teams and subcommittees to the JDC;

(ix)         Reviewing the prosecution and maintenance of the Licensor Patents; and

(x)          Any other responsibilities assigned to the JDC in this Agreement.

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(c)          Meetings; Project Teams; Subcommittees; Decision-Making.

(i)          Meetings. The JDC shall meet to discuss the matters within its function within thirty (30) days after the Effective Date and, thereafter, at least monthly during the first two (2) years after the Effective Date, and at least quarterly thereafter during the Term. In addition, either Party may call a meeting of the JDC upon reasonable notice to the other Party. The JDC shall also meet, unless otherwise agreed to by the Parties, upon the conclusion of each phase of Development under an Indication for any Ventrus Product or Ventrus Therapy. The location of JDC meetings, when in person, shall be at Ventrus’s offices unless otherwise agreed by the JDC. The JDC may also meet by means of a telephone or video conference call, and may take action by vote at a meeting or telephone or video conference call, or pursuant to a written vote. Each Party shall bear its own travel and lodging expenses related to participation in and attendance at such meetings by its JDC representatives. At least five (5) Business Days prior to each JDC meeting, Licensor and Ventrus shall inform the other Party in writing of agenda items proposed by such Party for discussion or decision at such meeting, together with appropriate information related thereto. Ventrus shall prepare reasonably detailed written minutes of each JDC meeting, which minutes will reflect, without limitation, material decisions made at such meeting. Meeting minutes will be sent to each member of the JDC for review and approval within five (5) Business Days after the applicable JDC meeting. Minutes will be deemed approved unless a member of the JDC objects to the accuracy of such minutes within ten (10) Business Days of receipt.

(ii)         Project Teams; Subcommittees. The JDC shall have the authority to create project teams or subcommittees within its scope of authority, each of which will meet (via telephone or video conference or in person) with such frequency as determined by the JDC and which will report to the JDC on the progress of the activities it has performed no less frequently than quarterly.

(d)          Decision-Making.

(i)          All decisions of the JDC with respect to matters over which it has decision-making authority in accordance with Section 1.1(b) shall be made by unanimous vote of the JDC’s representatives, with each representative member of the JDC having one (1) vote.

(ii)         In the case of any matter before the JDC that cannot be resolved within five (5) Business Days of the matter being referred to it, then the resolution and/or course of conduct shall be determined by Ventrus in Ventrus’s sole, but reasonable discretion.

(iii)        In the event of a disagreement among the members of any project team or subcommittee, the matter shall be referred to the JDC for resolution.

(e)          Limited Authority. The JDC shall not have the authority to amend or modify the terms of this Agreement, to expand its scope of authority, or to determine any issue before the JDC in a manner that would conflict with the express terms and conditions of this Agreement.

1.2           Scientific Advisory Board. Within thirty (30) days of the Effective Date, the Parties shall establish a Scientific Advisory Board comprised of members of Ventrus, Licensor, and Third Parties that will function to provide strategic advice and critical assessments of research and development programs under this Agreement (the “Scientific Advisory Board” or “SAB”). Within thirty (30) days of the creation of the JDC, the JDC will determine the composition of the SAB and the specific functions of the SAB. [*]. Compensation of members of the SAB shall be in accordance with Section 6.4(c).

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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ARTICLE II

TECHNOLOGY TRANSFER

2.1           Technology Transfer. Licensor agrees to provide to Ventrus or its Affiliate (or a Third Party designated by Ventrus) assistance, training, and/or support as may be requested by Ventrus from time to time during the Term to utilize and leverage the Licensor IP, including, without limitation, by conducting a comprehensive technology and process transfer relating to the Licensor IP, which transfer will commence as soon as feasible after the Effective Date, but in any event, no later than thirty (30) days thereafter, shall be completed no later than ninety (90) days after the Effective Date, and shall be payable by Ventrus in accordance with Section 6.4(d) (the “Technology Transfer”).

2.2           Updates. Without limiting the foregoing, on a periodic basis during the Term, promptly following Ventrus’s reasonable request from time to time, Licensor shall disclose to Ventrus or its designated Affiliate, for no additional cost, all Licensor IP necessary or useful to (a) the research, Development, Manufacture, and Commercialization of the Products and (b) understanding the Licensor Technology. The information to be delivered pursuant to this Section 2.2 shall include copies of all Patent Rights, Know-How documentation, copyright registrations, and applications thereof, program data, and all other documentation relating to the Intellectual Property embodied in Licensor Technology, whether in human or machine readable form (such form to be reasonably acceptable to Ventrus) not previously provided by Licensor to Ventrus.

2.3           Personnel. Licensor shall make appropriate personnel available to assist Ventrus or its designee during regular business hours as reasonably requested by Ventrus and as agreed by Licensor (such agreement not to be unreasonably withheld), and, subject to Section 6.4(d), below, shall provide the Ventrus or its designee with access to the personnel and operations of Licensor for such periods of time and in such manner as is reasonably necessary to understand and utilize the Licensor Technology and/or to assist Ventrus in connection with the Development or Commercialization of Ventrus Products and Ventrus Therapies under this Agreement. At Ventrus’s request, such assistance shall also be furnished at the facilities of Ventrus or its designee.

ARTICLE III

DEVELOPMENT

General. Unless otherwise determined by the JDC, Ventrus shall be solely responsible for all research and Development activities with respect to Ventrus Products and Ventrus Therapies in its sole discretion (collectively, the “Ventrus Development Program”). Ventrus shall use Commercially Reasonable Efforts to Develop Ventrus Products and Ventrus Therapies under the Ventrus Development Program. To the extent requested by Ventrus and agreed by Licensor (such agreement not to be unreasonably withheld), Licensor shall use diligent efforts to assist and support Ventrus in connection with activities pursuant to the Ventrus Development Program. For the avoidance of doubt, any activities performed by Licensor in connection with the Ventrus Development Program shall not confer upon Licensor any decision-making authority with respect to the Ventrus Development Program. To the extent that Licensor is responsible for Development or Commercialization of Ventrus Products or Ventrus Therapies, Ventrus shall use Commercially Reasonable Efforts to assist Licensor with such Development or Commercialization.

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Initial Timeline. Ventrus will use Commercially Reasonable Efforts to endeavor to complete the following tasks in accordance with the timeline set forth in the table in this Section 3.2. The Parties acknowledge and agree that the following table is for illustrative purposes only and Ventrus shall not be deemed to be in breach of this Agreement if Ventrus fails to comply herewith. Task	Timeline.
[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

[*]	[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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3.1         Development by Licensor.

(a)          Ventrus Products and Ventrus Therapies. To the extent that Ventrus elects in its sole discretion not to pursue or otherwise elects to abandon the Development of a Ventrus Product or Ventrus Therapy under an Indication, Ventrus shall provide Licensor with written notice of such election. Within one hundred eighty (180) days from the date of such notice, Licensor may request from Ventrus a limited, exclusive sublicense to the Licensor IP for the purpose of pursuing the Development and Commercialization of a Licensor Product or Licensor Therapy under such Indication in the Field in the Territory, which request shall include proposed Development and Commercialization plans related thereto. Ventrus may elect to grant Licensor such a sublicense, provided that Ventrus in its sole discretion determines that such sublicense would not negatively impact the Ventrus Products, Ventrus Therapies or Ventrus’s prospects. In the event Ventrus agrees to grant such a sublicense, (i) those terms set forth in this Agreement applicable to Licensor Products and Licensor Therapies shall apply to such sublicense (including, for the avoidance of doubt and without limitation, Licensor’s royalty payment obligations set forth in Section 6.2(d)), and (ii) the Parties agree to use Commercially Reasonable Efforts to memorialize such sublicense in a separate written agreement within one hundred and twenty (120) days of Ventrus’s agreement to such sublicense. Further, to the extent that Ventrus agrees to grant such a sublicense, Licensor may further sublicense to one or more Third Parties such sublicensed rights, provided that (x) the terms of such sublicense shall be consistent with and subordinate to the terms of this Agreement, (y) Ventrus shall be named as an intended third party beneficiary under such sublicense, and (z) Licensor promptly provides Ventrus a true and accurate copy of such sublicense following its execution. For the avoidance of doubt, nothing in this Agreement shall prevent Licensor from pursuing the Development and Commercialization of products or therapies utilizing the Licensor IP outside of the Field.

(b)          Other Products. During the Term, subject to the restrictions set forth in this Section 3.3(b), Licensor may request of Ventrus that Ventrus permit Licensor to Develop and Commercialize with Third Parties Products and Therapies in the Field in the Territory that are not Competing Products or Therapies. To exercise this right with respect to any Product or Therapy that is not a Competing Product or Therapy, Licensor shall notify Ventrus that it desires to Develop and Commercialize such Product or Therapy, which notice shall (i) identify the pharmaceutically active ingredient(s) of such product or therapy and how the Licensor Technology will be used in conjunction therewith, (ii) include Development and Commercialization plans related thereto, including confirmation that Licensor, in conjunction with a Third Party, has the financial capacity to successfully complete such Development and Commercialization plans, and (iii) request a sublicense hereunder in respect of such Product or Therapy. Ventrus shall have sixty (60) days to review the foregoing to determine whether or not to grant Licensor a sublicense to the Licensor Technology for the purpose of such Development and/or Commercialization. Licensor may not Develop or Commercialize such Product or Therapy without Ventrus’s prior written approval in each instance, which may be withheld in Ventrus’s sole discretion. In the event Ventrus agrees to grant such a sublicense, (x) those terms set forth in this Agreement applicable to Licensor Products and Licensor Therapies shall apply to such sublicense (including, for the avoidance of doubt and without limitation, Licensor’s royalty payment obligations set forth in Section 6.2(d)), and (y) the Parties agree to use Commercially Reasonable Efforts to memorialize such sublicense in a separate written agreement within one hundred and twenty (120) days of Ventrus’s agreement to such sublicense. Further, to the extent that Ventrus agrees to grant such a sublicense, Licensor may further sublicense to one or more Third Parties such sublicensed rights, provided that (I) the terms of such sublicense shall be consistent with and subordinate to the terms of this Agreement, (II) Ventrus shall be named as an intended third party beneficiary under such sublicense, and (III) Licensor promptly provides Ventrus a true and accurate copy of such sublicense following its execution.

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ARTICLE IV

REGULATORY; COMPLIANCE

4.1         Regulatory Responsibilities. Ventrus or its Affiliates shall be solely responsible for all regulatory activities in respect of the Ventrus Products and Ventrus Therapies including the preparation, submission and maintenance of all IND filings and associated Regulatory Materials worldwide with respect to each Ventrus Product and Ventrus Therapy (and Ventrus shall own all right, title and interest in and to all such Regulatory Materials), including pre-IND correspondence and meetings with Regulatory Authorities, annual reports and amendments as necessary. Upon the request of Ventrus, Licensor shall provide all reasonable assistance to Ventrus with respect to such regulatory activities; provided, however, that respect to such assistance as may be agreed outside of its responsibilities under Sections 1.1 and 2.1, Ventrus shall compensate Licensor in accordance with Section 6.4.

4.2         Regulatory Materials. All Regulatory Approvals for such Ventrus Products or Ventrus Therapies worldwide shall be obtained and held in the name of Ventrus or one of its Affiliates and Ventrus or one of its Affiliates shall own all right, title, and interest in and to all such Regulatory Approvals and all related Regulatory Materials. Licensor agrees to provide such support and assistance to Ventrus or such Affiliate in connection with the foregoing as may be reasonably requested by Ventrus or such Affiliate from time to time.

4.3         Communications.

(a)          General. Ventrus shall be responsible for communicating with any Regulatory Authority having jurisdiction regarding a Ventrus Product or Ventrus Therapy. Ventrus shall inform Licensor of notification of any action by, or notification or other information which it receives (directly or indirectly) from, any Regulatory Authority with respect to a Ventrus Product or Ventrus Therapy which: (i) raises any material concerns regarding the safety or efficacy of such Ventrus Product or Ventrus Therapy, or (ii) relates to expedited and periodic reports of adverse events with respect to such Ventrus Product or Ventrus Therapy, and which may have an adverse impact on Regulatory Approval or the Commercialization of a Product or Therapy.

(b)          Cooperation. The Parties shall reasonably cooperate with and assist each other in complying with regulatory obligations, including by a Party providing to the other Party such information and documentation which is in such Party’s possession as may be reasonably necessary for Ventrus to prepare a response to an inquiry from a Regulatory Authority with respect to a Ventrus Product or Ventrus Therapy in the Territory.

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4.4         Pharmacovigilance.

(a)          Ventrus and/or one of its Affiliates shall be responsible for the collection, processing, and submission of information related to adverse events associated with a Ventrus Product or Ventrus Therapy (whether or not Regulatory Approval for such Ventrus Product or Ventrus Therapy has been achieved) in accordance with applicable Law and this Agreement (the “Pharmacovigilance Activities”). Licensor shall provide information, as appropriate, to enable Ventrus or such Affiliate to meet its regulatory obligations and Licensor shall be compensated in accordance with Section 6.4(c).

(b)          Both Parties shall provide each other with information related to such adverse events as are likely to be reportable to Regulatory Authorities as expedited reports.

4.5         Disclosures. In addition to its obligations under this Agreement, each Party shall promptly disclose to the other Party the following regulatory information: all material notices or demands received from Regulatory Authorities in connection with a Ventrus Product or Ventrus Therapy, including any notice, audit notice, notice of initiation by Regulatory Authorities of investigations, inspections, detentions, seizures or injunctions concerning a Product, notice of violation letter (i.e., an untitled letter), warning letter, service of process or other inquiry, including that which may affect the overall compliance status of any contract manufacturing organization engaged by a Party in relation to any Ventrus Product or Ventrus Therapy.

4.6         Compliance with Law. Each Party shall be responsible for conducting its activities under this Agreement in accordance with sound and ethical business and scientific practices, and in compliance with all applicable Laws, including GCP, GMP, and GLP.

ARTICLE V

MANUFACTURING AND COMMERCIALIZATION

Unless otherwise agreed to by the Parties in writing, Ventrus will be solely responsible for the Manufacturing of all Ventrus Products. Licensor shall provide Manufacturing-related assistance to Ventrus as reasonably requested by Ventrus and agreed by Licensor (such agreement not to be unreasonably withheld), provided that Ventrus agrees to compensate Licensor in accordance with Section 6.4 with respect to such assistance. Ventrus shall have sole control and final decision-making authority and, together with its Affiliates, responsibility, at its own expense, for the Commercialization of Ventrus Products and Ventrus Therapies in the Territory, including planning and implementation, distribution, booking of sales, pricing, and reimbursement.

ARTICLE VI

FINANCIAL PROVISIONS

6.1         Up-Front Payment. Ventrus shall pay to Licensor Three Hundred Thousand U.S. dollars ($300,000) upon execution of this Agreement.

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6.2         Milestone and Royalty Payments.

(a)          Ventrus shall promptly notify Licensor after the occurrence of the first PoP for a bacteria, and within five (5) Business Days of such notice, pay Licensor One Hundred Thousand U.S. dollars ($100,000). Ventrus shall also promptly notify Licensor after the occurrence of the first PoP for a virus, and concurrently with such notice, pay Licensor One Hundred Thousand U.S. dollars ($100,000). It is understood and agreed that, in any event, payment of the milestones set forth in this Section 6.2(a) shall be due and payable not later than the date Ventrus initiates formulation studies for the first Ventrus Product or Ventrus Therapy.

(b)          Milestone Payments to Licensor. Ventrus shall pay to Licensor the following one-time payments upon the achievement of the milestone events set forth below for each Ventrus Product or Ventrus Therapy on a PPIL basis (as determined by the JDC):

Task	Payment
	Prior to First NDA Filing	After First NDA Filing	After Second NDA Filing	After Third NDA Filing
Upon the filing of an IND with the FDA:	$100,000	$110,000	$120,000	$130,000
Upon the filing of an IND equivalent with the ex-U.S. Regulatory Authorities:	See Exhibit B	110% of amount paid Prior to First NDA Filing	120% of amount paid Prior to First NDA Filing	130% of amount paid Prior to First NDA Filing
First dose first patient – human Phase I Clinical Trial	$250,000	$275,000	$300,000	$325,000
First dose first patient – human Phase II Clinical Trial	$500,000	$550,000	$600,000	$650,000
First dose first patient – human Phase III Clinical Trial	$750,000	$825,000	$900,000	$975,000
Upon filing of an NDA or BLA with the FDA:	$1,000,000	$1,100,00	$1,200,000	$1,300,000
Upon marketing approval by the FDA:	$3,000,000	$3,000,000	$3,000,000	$3,000,000
Upon marketing approval by the ex-U.S.:	See Exhibit B	See Exhibit B	See Exhibit B	See Exhibit B
Upon approval of a supplemental NDA (sNDA) for a new Indication, in the U.S.:	$1,000,000	$1,000,000	$1,000,000	$1,000,000

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For purposes of payments under this Section 6.2(b), a “Ventrus Product” shall mean a specific formulation of a specific active ingredient (e.g., a specific selection of bacteria, a specific virus or selection of viruses, a specific small molecule or protein, or combinations of the foregoing), and a “Ventrus Therapy” shall mean a specific therapy based on a specific active ingredient. Each milestone payment under this Section 6.2(b) shall be payable only once per Ventrus Product or Ventrus Therapy, on a PPIL basis, upon the first achievement of such milestone event for such Ventrus Product or Ventrus Therapy in respect of such PPIL. In the event of multiple PPILs for a particular Ventrus Product or Ventrus Therapy, a milestone payment under this Section 6.2(b) shall be payable in respect of each PPIL. The JDC shall determine the specific individual PPILs and claims for each Ventrus Product and Ventrus Therapy at the end of each applicable Phase. For the avoidance of doubt, Indications may change between Phases. After the JDC determines that a milestone has been achieved, Licensor shall submit an invoice to Ventrus with respect to the corresponding milestone payment; provided, however, that no such invoice shall be submitted prior to the Effective Date or prior to such JDC determination. It is understood and agreed that, with respect the milestones set forth in this Section 6.2(b), initiation of a subsequent phase of Development shall be determined by the JDC. In each case, Ventrus shall make the corresponding milestone payment within thirty (30) days after its receipt of such invoice from Licensor. Notwithstanding anything to the contrary, for US NDAs or BLAs and for Regulatory Approvals outside of the U.S., one filing shall incur one set of milestone payments even if multiple claims or Indications are made.

(c)          Royalties to Licensor. Ventrus shall pay to Licensor the following royalties on Annual Net Sales of each Ventrus Product and Ventrus Therapy on a worldwide basis provided such Ventrus Product or Ventrus Therapy is Covered by a Valid Claim of a Licensor Patent:

Amount	Royalty Rate/Payment
Annual Net Sales of applicable Product or Therapy on sales of less than $[*] million	[*]% of such Net Sales
Annual Net Sales of applicable Product or Therapy on sales of $[*] million or more	[*]% of such Net Sales
If Annual Net Sales of applicable Product or Therapy are between $[*] million and less than $[*] million	$[*] million one-time payment with respect the applicable Product or Therapy (in addition to any other of Ventrus’s royalty obligations or payments)
If Annual Net Sales Of applicable Product or Therapy are $[*] million or more	$[*] million one-time payment with respect the applicable Product or Therapy (in addition to any other Ventrus’s royalty obligations or payments)

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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(d)         Royalties to Ventrus. Licensor shall pay to Ventrus royalties on aggregate Annual Net Sales of all Licensor Products and Licensor Therapies in the Territory during the Term of this Agreement as follows, based on the level of involvement of Ventrus in the development of the underlying Intellectual Property in the applicable Licensor Product or Licensor Therapy (as determined by the JDC).

Level of Ventrus Development or Involvement With Respect to Applicable Licensor Product or Licensor Therapy	Royalty on Annual Net Sales of Resulting Licensor Product or Licensor Therapy
No Development work	0
In Pre-clinical PoC	[*]%
In Phase II Clinical Trial	[*]%
In Phase III Clinical Trial	[*]%
Completed Phase III Clinical Trial	[*]%
Approval obtained in the U.S., irrespective of approvals outside of U.S. territories	[*]%
Approval obtained in any of the following: Germany, France, UK, Sweden, Italy or Japan (but not the U.S.)	[*]%

(e)          Duration of Royalty Payments. The royalties payable under Sections 6.2(c) and (d) shall be paid on a country-by-country basis on each Product or Therapy until the expiration or earlier termination of the applicable Royalty Term with respect to such Product or Therapy. “Royalty Term” shall mean, separately with respect to each Product or Therapy in each country, the period commencing on the First Commercial Sale of such Product or Therapy in such country and concluding on the later to occur of (i) expiration of the last to expire Licensor Patent containing a Valid Claim Covering the sale of such Product or Therapy in that country or (ii) receipt by a Third Party of marketing approval of a Generic Product or Therapy in such country. Upon the expiration or earlier termination of the applicable Royalty Term with respect to such Product or Therapy, then, on a Product-by-Product or Therapy-by-Therapy and country-by-country basis, the licenses granted to Ventrus herein will become fully paid-up, royalty-free, transferable, perpetual, and irrevocable.

6.3         Reporting; Invoicing and Payment of Milestone and Royalty Payments.

(a)          Royalty Reports; Payments. Within sixty (60) days of the end of any Calendar Quarter during a Royalty Term with respect to any given Product or Therapy, Ventrus or Licensor shall provide the other, as applicable, with a report stating the applicable Net Sales for Products and Therapies sold by the selling Party or its Affiliates in the Territory, on a country-by-country basis, together with the calculation of the royalties due to such other Party. Such report shall accompany any such applicable royalty payments. Any such report shall be deemed the Confidential Information of the Party providing such report. For five (5) years after the sale of a Product or Therapy, Ventrus or Licensor, as the case may be, shall keep (and shall ensure that any sublicensee shall keep) complete and accurate records of such sales in sufficient detail to confirm the accuracy of the royalty calculations hereunder.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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(b)          Currency.

(i)          All payments hereunder shall be made in immediately available funds by wire transfer of U.S. Dollars to the credit of such bank account as may be designated by Ventrus or Licensor in this Agreement or in writing to Ventrus or Licensor.

(ii)         All amounts in this Agreement are expressed in U.S. Dollars. All payments under this Agreement shall be made in U.S. Dollars. When conversion of payments from any foreign currency is required to be undertaken by Ventrus, the U.S. Dollar equivalent shall be calculated in the currency of sale, and then such amounts shall be converted into U.S. Dollars using the noon buying rate of the Federal Reserve Bank of New York on the last Business Day of the quarterly period for which such royalties are calculated. If at any time legal restrictions in any country of the Territory prevent the prompt remittance of any payments with respect to sales therein, Ventrus shall have the right and option to make such payments by depositing the payment amount in local currency to Licensor’s account in a bank or depository designated by Licensor in the relevant country.

6.4         Other Compensation. Unless as explicitly set forth in this Agreement, Licensor shall not be entitled to any compensation under this Agreement. To the extent Ventrus requests Licensor to perform consulting services that are not contemplated under this Agreement, any terms regarding compensation arising from Licensor’s performance of such services shall be set forth in a separate consulting services or similar agreement. To the extent that Ventrus desires to engage an employee or principal of Licensor to perform services on Ventrus’s behalf, such engagement shall be set forth in a separate employment or similar agreement. [*].

(a)          General. Notwithstanding anything to the contrary in this Agreement, to the extent that Licensor provides an employee or agent of Licensor to Ventrus to be engaged by Ventrus as Ventrus’s employee or agent, Ventrus shall not be liable to Licensor for any payments under this Section 6.4 for any work performed by such employee or agent on behalf of Ventrus.

(b)          JDC Representation. Members of the JDC shall not be entitled to any compensation for fulfilling their obligations thereunder; provided, however, that to the extent that JDC obligations require more than one (1) day of service per month, each member of the JDC shall be entitled to equal compensation designated by the JDC and approved by Ventrus in writing for each day of service beyond such one (1) day per month.

(c)          SAB Representation. Members of the SAB shall be compensated equally in exchange for fulfilling their obligations thereunder; [*]. Compensation for SAB members shall be determined by the JDC.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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(d)          Technology Transfer and Expenses.

(i)          The first one hundred (100) hours of assistance, training, and/or support provided by Licensor to Ventrus or its Affiliate or a Third Party designee under the Technology Transfer shall be at no cost to Ventrus. After such one hundred (100) hour threshold has been achieved, to the extent Ventrus requests in writing additional support with respect to the Technology Transfer, and Licensor agrees in writing to provide such support (such agreement not to be unreasonably withheld), Ventrus agrees to compensate Licensor for such support provided by Licensor at the Standard Hourly Rate then in effect.

(ii)         Ventrus agrees to reimburse Licensor for any reasonable, out-of-pocket expenses incurred by Licensor in the performance of its obligations under Section 2.1, provided that such expenses are preapproved by Ventrus in writing. Licensor shall retain proof of such expenses for a period of two (2) years after requesting reimbursement from Ventrus.

(iii)        Licensor shall submit an invoice to Ventrus with respect to fees and expenses due and owing with respect to the Technology Transfer that exceed such one hundred (100) hour threshold, and Ventrus shall pay undisputed amounts within thirty (30) days after its receipt of such invoice from Licensor. Any amounts invoiced and paid under this Section 6.4(d) shall be subject to audit by Ventrus in accordance with the audit provisions set forth in Section 6.6, below.

(e)          Standard Hourly Rate. The Standard Hourly Rate shall be [*] Dollars per hour ($[*]/hr.) from the Effective Date until [*]. For [*] thereafter, not later than [*], the Parties shall in good faith negotiate the Standard Hourly Rate for [*]. In the event the Parties are unable to agree on a Standard Hourly Rate for [*], notwithstanding anything to the contrary herein, Licensor shall thereafter have no obligation to provide services hereunder, other than to complete such services previously approved by Ventrus and agreed to by Licensor at the Standard Hourly Rate then in effect. Amounts due that are based on the Standard Hourly Rate shall be invoiced by Licensor in six (6) minute increments (i.e., tenths of an hour).

6.5         Tax Matters. The Parties shall use all reasonable and legal efforts to reduce or optimize tax withholding, to the extent permitted by applicable Law, on payments made pursuant to this Agreement. Each Party agrees to cooperate in good faith to provide the other Party with such documents and certifications as are reasonably necessary to enable such other Party to minimize any withholding tax obligations or liabilities. Notwithstanding such efforts, if Ventrus concludes that tax withholdings under the Laws of any country are required with respect to payments to Licensor, Ventrus shall withhold the required amount and pay it to the appropriate governmental authority. The Parties will reasonably cooperate in providing one another with documentation of the payment of any withholding taxes paid pursuant to this Section 6.5 and in completing and filing documents required under the provisions of any applicable tax Laws or under any other applicable Law in connection with the making of any required tax payment or withholding payment, or in connection with any claim to a refund of or credit for any such payment.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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6.6         Accounting Matters.

(a)          Audit Rights. For a period of two (2) years from the end of the calendar year in which a payment was due hereunder, upon thirty (30) days prior notice, each Party (the “Audited Party”) shall (and shall require that its Affiliates and licensees and sublicensees) make such records relating to such payment available, during regular business hours and not more often than once each calendar year, for examination by an independent certified public accountant selected by the other Party (the “Auditing Party”) and reasonably acceptable to the Audited Party, for the purposes of verifying the accuracy of the financial reports and/or invoices furnished by the Audited Party pursuant to this Agreement. The results of any such audit shall be shared by the auditor with both Parties and shall be considered Confidential Information of both Parties. Subject to Section 6.6(b), the Auditing Party shall bear the full cost of such audit.

(b)          Underpayment. In the event an audit discloses a deficiency in the Audited Party’s payments (or invoices), the Audited Party shall promptly rectify such deficiency. If the deficiency is greater than [*] percent ([*]%), the Audited Party shall, in addition to the foregoing, be responsible for the costs incurred by the Auditing Party in conducting such audit. If such deficiency is greater than [*] percent ([*]%), the Audited Party shall, in addition to the foregoing, pay to the Auditing Party interest on any underpayment(s) (or incorrect invoiced amounts) at the monthly rate of [*] percent ([*]%), compounded monthly.

6.7         General Provisions. Except as otherwise set forth herein, all payments hereunder shall be non-refundable and non-creditable and shall be payable in accordance with the terms of this Agreement.

ARTICLE VII

LICENSE GRANTS; EXCLUSIVITY

7.1         License Grant to Ventrus. Licensor hereby grants to Ventrus, and Ventrus hereby accepts, during the Term an exclusive, royalty-bearing license, with the right to freely sublicense under the Licensor IP, to make, use, import, offer for sale, and sell and otherwise fully Develop, Commercialize, and Manufacture Ventrus Products and Ventrus Therapies in the Field in the Territory. Licensor expressly retains for itself the unrestricted right to pursue Development of products and therapies under Licensor IP outside of the Field.

7.2         Exclusivity. During the Term of this Agreement, neither Licensor nor any Affiliate thereof will, directly or indirectly, (a) license, assign or otherwise dispose of any of its rights in the Licensor IP to any Third Party or Affiliate in the Field, or (b) Develop, Manufacture or Commercialize any Competing Product or Therapy in the Field. Licensor represents and warrants that all of its shareholders and that all of its key employees and consultants have executed agreements requiring such Persons to comply with the exclusivity provisions set forth in this Section 7.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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ARTICLE VIII

CONFIDENTIALITY

8.1         Confidential Information. All Confidential Information disclosed by a Party to the other Party in connection with the activities contemplated by this Agreement, shall not be used by the receiving Party except in connection with the activities and licenses contemplated by this Agreement, shall be maintained in confidence by the receiving Party (except to the extent reasonably necessary for Regulatory Approval of a Product or Therapy or for the filing, prosecution and maintenance of Patent Rights), and shall not otherwise be disclosed by the receiving Party to any other Person, without the prior written consent of the disclosing Party, except to the extent that the Confidential Information:

(a)          was known by the receiving Party prior to its date of disclosure to the receiving Party, as demonstrated by competent written evidence; or

(b)          either before or after the date of the disclosure to the receiving Party, is lawfully disclosed to the receiving Party by sources other than the disclosing Party rightfully in possession of the Confidential Information; or

(c)          either before or after the date of the disclosure to the receiving Party, becomes published or generally known to the public (including information known to the public through the sale of products in the ordinary course of business), without the receiving Party or its sublicensees violating this Article VIII; or

(d)          is independently developed by or for the receiving Party without reference to or reliance upon the Confidential Information.

Notwithstanding anything set forth herein to the contrary, this Article VIII shall not prohibit Ventrus from disclosing Confidential Information of Licensor (including, without limitation, applicable Licensor IP) (i) to defend or prosecute litigation, (ii) in connection with Regulatory Filings, accepted industry practices, financings, acquisitions, or reorganizations, or (iii) to the extent otherwise required by applicable Law; provided, that to the extent practicable under the foregoing subsections (i), (ii), and (iii), Ventrus shall provide prior written notice of such disclosure to Licensor and allow Licensor the opportunity to review such disclosure to the extent practicable under the circumstances (provided that Ventrus is not prejudiced by such review). Notwithstanding the foregoing provisions of this Section 8.1, either Party may only disclose the terms of this Agreement if such Party reasonably determines, based on advice from its counsel, that it is required to make such disclosure by applicable Law, regulation, or legal process (whether in connection with its ongoing disclosure obligations, in connection with a corporate activity, or otherwise), including by the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States or of any stock exchange or NASDAQ. In which event, the disclosing Party shall provide prior notice of such intended disclosure to the other Party sufficiently in advance to enable the other Party to seek confidential treatment or other protection for such information, unless the disclosing Party was and is prevented by Law or regulation from providing such advance notice, and the disclosing Party shall disclose only such terms of this Agreement as such disclosing Party reasonably determines, based on advice from its counsel, are required by applicable Law, regulation or legal process to be disclosed (whether in connection with its ongoing disclosure obligations, in connection with a corporate activity or otherwise).

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With respect to Licensor’s activities outside the Field, Licensor may, without the written consent of Ventrus, disclose to Third Parties for the Licensor’s good faith pursuit of its legitimate business purposes: (x) the Licensor Know-How that exists as of the Effective Date, or (y) the Licensor Know-How that is not related to the Field that is developed after the Effective Date.

With respect to Licensor’s activities within the Field, only if Ventrus has provided written notice to Licensor that Ventrus has elected in its sole discretion not to pursue or Ventrus has otherwise elected to abandon the Development of a Ventrus Product or Ventrus Therapy under an Indication under Section 3.3(a) may Licensor disclose Licensor Know-How to a Third Party, provided that Licensor shall cause such Third Party to agree in writing to binding confidentiality obligations no less protective of the Licensor Know-How on a whole than those set forth herein, including, without limitation, explicit covenants requiring such Third Party not to disclose the Licensor Know-How to any other party for any reason and not to use such Licensor Know-How in the Field under any circumstance.

With respect to Licensor’s activities within the Field, only if Ventrus has given Licensor written permission allowing Licensor to disclose Licensor Know-How in order for Licensor to pursue the Development or Commercialization with Third Parties of a Product or Therapy under Section 3.3(b) (which permission, for the avoidance of doubt, shall not be deemed to be approval by Ventrus of any sublicense under Section 3.3(b)) may Licensor disclose Licensor Know-How to such Third Party, provided that Licensor shall (i) cause such Third Party to agree in writing to binding confidentiality obligations no less protective of the Licensor Know-How on a whole than those set forth herein, (ii) name Ventrus as an intended third party beneficiary of such confidentiality obligations in any such written agreement, and (iii) promptly provide Ventrus with a true and accurate copy of any such written agreement following its execution.

8.2         Employee and Advisor Obligations. Each Party agrees that it shall provide Confidential Information received from the other Party only to its and its Affiliates’ employees, consultants, advisors, contractors, and permitted sublicensees and proposed sublicensees who have a need to know such information in order for the receiving Party to exercise its rights or perform its obligations under this Agreement and have an obligation restricting disclosure and use of the Confidential Information on terms no less restrictive than those set forth herein. Licensor hereby agrees that all of its employees, consultants, advisors, contractors, and permitted sublicensees who are or will be involved in activities contemplated under this Agreement will have executed, before being involved in any such activities, agreements requiring such Persons to treat all information and other materials to which they thereby receive access as Confidential Information and restricting disclosure and use of the Confidential Information on terms no less restrictive than those set forth herein.

8.3         Publicity. To the extent required by applicable Laws, including regulations promulgated by applicable security exchanges, Ventrus shall have the right to make a press release announcing the achievement of each milestone under this Agreement as it is achieved, and the achievements of Regulatory Approvals in the Territory as they occur or other information relating to Ventrus Products or Ventrus Therapies. Licensor shall make no public disclosures regarding the terms of this Agreement or any of the foregoing without the prior written consent of Ventrus in each instance.

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ARTICLE IX

INTELLECTUAL PROPERTY OWNERSHIP, PROTECTION

9.1         Licensor IP. Licensor shall own all right, title, and interest in and to the Licensor IP.

9.2         Improvements.

(a)          Licensor Improvements. All Improvements (and all Intellectual Property rights therein) to the Licensor IP (and any Inventions related to the Licensor IP) independently developed by Licensor with no assistance from Ventrus, its Affiliates, or their sublicensee or designees shall be owned by Licensor (“Licensor Improvements”). All such Licensor Improvements shall be deemed to be “Licensor IP” as such term is defined in this Agreement and, for the avoidance of doubt, shall be included in the license granted under Section 7.1.

(b)          Ventrus Improvements. All Improvements (and all Intellectual Property rights therein) to the Licensor IP (and any Inventions related to the Licensor IP) made by or on behalf of Ventrus or its Affiliates, whether in whole or in part, shall be owned in their entirety by Ventrus.

9.3         Prosecution and Maintenance of Patent Rights.

(a)          Prosecution and Maintenance.

(i)          Subject to Section 9.3(a)(ii) below, as between the Parties, Ventrus shall have the first right to prepare, file, prosecute, and maintain the Licensor Patents in the Territory, using patent counsel reasonably acceptable to Licensor, and in any event Ventrus agrees to prepare, file, prosecute, and maintain the Licensor Patents in the Major Jurisdictions using Commercailly Reasonable Efforts. The costs of preparation, filing, prosecution, and maintenance of Licensor Patents shall be borne by Ventrus. Ventrus shall provide Licensor with a reasonable opportunity to review and comment on such prosecution efforts regarding the Licensor Patents, as set forth in this Section 9.3(a)(i). Ventrus shall promptly provide Licensor with copies of all material communications from any patent office or similar patent authority regarding the Licensor Patents, and shall provide Licensor with drafts of any material filings or responses to be made to such patent offices or similar patent authorities at least five (5) Business Days prior to any non-extendable deadline for responding or otherwise taking action with respect thereto. Ventrus shall consider in good faith and incorporate any reasonable comments thereto provided by Licensor to the extent applicable to such prosecution and maintenance.

(ii)         If Ventrus decides to cease the prosecution or maintenance of any Licensor Patent, it shall notify Licensor in writing sufficiently in advance (but in no event less than twenty (20) Business Days) so that Licensor may, at its discretion, assume the responsibility for the prosecution or maintenance of such Licensor Patent, at Licensor’s cost and expense.

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(b)          Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation, at the other Party’s request and expense, in the patent prosecution efforts provided above in this Section 9.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

9.4         Third Party Infringement.

(a)          Notice. Licensor shall promptly, but in no event later than five (5) days after the earlier of receiving written notice or becoming aware of, report in writing to Ventrus any (i) known or suspected infringement of Licensor IP in the Field, including any “patent certification” filed in the United States under 21 U.S.C. §355(b)(2) or 21 U.S.C. §355(j)(2) or similar provisions in other jurisdictions; (ii) any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability, or non-infringement of any of the Licensor IP; or (iii) known or suspected unauthorized use in the Field or misappropriation of Licensor IP, of which Licensor becomes aware, and Licensor shall provide Ventrus with all available evidence in its possession supporting such infringement, suspected infringement, unauthorized use, or misappropriation or suspected unauthorized use or misappropriation.

(b)          Infringement Action. Ventrus shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect the Licensor IP in the Field, including a defense to a claim of invalidity or unenforceability. Ventrus shall give Licensor advance notice of its intent to file any such suit or take any such action and the reasons therefor, and shall provide Licensor with an opportunity to make suggestions and comments regarding such suit or action, and Licensor shall have the right, at its expense and using counsel of its choice, to participate in any such suit or action; provided, however, that Ventrus (through its counsel) shall, unless otherwise mutually agreed upon by the Parties, at all times be responsible for leading such suit or action and shall be responsible for determining, directing and executing the strategy with respect to such suit or action. Thereafter, Ventrus shall keep Licensor promptly informed, and shall from time to time consult with Licensor regarding the status of any such suit or action and shall promptly provide Licensor with copies of all material documents (e.g., complaints, answers, counterclaims, material motions, orders of the court, memoranda of law and legal briefs, interrogatory responses, depositions, material pre-trial filings, expert reports, affidavits filed in court, transcripts of hearings and trial testimony, trial exhibits, and notices of appeal) filed in, or otherwise relating to, such suit or action. In connection with any such proceeding, Ventrus shall not enter into any settlement without the prior written consent of Licensor, such consent not to be unreasonably withheld or delayed. If, after its receipt or delivery of notice thereof under Section 9.4(a), Ventrus (i) notifies Licensor that it will not bring any claim, suit, or action to prevent or abate such Infringement in the Field, or (ii) fails to commence a suit to prevent or abate such Infringement in the Field within one hundred and eighty (180) days, Licensor shall have the right, but not the obligation, to commence a suit or take action to prevent or abate such Infringement under the Licensor Patents, at its own cost and expense.

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(c)          Conduct of Action; Costs. The Party initiating suit shall have the sole and exclusive right to select counsel for any suit initiated by it under this Section 9.4. If required under applicable Law in order for such Party to initiate or maintain such suit, the other Party shall join as a party to the suit. If requested by the Party initiating suit, the other Party shall provide reasonable assistance to the Party initiating suit in connection therewith at no charge to such Party except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. The Party initiating suit shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings described in this Section 9.4, including the fees and expenses of the counsel selected by it. The other Party shall have the right to participate and be represented in any such suit by its own counsel at its own expense.

(d)          Recoveries. Any recovery obtained as a result of any proceeding described in this Section 9.4 or from any counterclaim or similar claim asserted in a proceeding described in Section 9.5, by settlement or otherwise, shall be applied in the following order of priority:

(i)          first, the Party initiating the suit or action shall be reimbursed for all costs in connection with such proceeding paid by such Party;

(ii)         second, the other Party shall be reimbursed for all costs in connection with such proceeding paid by the other Party; and

(iii)        third, any remainder that is attributable to lost profits with respect to a Product shall be deemed Net Sales and shall be subject to royalty payments under Article VI.

9.5         Claimed Infringement; Claimed Invalidity.

(a)          Notice. In the event that a Third Party at any time asserts a claim, or brings an action, suit, or proceeding against Licensor, or any of its Affiliates or sublicensees, claiming infringement of such Third Party’s Patent Rights or unauthorized use or misappropriation of such Third Party’s Know-How, based upon an assertion or claim arising out of any of the activities taken in respect of the research, Development, Commercialization or Manufacture of a Product (such a claim, action, suit or proceeding, a “Third Party Infringement Claim”), Licensor shall promptly (not more than ten (10) days after the earlier of receiving written notice or becoming aware of) notify Ventrus in writing of the claim or the commencement of such action, suit, or proceeding, enclosing a copy of the claim and all papers served.

(b)          Defense of Third Party Infringement Claims. Subject to Licensor’s rights and obligations under Section 11.1, the following provisions shall apply to the conduct of the defense of Third Party Infringement Claims: within thirty (30) days after delivery of the notification required to be delivered under Section 9.5(a), Ventrus shall, upon written notice thereof to Licensor, assume control of the defense of such action, suit, proceeding, or claim. Ventrus shall keep Licensor advised of the status of such action, suit, proceeding, or claim and the defense thereof and shall consider recommendations made by Licensor with respect thereto. Licensor may participate therein at its own expense.

Ventrus shall not agree to any settlement of such action, suit, proceeding, or claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of Licensor from all liability with respect thereto, or that imposes any liability or obligation on Licensor, without prior written consent from Licensor.

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(c)          Patent Invalidity Claim. If a Third Party at any time asserts a claim that any Licensor Patent relating to a Ventrus Product or Ventrus Therapy is invalid or otherwise unenforceable (an “Invalidity Claim”), whether as a defense in an infringement action brought by Licensor or Ventrus pursuant to Section 9.5, in a declaratory judgment action or in a Third Party Infringement Claim brought against Licensor or Ventrus, the Parties shall cooperate with each other in preparing and formulating a response to such Invalidity Claim; provided, however, that Ventrus shall be responsible for responding to and resolving such Invalidity Claim. Ventrus, may elect to settle or compromise any Invalidity Claim involving Patent Rights owned or Controlled by Licensor, subject to Licensor’s prior written consent (which shall not be unreasonably withheld).

9.6         Patent Marking. Ventrus shall comply with the patent marking statutes in each country in which a Ventrus Product or Ventrus Therapy is made, offered for sale, sold, or imported by Ventrus, its Affiliates, licensees, and/or sublicensees.

9.7         Trademarks.

(a)          Each Party and its Affiliates shall retain all right, title, and interest in and to its and their respective names and logos.

(b)          Neither Party shall acquire any rights under this Agreement in any trademark, service mark, or Internet domain name of the other Party.

(c)          Ventrus will have sole responsibility, ownership, and decision making power, at its sole expense, for all aspects of naming and branding the Ventrus Products and Ventrus Therapies in the Territory, including creating, selecting, prosecuting, and enforcing trademarks and domain names.

ARTICLE X

REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1       Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as of the Effective Date as follows:

(a)          Corporate Existence and Power. It is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business or other activities as they are now being conducted and as contemplated in this Agreement, including the right to grant the licenses granted by it hereunder.

(b)          Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

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(c)          Consents. All consents, approvals, and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained.

(d)          No Conflict. It is not a party to any agreement or commitment that would prevent it from granting the rights granted or intended to be granted to the other Party under this Agreement or performing its obligations under this Agreement.

10.2       Representations and Warranties by Licensor. Licensor hereby represents and warrants to Ventrus as of the Effective Date as follows:

(a)          Exhibit C attached hereto sets forth a complete and accurate list of all Licensor Patents in existence as of the Effective Date, indicating the owner or co-owners thereof if such Licensor Patent is not solely owned by Licensor;

(b)          The Licensor Technology does not wrongfully incorporate any Intellectual Property owned or controlled by any Third Party;

(c)          The University of Buffalo (and all relevant departments and offices therein, including, without limitation, the University of Buffalo Office of Science, Technology Transfer and Economic Outreach) has waived in writing any and all claims of ownership in Licensor IP. TheraSyn has ownership interests in Licensor and is thereby entitled to royalty payments and other consideration payable by Licensor from Licensor’s receipt of payments from Ventrus under this Agreement;

(d)          No portion of the Licensor IP was (i) created utilizing any University of Buffalo facility, or (ii) invented during any period of time during which Dr. Schentag was devoted to the normal and assigned functions of teaching, university service, directing or conducting research on the University of Buffalo’s premises;

(e)          Licensor is the sole and exclusive owner, or exclusive licensee, of all of the Licensor IP free from Encumbrances and is listed in the records of the appropriate governmental authorities as the sole and exclusive owner of record or exclusive licensee for each registration, grant and application included in the Licensor IP;

(f)          all of Licensor’s and its Affiliates’ employees, officers, subcontractors, consultants, and any other Person who has participated in any respect in the invention or authorship of any Licensor IP have assigned to Licensor or its Affiliates, as applicable, all inventions made during the course of and as the result of such Person’s association with Licensor and are under written and existing obligations restricting disclosure and use by such Person of Licensor’s Confidential Information as well as confidential information of other parties (including Ventrus and its Affiliates) that such Person may receive, to the extent required to support Licensor’s obligations under this Agreement;

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(g)          neither Licensor, nor any Person(s) who have performed work related to the Licensor IP on behalf of Licensor, is or has been debarred under 21 U.S.C. Section 335a or, to Licensor’s knowledge, has engaged in any conduct that has resulted, or would reasonably be expected to result, in such debarment under applicable Law, including 21 U.S.C. Section 335a. No actions that would reasonably be expected to result in such debarment are pending or threatened against Licensor or any Person(s) who have performed work related to the Licensor IP on behalf of Licensor and, to Licensor’s knowledge, there are no facts that could reasonably give rise to such an action. To the actual knowledge of Licensor, no Person on any of the FDA clinical investigator enforcement lists (including, but not limited to, the (1) Disqualified/Totally Restricted List, (2) Restricted List and (3) Adequate Assurances List) will participate in the performance of any activities hereunder;

(h)          Licensor has the right to grant to Ventrus the licenses under the Licensor IP that it purports to grant hereunder and has not granted any Third Party rights that would otherwise interfere or be inconsistent with Ventrus’ rights hereunder;

(i)           Licensor has the right to use and disclose and to enable Ventrus to use and disclose (in each case under appropriate conditions of confidentiality) the Licensor Know-How free from Encumbrances;

(j)           all application, registration, maintenance, and renewal fees in respect of the Licensor Patents have been paid and all necessary documents and certificates have been filed with the relevant agencies for the purpose of maintaining the Licensor Patents;

(k)          Licensor has filed and prosecuted the patent applications within the Licensor Patent Rights in good faith and complied with its duties of disclosure with respect thereto and there are and have been no claims, challenges, oppositions, interference, or other proceedings regarding the prosecution of the Licensor Patents;

(l)           Licensor has not committed any act, or omitted to commit any act, that may cause the Licensor Patent Rights to expire prematurely or be declared invalid or unenforceable;

(m)         the Licensor IP comprises all of the Intellectual Property rights used by Licensor, its Affiliates, consultants, subcontractors, and sublicensees with respect to the Licensor Technology;

(n)          to its knowledge, the making, use, sale, offering for sale, importing, exporting, or research, Development, Manufacture, and Commercialization of the Licensor Technology, exclusive of any drug or compound owned or controlled by a Third Party, does not infringe the Patent Rights or misappropriate the Know-How of any Third Party, nor has Licensor received any written notice alleging such infringement or misappropriation;

(o)          Licensor has not initiated or been involved in any proceedings, actions, or claims in which it alleges that any Third Party is or was infringing or misappropriating any Licensor IP, nor have any such proceedings, actions or claims been threatened by Licensor, nor does Licensor know of any valid basis for any such proceeding;

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(p)          there are no pending, and, to Licensor’s knowledge, there are no threatened, actions, claims, or proceedings of any nature, civil, criminal, regulatory, or otherwise, in law or in equity, against Licensor or any of its Affiliates or licensees or, to the knowledge of Licensor, pending or threatened actions, claims, or proceedings of any nature, civil, criminal, regulatory, or otherwise, against any Third Party, in each case involving the Licensor IP or relating to the transactions contemplated by this Agreement;

(q)          Neither Dr. Schentag nor any employee or consultant of Licensor or its Affiliates involved in the research and Development of the Licensor Technology is subject to any agreement with any other Third Party which requires such employee or consultant to assign any interest in any Licensor IP to any Third Party (including, for the avoidance of doubt, the University of Buffalo);

(r)          Licensor has disclosed to Ventrus all government funding relationships to which it is a party that would result in rights to any Product residing in the U.S. Government, National Institutes of Health, National Institute for Drug Abuse or other Regulatory Authority, or other governmental authority;

(s)          there are no agreements or arrangements to which Licensor or any of its Affiliates is a party that would limit the rights granted to Ventrus under this Agreement or that restrict or will result in a restriction on the Parties’ ability to perform activities contemplated by this Agreement;

(t)          the Licensor Know-How has not been used or disclosed by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements that, to Licensor’s knowledge, have not been breached. Exhibit E attached hereto sets forth a complete and accurate list of all such non-disclosure and/or license agreements in existence as of Effective Date;

(u)          Licensor has not permitted any of the Licensor Know-How to enter the public domain other than those publications listed on Exhibits F-1 and F-2 attached herewith that sets forth a complete and accurate list of all such publications, including publications of patents and patent applications by the relevant patent offices or by WIPO for PCT applications; and

(v)         Licensor has disclosed or made available to Ventrus all material scientific and technical information known to it relating to the Licensor Technology, including the safety and efficacy of the Licensor Technology. The materials provided or made available to Ventrus do not contain an untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding anything to the contrary contained in this Agreement, Licensor has not failed to disclose to Ventrus any fact or circumstance known to Licensor and relating to the Licensor Technology that would be reasonably material to Ventrus in connection with this Agreement or the transactions contemplated herein.

10.3      Representations and Warranties by Ventrus. Ventrus hereby represents and warrants to Licensor as follows:

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(a)          Ventrus shall not, during the Term, challenge the validity or enforceability of any Licensor IP, provided, however, the foregoing representation and warranty shall not apply to any successor or assign to this Agreement and shall in no way limit the right of such successor or assign to challenge the validity or enforceability of any Licensor IP; and

(b)          any subsequent conveyance to or involving sublicensee or other transferee shall be in full compliance with the terms of this Agreement.

10.4       Mutual Covenants. Each Party covenants and agrees that such Party will not employ or engage any Person(s) in connection with this Agreement who, to such Party’s knowledge, is or is reasonably likely to be debarred under 21 U.S.C. Section 335a.

10.5      Covenants by Licensor.

(a)          No Encumbrances; Maintenance of Rights. Licensor covenants and agrees that from the Effective Date until the expiration of the Term, except as expressly permitted under the terms of this Agreement, neither it nor its Affiliates shall enter into any agreement with any Third Party, whether written or oral, with respect to, or otherwise assign, transfer, license, convey its right, title, or interest in or to or grant any other Encumbrance to or under, the Licensor IP, with respect to the Field.

(b)          Debarment. If, at any time after execution of this Agreement, Licensor becomes aware that it or any employee, agent, or subcontractor of Licensor who participated, or is participating, in the performance of any activities hereunder is on, or is being added to the FDA Debarment List or any of the three (3) FDA Clinical Investigator Restriction Lists referenced in Section 10.2(g), it will provide written notice of this to Ventrus within five (5) Business Days of its becoming aware of this fact.

(c)          Improvements. Licensor (or Dr. Schentag, as applicable) shall not knowingly make any Improvements to the Licensor IP which are covered in whole or in part by any University of Buffalo Policies, or to which the University of Buffalo or any Third Party could claim any interest. Licensor shall cause Dr. Schentag, to the extent Dr. Schentag performs any services on behalf of Licensor that result in or may result in any Licensor Improvements, to maintain accurate written log records indicating the time and place where Dr. Schentag performs such services, including when he develops such Licensor Improvements.

10.6      DISCLAIMER OF WARRANTIES. NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EXCEPT AS PROVIDED IN SECTIONS 10.1, 10.2 OR 10.3 OF THIS AGREEMENT, INCLUDING ANY WARRANTY OF ACCURACY, COMPLETENESS, PERFORMANCE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, COMMERCIAL UTILITY, OR NON-INFRINGEMENT OR TITLE. FURTHER, LICENSOR AND VENTRUS ACKNOWLEDGE AND AGREE THAT NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS REPRESENTING AN ESTIMATE OR PROJECTION OF ANTICIPATED SALES OF ANY PRODUCT, AND THAT THE MILESTONES AND NET SALES LEVELS SET FORTH IN ARTICLE VI OR ELSEWHERE IN THIS AGREEMENT OR THAT HAVE OTHERWISE BEEN DISCUSSED BY THE PARTIES ARE MERELY INTENDED TO DEFINE THE MILESTONE PAYMENTS OR ROYALTY OBLIGATIONS IN THE EVENT SUCH MILESTONES OR NET SALES LEVELS ARE ACHIEVED. NEITHER LICENSOR NOR VENTRUS MAKES ANY REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, THAT EITHER PARTY WILL BE ABLE TO SUCCESSFULLY RESEARCH, DEVELOP, MANUFACTURE, OR COMMERCIALIZE ANY PRODUCT, REGARDING THE LIKELIHOOD OF SUCCESS OF ANY APPLICATION FOR REGULATORY APPROVAL RELATING TO ANY PRODUCT, OR, IF COMMERCIALIZED, THAT ANY PARTICULAR NET SALES LEVEL OF SUCH PRODUCT WILL BE ACHIEVED.

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ARTICLE XI

INDEMNIFICATION

11.1       Indemnification by Licensor. Subject to the other provisions of this Article XI, Licensor shall defend Ventrus, its Affiliates, and its sublicensees and each of their respective officers, directors, agents, representatives, and employees (collectively, “Ventrus Indemnitees”) from and against all charges, allegations, notices, civil, criminal, or administrative claims, demands, complaints, causes of action, proceedings, or investigations of a Third Party (collectively, “Claims”), and indemnify and hold harmless such Ventrus Indemnitees from and against any and all losses, liabilities, obligations, awards, settlements, penalties, fines, sanctions, damages, and reasonable costs (including awards of court costs and reasonable attorneys’ fees) (collectively, “Losses”) that result from any such Claims, where and to the extent that such Claims are made or brought against any Ventrus Indemnitee by or on behalf of a Third Party, and solely to the extent such Claim is based on or arises out of (a) the breach of any obligation, covenant, warranty, or representation made by Licensor under this Agreement, or (b) Licensor’s or its Affiliates’ gross negligence or willful misconduct; provided, however, that Licensor’s obligations except in each case to the extent that such Claim or Loss is attributable to (i) any matter for which Ventrus is obligated to indemnify a Licensor Indemnitee pursuant to Section 11.2, below, or (ii) results from the negligence or willful misconduct of any Ventrus Indemnitees.

11.2       Indemnification by Ventrus. Subject to the other provisions of this Article XI, Ventrus shall defend Licensor, its Affiliates, and its sublicensees and each of their respective officers, directors, agents, representatives, and employees (collectively, “Licensor Indemnitees”), from and against all Claims, and indemnify and hold harmless such Licensor Indemnitees from and against any and all Losses that result from such Claims, where and to the extent that such Claims are made or brought against any Licensor Indemnitee by or on behalf of a Third Party, and solely to the extent such Claim is based on or arises out of:

(a)          any violation of applicable Law by Ventrus or its Affiliates in the course of its activities under this Agreement;

(b)          the breach of any obligation, covenant, warranty, or representation made by Ventrus under this Agreement;

(c)          Ventrus’s or its Affiliates’ or sublicensee’s negligence of willful misconduct; or

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(d)          are attributable to a Product or Therapy Developed, Commercialized, or Manufactured or supplied by Ventrus (including any successor of Ventrus) or a Third Party authorized by Ventrus to Manufacture and/or supply a Product or Therapy.

provided, however, except in each case to the extent that such Claim or Loss is attributable to any matter for which Licensor is obligated to indemnify a Ventrus Indemnitee pursuant to Section 11.1, above.

11.3       Indemnification Procedures. A Person entitled to indemnification pursuant to either Section 11.1 or Section 11.2 will hereinafter be referred to as an “Indemnitee.” A Party obligated to indemnify an Indemnitee hereunder will hereinafter be referred to as an “Indemnitor.” In the event a Ventrus Indemnitee or Licensor Indemnitee is seeking indemnification under either Section 11.1 or Section 11.2, Ventrus or Licensor, as applicable, will inform the Indemnitor of a Claim as soon as reasonably practicable after it receives notice of the Claim, it being understood and agreed that the failure to give notice of a Claim as provided in this Section 11.3 will not relieve the Indemnitor of its indemnification obligation under this Agreement except and only to the extent that such Indemnitor is actually and materially prejudiced as a result of such failure to give notice. The Indemnitee will permit the Indemnitor to assume direction and control of the defense of the Claim, and, at the Indemnitor’s expense, will cooperate as reasonably requested in the defense of the Claim. The Indemnitee will have the right to retain its own counsel at its own expense. The Indemnitor may not settle such Claim, or otherwise consent to an adverse judgment in such Claim, without the Indemnitee’s prior written consent, not to be unreasonably withheld or delayed; provided, however, that the Indemnitor shall not require such consent with respect to the settlement of any Claim under which the sole relief provided is for monetary damages that are paid in full by the Indemnitor, which would not materially diminish or limit or otherwise adversely affect the rights, activities, or financial interests of the Indemnitee, and which does not result in any finding or admission of fault by the Indemnitee. If the Indemnitor does not assume direction and control of the defense of the Claim, the Indemnitee may not settle such Claim, or otherwise consent to an adverse judgment in such Claim, without the Indemnitor’s prior written consent, not to be unreasonably withheld or delayed.

11.4      Setoff. If and to the extent either Party fails to pay, reimburse, or credit the other Party for any amount owed when due under this Agreement, then the Party to whom such amount is owed may, at its election, without demand, charge and setoff such amount against amounts otherwise due from it or its Affiliates, and the owing Party hereby authorizes all such charges and setoffs.

11.5      Insurance. Ventrus shall, and Ventrus shall require any sublicensee to, at all times procure and maintain, at its (or, in the case of a sublicensee, sublicensee’s) cost and expense, product liability insurance in amounts that are necessary, reasonable, and customary to cover any and all of the Development and Commercialization activities in the Field in the Territory.

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11.6       LIMITATION OF LIABILITY. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY, ITS AFFILIATES, SUBLICENSEES, SUCCESSORS OR ASSIGNS, OR ANY THIRD PARTY FOR LOST PROFITS, BUSINESS INTERRUPTION, OR INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR SECTION 11.2 OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE VIII, OR RELATING TO A PARTY’S BREACH OF REPRESENTATIONS OR WARRANTIES OR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

ARTICLE XII

TERM AND TERMINATION

12.1       Term. This Agreement shall be effective as of the Effective Date and shall continue, subject to the termination rights set forth in this Article XII, on a Product-by-Product, Therapy-by-Therapy, country-by-country basis in accordance with its terms until, with respect to a Product or Therapy in a particular country, the expiration of such Product’s or Therapy’s Royalty Term in such country (the “Term”).

12.2      Termination by Ventrus Without Cause. Ventrus may terminate this Agreement without cause at any time as an entirety or on a Product-by-Product or Therapy-by-Therapy basis on ninety (90) days’ prior written notice to Licensor.

12.3      Termination for Cause.

(a)          Termination for Licensor Material Breach. Ventrus may terminate this Agreement on a Product-by-Product or Therapy-by-Therapy basis upon one hundred eighty (180) days prior written notice to Licensor upon the material breach by Licensor of any of its representations, warranties or obligations under this Agreement with respect to such Product or Therapy, other than for payment of undisputed amounts owed under Section 6.2(d), in which event Licensor shall have ninety (90) days to cure such breach; provided, however that such termination shall become effective immediately only if Licensor fails to remedy or cure the breach within one hundred eighty (180) days (or ninety (90) days with respect to undisputed amounts due under Section 6.2(d)) of receiving such notice.

(b)          Termination for Ventrus Material Breach. Licensor may terminate this Agreement on a Product-by-Product or Therapy-by-Therapy basis upon one hundred eighty (180) days prior written notice to Ventrus upon the material breach by Ventrus of any of its representations, warranties, or obligations under this Agreement with respect to such Product or Therapy, other than for payment of undisputed amounts due under Section 6.1 or 6.2(a), (b) or (c), in which event Ventrus shall have ninety (90) days to cure such breach; provided, however that such termination shall become effective immediately only if Ventrus fails to remedy or cure the breach within one hundred eighty (180) days (or ninety (90) days with respect to undisputed amounts due under Section 6.1 or 6.2(a), (b) or (c)) of receiving such notice.

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(c)          Termination for IP Challenge.

(i)          Licensor may terminate this Agreement on a Product-by-Product or Therapy-by-Therapy basis in the event Ventrus (or a successor or a sublicensee of Ventrus) challenges the validity or enforceability of any issued patent within the Licensor IP, provided that Ventrus or such successor or sublicensee does not withdraw such challenge within ninety (90) days of Licensor’s written notice of its intent to terminate this Agreement in accordance with this Section 12.3(c)(i).

(ii)         Ventrus may terminate this Agreement on a Product-by-Product or Therapy-by-Therapy basis in the event that Licensor (or a sublicensee of Licensor) challenges the validity or enforceability of any issued patent within the Licensor IP which is sublicensed to Licensor by Ventrus under Section 3.3(a) or (b), provided that Licensor or such sublicensee does not withdraw such challenge within ninety (90) days of Ventrus’s written notice of its intent to terminate this Agreement in accordance with this Section 12.3(c)(ii). If Ventrus elects to terminate this Agreement with respect to any Licensor Product or Licensor Therapy under this Section 12.3(c)(ii), such sublicense shall be revoked in its entirety and any rights granted to Licensor under such sublicense shall revert to Ventrus.

(d)          Product Specific Breach. Notwithstanding the foregoing or any other provision of this Agreement, in no event will any such breach described in Section 12.3(a) or Section 12.3(b) which is specifically related to a particular Product or Therapy be a basis upon which to terminate this Agreement as an entirety or with respect to any other Product, it being understood that any material breach that is related to the Licensor Technology, generally, shall be deemed to relate to all Products and Therapies, and accordingly may constitute the basis for termination of this Agreement as an entirety.

(e)          Termination Disputes. If a Party gives notice of termination under this Section 12.3 and the other Party disputes whether such notice was proper, then the issue of whether or not the Agreement was properly terminated shall be resolved in accordance with Section 13.1, and the Agreement shall remain in full force and effect until such dispute is resolved. If as a result of such arbitration it is determined that the notice of termination was proper, then such termination shall be deemed to be effective on the date on which such notice was first provided. On the other hand, if as a result of the arbitration process it is determined that the notice of termination was improper, then no termination shall have occurred and this Agreement shall remain in full force and effect.

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12.4      Termination for Bankruptcy. If at any time during the Term of this Agreement, an Event of Bankruptcy (as defined below) relating to a Party (the “Bankrupt Party”) occurs, Ventrus (in the case the Bankrupt Party is Licensor) or Licensor (in the case the Bankrupt Party is Ventrus) (the “Non-Bankrupt Party”) shall have, in addition to all other legal and equitable rights and remedies available hereunder, the option to terminate this Agreement immediately upon written notice to the Bankrupt Party. The term “Event of Bankruptcy” shall mean, with respect to a Party: (a) filing by such Party in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the Bankrupt Party or of its assets; (b) a Person proposing a written agreement of composition or extension of a Bankrupt Party’s debts; (c) such Party being served with an involuntary petition against the Bankrupt Party, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof; (d) such Party proposing or being a party to any dissolution or liquidation of such Party; or (e) such Party making a general assignment for the benefit of creditors. If this Agreement is terminated by Ventrus pursuant to this Section 12.4 due to the rejection of this Agreement by or on behalf of Licensor or one or more of its Affiliates under Section 365 of Title 11, United States Code (the “Bankruptcy Code”), all licenses and rights to licenses granted under or pursuant to this Agreement by Licensor or its Affiliates to Ventrus are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that Ventrus, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against any Licensor or one or more of its Affiliates under the Bankruptcy Code, Ventrus shall be entitled to a complete duplicate of or complete access to (as Ventrus deems appropriate) any such intellectual property and all embodiments of such intellectual property. Such intellectual property and all embodiments thereof shall be promptly delivered to Ventrus (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by Ventrus, unless Licensor elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Licensor upon written request therefor by Ventrus. The foregoing provisions of this Section 12.4 are without prejudice to any rights Ventrus may have arising under the Bankruptcy Code or other applicable Law.

12.5       Effect of Termination.

(a)          If Ventrus terminates this Agreement pursuant to Section 12.3(a) or Section 12.4:

(i)          The licenses and other rights granted by Licensor to Ventrus under the Licensor IP will remain in effect in accordance with their respective terms; provided, however, that the amount of any milestone payments and royalties applicable to Licensor under Article VI shall be reduced by [*] percent ([*]%);

(ii)         Section 7.2 shall survive in accordance with its terms for the duration of the Royalty Term; and

(iii)        Except as set forth in this Section 12.5(a) and in Section 12.5(d), the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.

(b)          If Ventrus terminates this Agreement pursuant to Section 12.2 or Licensor terminates this Agreement pursuant to Section 12.3(b) or (c) or 12.4:

(i)          all licenses granted by a Party to the other Party hereunder will terminate and revert to the Party terminating the Agreement;

[ * ] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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(ii)         The Parties shall cooperate to effect an orderly wind down of activities hereunder, including in the case of a termination of this Agreement with respect to the Licensor Technology; and

(iii)        Except as set forth in Section 12.5(d), the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.

(c)          Notwithstanding the foregoing, if either Party terminates this Agreement with respect to a Product or Therapy, then the Parties’ other rights and obligations hereunder, including all rights and obligations with respect to any other Product or Therapy, shall continue and remain in full force and effect.

(d)          Survival. The expiration or termination of any right or obligation under this Agreement for any reason will not affect obligations, including the payment of any royalties and milestones, that have accrued as of the date of such expiration or termination, as the case may be, and the provisions set forth in Sections 6.2(c), 6.2(d), 6.2(e), 6.3, 6.5, 6.6, 6.7, 12.5 and 12.6, and Articles VIII, IX, X, XI, and XIII shall survive such expiration or termination.

12.6       Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies will remain available except as agreed to otherwise herein.

ARTICLE XIII

MISCELLANEOUS

13.1      Arbitration. In the event of any dispute or disagreement arising from or relating to this Agreement, the Parties shall use their best efforts to settle such dispute or disagreement through informal negotiations. If the Parties are unable to mutually agree upon a solution within (30) days of commencing any such negotiation efforts, such dispute or disagreement shall be subject to binding arbitration in New York, NY, under the expedited rules of the American Arbitration Association (“AAA”) then in effect. The Parties agree that any arbitration will be administered by the AAA and that there shall be one, sole arbitrator who shall be mutually agreed upon by the Parties and who shall be an attorney with experience in and knowledge of the biopharma industry. In the event the Parties fail to agree upon an arbitrator within the time period prescribed under AAA rules or within such other time frame as the Parties may agree in writing, upon request of either Party the arbitrator shall instead be appointed in accordance with AAA rules. The Parties agree that the arbitrator shall have the authority to permit full and complete discovery, both written and oral, by deposition, to establish reasonable additional procedures to facilitate and complete any such arbitration within one hundred eighty (180) days of the arbitrator’s appointment, and to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication and motion to dismiss, prior to any arbitration hearing. Any administrative or hearing fees payable for any arbitration brought by a Party under this Agreement shall be shared equally by Licensor and Ventrus. Notwithstanding the foregoing, the Parties agree that the arbitrator shall have the power to award any remedies, including attorneys’ fees and costs, available under applicable law. Arbitration shall be the sole, exclusive, final, and binding remedy for any dispute between the Parties, and judgment may be entered by a court having jurisdiction thereof. The proceedings, including any outcome, shall be confidential. Notwithstanding the foregoing, by agreeing to arbitration the Parties do not intend to deprive any court of competent jurisdiction of its ability to issue any form of provisional remedy, including, but not limited to, a preliminary injunction or attachment in aid of the arbitration, or to order any interim or conservatory measure, with respect to any dispute or disagreement arising between the Parties under Article 8 or Article 9. A request for such provisional remedy or interim or conservatory measure by a Party to a court or other government entity shall not be deemed a breach of this Agreement or a waiver of this Section 13.1.

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13.2      Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of New York, without giving effect to the conflicts of laws provision thereof. The United Nations Convention on Contracts for the International Sale of Goods (1980) shall not apply to the interpretation of this Agreement.

13.3       Notices. Any notice or report required or permitted to be given or made under this Agreement by one of the Parties to the other shall be in writing and shall be deemed to have been delivered upon personal delivery or (a) in the case of notices provided between Parties in the continental United States, four (4) days after deposit in the mail or the next Business Day following deposit with a reputable overnight courier and (b) in the case of notices provided by telecopy (which notice shall be followed immediately by an additional notice pursuant to clause (a) above if the notice is of a default hereunder), upon completion of transmissions to the addressee’s telecopier (to be followed the same say as the transmission with an email copy), as follows (or at such other addresses or facsimile numbers or email addresses as may have been furnished in writing by one of the Parties to the other as provided in this Section 13.3):

If to Licensor:

TheraBiome, LLC
[*]
[*]
Attention: Managing Member
Fax: [*]
Email: [*]

With a required copy (which shall not constitute notice) to:

Acuity Law Group, PC
12707 High Bluff Drive, Suite 200
San Diego, California 92130
Attention: [*]
Fax: [*]
Email: [*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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If to Ventrus (2 copies):
Ventrus Biosciences, Inc.
99 Hudson Street, 5th Floor
New York, NY 10013
Attention: CEO and CFO
Fax: [*]
Email: [*]

With a required copy (which shall not constitute notice) to:

Proskauer Rose LLP
11 Times Square
New York, NY 10026
Attn: [*]
Fax: [*]
Email: [*]

13.4      Severability. If any provision of this Agreement is found by an arbitrator or a court of competent jurisdiction to be unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement. The remainder of this Agreement shall remain in full force and effect, unless the severed provision is essential and material to the rights or benefits received by either Party. In such event, the Parties shall negotiate, in good faith, and substitute a valid and enforceable provision or agreement that most nearly implements the Parties’ intent in entering into this Agreement.

13.5       Interpretation. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall be construed to have the same meaning and effect as “and/or.” Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any Laws herein shall be construed as referring to such Laws as from time to time enacted, repealed or amended, (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (d) the words “herein”, “hereof’ and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, and (e) all references herein to Articles, Sections, or Exhibits shall be construed to refer to Articles, Sections, and Exhibits of this Agreement. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

 [*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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13.6       Entire Agreement; Amendments. This Agreement, including all Exhibits attached hereto, constitutes the entire agreement between the Parties with respect to the within subject matter and supersedes all proposals, oral or written, and all other prior communications between the Parties with respect to such subject matter. The Summary of Non-Binding Key License Agreement Terms, entered into by the Parties on August 14, 2013, is hereby terminated in its entirety and superceded by this Agreement, and for the avoidance of doubt, no terms thereunder shall be enforceable by any Party. This Agreement may be amended only in writing signed by properly authorized representatives of each of the Parties. In the event of any conflict between a substantive provision of this Agreement and any Exhibit hereto, the substantive provisions of this Agreement shall prevail.

13.7      Independent Contractors; No Agency. Neither Party shall have any responsibility for the hiring, firing, or compensation of the other Party’s employees or for any employee benefits. No employee or representative of a Party shall have any authority to bind or obligate the other Party to this Agreement for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without said Party’s written approval. For all purposes, and notwithstanding any other provision of this Agreement to the contrary, each Party’s legal relationship under this Agreement to the other Party shall be that of independent contractor. The Parties agree and acknowledge that neither owes any fiduciary duties to the other.

13.8      Subcontracting; Assignment; Successors. Ventrus may perform its obligations and exercise its rights under this Agreement through its Affiliates or Third Parties. Licensor may not assign this Agreement in whole or in part without the prior written consent of Ventrus, which consent shall not unreasonably withheld, and such attempted assignment shall be deemed null and void. This Agreement shall be binding upon, and shall inure to the benefit of, all permitted successors and assigns.

13.9      Execution in Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original, and all of which counterparts, taken together, shall constitute one and the same instrument even if both Parties have not executed the same counterpart. Signatures provided by facsimile transmission or by electronic delivery in .pdf format shall be deemed to be original signatures.

13.10    Waivers. No failure on the part of Ventrus or Licensor to exercise and no delay in exercising any right, power, remedy, or privilege under this Agreement, or provided by statute or at law or in equity or otherwise, shall impair, prejudice, or constitute a waiver of any such right, power, remedy, or privilege or be construed as a waiver of any breach of this Agreement or as an acquiescence therein, nor shall any single or partial exercise of any such right, power, remedy, or privilege preclude any other or further exercise thereof or the exercise of any other right, power, remedy, or privilege.

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13.11         Actions of Affiliates. Each Party shall be liable for any failure by its Affiliates to comply with the restrictions, limitations, and obligations set forth in this Agreement. Each Party may perform its obligations hereunder personally or through one or more Affiliates, although each Party shall nonetheless be solely responsible for the performance of its Affiliates. Neither Party shall permit any of its Affiliates to commit any act (including any act of omission) that such Party is prohibited hereunder from committing directly. To the extent that the rights granted to a Party hereunder may be and are exercised by an Affiliate of such Party, such Affiliate shall be bound by the corresponding obligations of such Party.

13.12         Expenses. Except as otherwise expressly set forth in this Agreement, each Party shall bear its own costs and expenses (including attorney’s fees and costs) incurred by such Party in connection with the negotiation, preparation, execution, and delivery of this Agreement and such Party’s performance of the activities contemplated by this Agreement.

13.13         Anti-Bribery; Anti-Corruption. Each Party and their respective Affiliates shall comply fully at all times with all applicable Laws and regulations, including but not limited to the U.S. Foreign Corrupt Practices Act and all other applicable anti-bribery and/or anti-corruption Laws of each jurisdiction in which such Party conducts business under this Agreement or otherwise in connection with this Agreement.

13.14         Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm, or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced Person engaged in the same type of undertaking under the same or similar circumstances). If a force majeure persists for more than ninety (90) days, then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

13.15         Export Clause. Each Party acknowledges that the Laws and regulations of the U.S. restrict the export and re-export of commodities and technical data of U.S. origin. Each Party agrees that it shall not export or re-export restricted commodities or the technical data of the other Party in any form without the appropriate U.S. and foreign government licenses.

[Signature Page Follows]

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IN WITNESS WHEREOF, Licensor and Ventrus have caused this License and Collaboration Agreement to be duly executed by their authorized representatives, as of the date first written above.

Ventrus Biosciences, Inc.		THERABIOME LLC

By:	/s/ Russell H. Ellison	By:	/s/ Mohan Kabadi
Name: Russell H. Ellison		Name: Mohan Kabadi
Title: CEO		Title: Partner/Member/President
Date: November 8, 2013		Date: November 8, 2013

THERABIOME LLC

		By:	/s/ Jerome J. Schentag
Name: Jerome J. Schentag
Title: Partner/Member/Chairman
Date: November 8, 2013

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Exhibit A

DEFINITIONS

For the purpose of the Agreement, the following terms, whether used in singular or plural form, shall have the respective meanings set forth below:

1.          “AAA” shall have the meaning set forth in Section 13.1.

2.          “Affiliate” shall mean, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control”, “controls”, or “controlled” means, direct or indirect, ownership of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors in the case of a corporation or fifty percent (50%) or more of the equity interest in the case of any other type of legal entity; status as a general partner in any partnership; or any other arrangement whereby the Person controls or has the right to control the board of directors or equivalent governing body of a corporation or other entity or the ability to cause the direction of the management or policies of a corporation or other entity.

3.          “Agreement” shall have the meaning set forth in the Preamble, and shall include, for the avoidance of doubt, all Exhibits attached hereto.

4.          “Annual Net Sales” shall mean, with respect to a Product or Therapy, the Net Sales of such Product or Therapy during a Calendar Year.

5.          “Audited Party” shall have the meaning in Section 6.6(a).

6.          “Auditing Party” shall have the meaning in Section 6.6(a).

7.           “Bankrupt Party” shall have the meaning set forth in Section 12.4.

8.          “Bankruptcy Code” shall have the meaning set forth in Section 12.4.

9.          “Business Day” shall mean a day on which banking institutions in New York, New York, are open for business.

10.         “Calendar Quarter” shall mean each calendar quarter of a Calendar Year ending on March 31st, June 30th, September 30th, and December 31st.

11.         “Calendar Year” shall mean each calendar year starting on January 1st and ending on December 31st.

12.         “Claims” shall have the meaning set forth in Section 11.1.

13.         “CPI-U” shall mean the “Consumer Price Index – All Urban Consumers”, as published by the U.S. Bureau of Labor Statistics (or its successor agency).

1

14.         “Commercialization” or “Commercialize” shall mean any and all activities directed to marketing, promoting, detailing, distributing, importing, having imported, exporting, having exported, selling, or offering to sell a Product or Therapy.

15.         “Commercially Reasonable Efforts” shall mean, with respect to Ventrus’s obligations under this Agreement, including to undertake research, Development, Manufacturing or Commercialization activities, as applicable, those efforts and resources consistent with the usual practices of Ventrus in pursuing the research, Development, Manufacturing, or Commercialization of a similarly situated pharmaceutical product, or therapy at a similar stage of research, Development, or Commercialization, taking into account efficacy, safety, proprietary position of the product or therapy, including patent and regulatory exclusivity, regulatory structure involved, including anticipated or approved labeling and anticipated or approved post-approval requirements, present and future market and commercial potential, including competitive market conditions and probability of the profitability of the product or therapy in light of pricing and reimbursement issues, and all other relevant factors including technical, legal, scientific, or medical factors.

16.         “Competing Product or Therapy” shall mean any product or therapy, other than a Product or Therapy, that is a pharmaceutical preparation for use in the Field that contains Licensor Technology and an active pharmaceutical ingredient (including, without limitation, small molecules, bacteria, viruses and proteins) that is used in a Product or Therapy.

17.         “Confidential Information” shall mean all information disclosed by a Party or its Affiliates to the other Party or its Affiliates, including proprietary information and materials (whether or not patentable) regarding the disclosing Party’s technology, products, business information or objectives, including any technical information, formulae, processes, techniques, preclinical information, toxicology information, clinical, non-clinical, or pre-clinical information, regulatory information, manufacturing information, formulation information, packaging information, dosing information, dose regimen information, target patient information, marketing information, sales information, pricing information, reimbursement information, Know-How, trade secrets, or inventions (whether patentable or not), that is treated as confidential by the disclosing Party in the regular course of business. The terms of this Agreement shall constitute the “Confidential Information” of the Parties.

18.         “Control” or “Controlled” shall mean, with respect to rights in any Intellectual Property or other intangible property, the possession by a Party (whether by ownership, license or “control” (as defined in the definition of “Affiliate” above) over an Affiliate having possession by ownership or license) of the ability to grant access to, or a license or sublicense of, such rights.

19.         “Cover”, “Covered”, or “Covering” shall mean, with respect to a Patent, that, in the absence of a license granted to a Person under an issued Valid Claim included in such Patent, the manufacture, use, importation, distribution, or sale of a Product, Therapy, or other product or therapy, as applicable, by such Person would infringe such Valid Claim.

2

20.         “Develop” or “Development” shall mean any and all preclinical and clinical drug development activities including test method development and stability testing, toxicology, animal efficacy studies, formulation, quality assurance/quality control development, statistical analysis, clinical studies, clinical trials and testing, regulatory affairs, product approval and registration, chemical, or biological development and development manufacturing, process development, upscaling, validation, packaging development and manufacturing, and development documentation efforts in support of development activities anywhere in the world.

21.         “Dr. Kabadi” shall mean Dr. Mohan Kabadi.

22.         “Dr. Schentag” shall mean Dr. Jerome Schentag.

23.         “Effective Date” shall have the meaning set forth in the Preamble.

24.         “EMA” shall mean the European Medicines Agency or any successor agency thereto.

25.         “Encumbrance” shall mean any claim, charge, equitable interest, hypothecation, lien, mortgage, pledge, option, license, assignment, power of sale, retention of title, right of pre-emption, right of first refusal, or security interest of any kind, including the overriding obligations to the U.S. government as set forth in Public Law 96-517 (35 U.S.C. §§200-204), as amended, and any similar obligations under the Laws of any other country or jurisdiction.

26.         “Event of Bankruptcy” shall have the meaning set forth in Section 12.4.

27.         “FDA” shall mean the U.S. Food and Drug Administration or any successor agency thereto.

28.         “Field” shall mean the following:

(a)          Use of bacteria, viruses, proteins, and small molecules in the following therapeutic areas by oral delivery utilizing the Licensor IP:

(i)          Gastro-intestinal dysbiosis including but not limited to the following Indications:

I.           Clostridium difficile-Associated Disease;

II.          Other antibiotic induced diarrheas and gastro-intestinal dysfunction (e.g. amoxicillin);

III.         Irritable bowel syndrome–constipation (IBS-c) and irritable bowel syndrome-diarrhea (IBS-d) as controlled or resolved by administration of living bacteria alone or in combination with marketed and developmental drugs; or

IV.          Inflammatory bowel disease (IBD)(e.g., Crohn’s disease and ulcerative colitis) and maintenance and induction of remission thereof, as controlled or resolved by administration of living bacteria alone or in combination with marketed and developmental drugs; or Metabolic syndrome, type 2 diabetes, obesity, and hypertension as controlled by bacteria.

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(ii)         Auto-immune disorders and autism, including, but not limited to, as controlled by bacteria or virus.

(iii)        Orally delivered vaccines (including viral and bacterial).

(b)          Any oral delivery of small molecules using the Licensor IP.

For the avoidance of doubt, “Field” does not include Alzheimer’s disease, other neurodegenerative diseases, therapeutic oncological vaccines, GERD (gastroesophageal reflux disease), or route of delivery other than oral delivery.

29.         “First Commercial Sale” shall mean the first sale of a Product or Therapy by Ventrus or an Affiliate or sublicensee of Ventrus, or by Licensor or an Affiliate or sublicensee of Licensor, as applicable, to a Third Party in a country following Regulatory Approval of such Product or Therapy in that country. Sales or transfers of reasonable quantities of a Product or Therapy for research, PoC studies, or other clinical trial purposes, or for compassionate or similar use, shall not be considered a First Commercial Sale.

30.         “Generic Product or Therapy” shall mean, with respect a country, state, or other jurisdiction, any approved product or therapy, other than a Product or Therapy, marketed in such jurisdiction that is a pharmaceutical preparation for use in the Field that (i) contains the same active pharmaceutical ingredient(s) (including, without limitation, small molecules, bacteria, viruses, and proteins) then used in a Product or Therapy Commercialized by or on behalf of Ventrus in such jurisdiction and (ii) with respect to pharmacodynamic and pharmacokinetic properties is identical to or within an acceptable bioequivalent range of the Product or Therapy approved for sale by all applicable regulatory authorities within such jurisdiction.

31.         “Good Clinical Practices” or “GCP” shall mean the then-current standards, practices and procedures promulgated or endorsed by (a) the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95) and any other guidelines for good clinical practice for trials on medicinal products in the EU, (b) the FDA as set forth in the guidelines entitled “Guidance for Industry E6 Good Clinical Practice: Consolidated Guidance,” including related regulatory requirements imposed by the FDA, and (c) the equivalent Laws in any relevant country, in each case, including all applicable rules, regulations, orders, and guidance applicable thereto, and as each may be amended from time to time, and any successor thereto.

32.         “Good Laboratory Practices” or “GLP” shall mean the then-current standards, practices and procedures promulgated or endorsed by (a) the European Commission Directive 2004/10/EC relating to the application of the principles of good laboratory practices as well as “The rules governing medicinal products in the European Union,” Volume 3, Scientific guidelines for medicinal products for human use (ex - OECD principles of GLP), (b) the then current good laboratory practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and (c) the equivalent Laws in any relevant country, in each case, including all applicable rules, regulations, orders, and guidance applicable thereto, and as each may be amended from time to time, and any successor thereto.

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33.         “Good Manufacturing Practices” or “GMP” shall mean the then-current good manufacturing practices required by (a) the FDA and the provisions of 21 C.F.R. Parts 210 and 211, (b) European Commission Directive 91/356/EEC, as amended by Directive 2003/94/EC, and 91/412/EEC respectively, as well as “The rules governing medicinal products in the European Union,” Volume 4, Guidelines for good manufacturing practices for medicinal products for human and veterinary use, and (c) the principles detailed in the ICH Q7A guidelines, in each case, including all applicable rules, regulations, orders, and guidance applicable thereto, and as each may be amended from time to time, and any successor thereto.

34.         “Improvements” shall mean all discoveries, developments, modifications, innovations, updates, enhancements, or improvements (whether or not proprietary or protectable under patent, trademark, copyright, or similar Law and whether stored or transmitted in oral, documentary, electronic, or other form) made with respect to the Licensor Technology.

35.         “IND” shall mean an application submitted to a Regulatory Authority to initiate human clinical trials, including (a) an Investigational New Drug application or any successor application or procedure filed with the FDA, or any foreign equivalent thereof, and (b) all supplements and amendments that may be filed with respect to the foregoing.

36.         “Indemnitee” shall have the meaning set forth in Section 11.3.

37.         “Indemnitor” shall have the meaning set forth in Section 11.3.

38.         “Indication” shall mean a specific disease or condition.

39.         “Intellectual Property” shall mean all Patent Rights, Know-How, trademarks (whether registered or unregistered), trademark applications, service marks, tradenames, trade dress, trade logos, slogans, symbols, graphics and the like, copyrights, copyright applications, copyrightable works, confidential or proprietary information, trade secrets, licenses, domain names, mask works, information and proprietary rights and processes, and any other intellectual property and all good will associated therewith Controlled by a Party or its Affiliates.

40.         “Invalidity Claim” shall have the meaning set forth in Section 9.6(c).

41.         “Inventions” shall mean any Know-How or other subject matter invented in the performance of activities under this Agreement.

42.         “Joint Development Committee” or “JDC” shall have the meaning set forth in Section 1.1(a).

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43.         “Know-How” shall mean any data, information, inventions, proprietary information, trade secrets, or technology (whether or not proprietary or protectable under patent, copyright, or similar Law and whether stored or transmitted in oral, documentary, electronic, or other form). Know-How shall include ideas, concepts, formulas, methods, procedures, designs, compositions, plans, documents, discoveries, developments, techniques, protocols, specifications, works of authorship, biological materials, and any information relating to research and development plans, experiments, results, compounds, therapeutic leads, candidates and products, clinical and preclinical data, clinical trial results, and manufacturing information, plans and standard operating procedures, including any scientific, regulatory, pre-clinical or clinical information or data regarding specific Indications, and any marketing, financial, commercial, personnel, and other business information and plans.

44.         “Law” shall mean any law, statute, rule, regulation, ordinance, or other pronouncement having the effect of law of any federal, national, multinational, state, provincial, county, city, or other political subdivision, domestic or foreign.

45.         “Licensor” shall have the meaning set forth in the Preamble.

46.         “Licensor Improvements” shall have the meaning set forth in Section 9.2(a).

47.         “Licensor Indemnitees” shall have the meaning set forth in Section 11.2.

48.         “Licensor IP” shall mean all Intellectual Property Controlled by Licensor or its Affiliates as of the Effective Date or thereafter during the Term that relates to and/or may be useful for the Licensor Technology and/or Products and Therapies (including, without limitation, Licensor Technology and any Licensor Improvements).

49.         “Licensor Know-How” shall mean any Know-How Controlled by Licensor or its Affiliates and constituting Licensor IP.

50.         “Licensor Patents” shall mean any Patent Rights Controlled by Licensor or its Affiliates and included within Licensor IP.

51.         “Licensor Product” shall mean any pharmaceutical preparation containing the Licensor Technology Developed or Commercialized by Licensor within the Field.

52.         “Licensor Technology” shall have the meaning set forth in the Recitals.

53.         “Licensor Therapy” shall mean any pharmaceutical therapy containing the Licensor Technology Developed or Commercialized by Licensor within the Field.

54.         “Losses” shall have the meaning set forth in Section 11.1.

55.         “Major Jurisdictions” shall mean the United States, the European Union (as represented by the European Patent Office (“EPO”) with respect to patent prosecution, and each EPO member state with respect to patent validation and annuities), Australia, Canada, China, Japan, Russia (as represented by the Eurasian Patent Office with respect to patent prosecution, and Russia with respect to patent validation and annuities), and South Korea.

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56.         “Manufacture” or “Manufacturing” shall mean any and all activities and operations involved in or relating to the manufacturing, quality control testing (including in-process, release and stability testing), releasing or packaging, for pre-clinical, clinical or commercial purposes.

57.         “Net Sales” shall mean the net sales recorded by a Party or any of its Affiliates or sublicensees, excluding distributors and wholesalers, for any Product or Therapy sold to Third Parties other than sublicensees as determined in accordance with U.S. GAAP as consistently applied, less a deduction of [*] percent ([*]%) for direct expenses related to the sales of the Product or Therapy, distribution and warehousing expenses and uncollectible amounts on previously sold Products or Therapies. The deductions booked on an accrual basis by a Party and its Affiliates under U.S. GAAP to calculate the recorded net sales from gross sales shall be limited to the following:

(i)          normal trade and cash discounts granted or allowed from the invoiced amount;

(ii)         amounts repaid or credited by reasons of defects, rejections, recalls or returns;

(iii)        rebates and chargebacks paid to customers and Third Parties (including, without limitation, Medicare, Medicaid, Managed Healthcare and similar types of rebates);

(iv)        amounts provided or credited to customers through coupons and other discount programs;

(v)         delayed ship order credits, discounts or payments given related to the impact of price increases between purchase and shipping dates; and

(vi)        fee for service payments made to customers for any non-separable services (including compensation for maintaining agreed inventory levels and providing information).

With respect to the calculation of Net Sales:

(i)          Net Sales only include the value charged or invoiced on the first arm’s length sale to a Third Party and sales between or among the applicable Party and its Affiliates and sublicensees shall be disregarded for purposes of calculating Net Sales; and

(ii)         If a Product or Therapy is delivered to the Third Party before being invoiced (or is not invoiced), Net Sales will be calculated at the time all the revenue recognition criteria under U.S. GAAP are met.

58.         “Non-Bankrupt Party” shall have the meaning set forth in Section 12.4.

59.         “Party” shall mean Ventrus or Licensor, as context requires; “Parties” shall mean Ventrus and Licensor.

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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60.         “Patent Rights” shall mean patents and all substitutions, divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof and supplemental protection certificates relating thereto, any confirmation patents or registration patents or patents of addition based on any such patents, and all counterparts thereof or substantial equivalents in any country, including utility models and industrial designs (collectively, “Patents”) and any applications or provisional applications for any of the foregoing (“Patent Applications”).

61.         “Person” shall mean any corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated association, governmental body, authority, bureau, or agency, any other entity or body, or an individual.

62.         “Phase” shall mean either Phase I Clinical Trial, Phase II Clinical Trial or Phase III Clinical Trial with respect to an Indication.

63.         “Phase I Clinical Trial” shall mean a human clinical trial conducted on a limited number of study subjects for the purpose of gaining evidence of the safety and tolerability of, and information regarding potential pharmacological and biological activity for, a product or technology, as described in 21 C.F.R. § 312.21(a) (including any such clinical study in any country other than the United States), performed in human patients.

64.         “Phase II Clinical Trial” shall mean a human clinical trial for which a primary endpoint is a preliminary determination of efficacy in patients with the disease being studied as required in 21 C.F.R. §312.21(b), or a similar clinical study prescribed by the Regulatory Authorities in a country other than the United States.

65.         “Phase III Clinical Trial” shall mean a controlled clinical study that is performed after preliminary evidence suggesting effectiveness of a Product or Therapy has been obtained, and is intended to demonstrate or confirm the therapeutic benefit of the Product and to gather the additional information about effectiveness and safety that is needed to evaluate the overall benefit-risk relationship of the Product and to provide an adequate basis for Regulatory Approval and for the Product’s or Therapy’s labeling and summary of Product or Therapy characteristics, or any clinical trial that would otherwise meet the criteria of 21 C.F.R. § 312.21(c) or any foreign equivalent thereof.

66.         “PoC” shall mean pre-clinical proof-of-concept as determined by Ventrus, using criteria similarly applied to Ventrus internal programs. Specifically, (a) with respect to a bacteria, PoC shall mean in vivo survival of I anaerobe and 1 aerobe species demonstrated in an animal model agreed on by the JDC and precise release at the designated site in the bowel as mimicked in vitro in experiments agreed on by the JDC, and (b) with respect to viruses, PoC shall mean Immunogenic in vivo in an animal model to be agreed on by the JDC and precise release at the designated site in the bowel as mimicked in in vitro in experiments agreed on by the JDC.

67.         “PoP” shall mean (a) with respect to bacteria, the proof-of-principle demonstration of the release mechanism of the Licensor Technology, in separate in vitro experiments each simulating conditions of the human colon, of (i) a viable anaerobic bacterial species, and (ii) a viable aerobic bacterial species, as determined by Ventrus, using criteria similarly applied to Ventrus internal programs; and (B) with respect to a virus, the proof-of-principle demonstration that a virus delivered using the Licensor Technology to the colon of mice results in a detectable antibody response to such virus.

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68.         “Product” shall mean, as context requires, a Ventrus Product or a Licensor Product.

69.         “Professional Package Insert Labeling” or “PPIL” shall mean an Indication for a Ventrus Product or Ventrus Therapy that is described in the professional package insert or prescribing information that is included along with such Ventrus Product or Ventrus Therapy, as required by the applicable Regulatory Authority.

70.          “Regulatory Approval” shall mean, with respect to a Product or Therapy in any country or jurisdiction, any approval (including where required, pricing and reimbursement approvals), registration, license or authorization from a Regulatory Authority in a country or other jurisdiction that is necessary to market and sell such Product or Therapy in such country or jurisdiction.

71.         “Regulatory Authority” shall mean any federal, national, multinational, state, provincial, or local regulatory agency, department, bureau, or other governmental entity with authority over the marketing, pricing, or sale of a pharmaceutical product or therapy in a country, including the FDA, EMA and any corresponding national or regional regulatory authorities.

72.         “Regulatory Filings” shall mean with respect to a Product, any submission to a Regulatory Authority of any appropriate regulatory application, and shall include, without limitation, any submission to a regulatory advisory board, marketing authorization application, and any supplement or amendment thereto. For the avoidance of doubt, Regulatory Filings shall include any IND, NDA, or the corresponding application in any other country or group of countries.

73.         “Regulatory Materials” shall mean, with respect to a Product or Therapy, regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority that are necessary or advisable in order to obtain Regulatory Approval for or to research, Develop, Manufacture or Commercialize such Product for or in a particular country or regulatory jurisdiction. Regulatory Materials include Regulatory Approvals, presentations, responses, and applications for Regulatory Approvals.

74.         “Royalty Term” shall have the meaning set forth in Section 6.2(e).

75.         “Scientific Advisory Board” or “SAB” shall have the meaning ascribed to it in Section 1.2.

76.         “Standard Hourly Rate” shall mean the rate at which Licensor may invoice Ventrus for performing certain services under this Agreement, to the extent such services preapproved by Ventrus in writing.

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77.         “Technology Transfer” shall have the meaning set forth in Section 2.1.

78.         “Term” shall have the meaning set forth in Section 12.1.

79.         “Territory” shall mean the world.

80.         “Therapy” shall mean, as context requires, a Ventrus Therapy or a Licensor Therapy.

81.         “Third Party” shall mean any Person other than Licensor or Ventrus and their respective Affiliates.

82.         “Third Party Infringement Claim” shall have the meaning set forth in Section 9.6(a).

83.         “United States” or “U.S.” shall mean the United States of America, its territories and possessions.

84.         “U.S. GAAP” shall mean “Generally Accepted Accounting Principles” (United States).

85.         “University of Buffalo” shall mean the University of Buffalo (The State University of New York).

86.         “University of Buffalo Policies” shall mean the following documents promulgated by the University of Buffalo: (a) the Royalty Distribution Policy (established September 1, 2009), attached to the Agreement as Exhibit D-1, (b) the UB Office of Science, Technology Transfer and Economic Outreach, Intellectual Property Ownership Determination, Hospital Affiliations (revised January 24, 2005), attached to the Agreement as Exhibit D-2, and (c) the Patents and Inventions Policy (as approved by the Board of Trustees on September 19, 1979 and amended on November 16, 1988), attached to the Agreement as Exhibit D-3.

87.         “Valid Claim” with respect to any country, provided there is no Generic Product or Therapy present in such country’s market, shall mean a claim of (i) a patent application within the Licensor Patents that has been pending for not more than seven (7) years from the date of filing of such patent application, or (ii) an issued and unexpired Licensor Patent in such country which has not been revoked, held unenforceable, unpatentable, or invalid by an administrative agency, court, or other governmental agency of a competent jurisdiction in a final and non-appealable decision (or decision unappealed within the time allowed for appeal), and which has not been admitted to be invalid or unenforceable through reissue, disclaimer, or otherwise.

88.         “Ventrus” shall have the meaning set forth in the Preamble.

89.         “Ventrus Development Program” shall have the meaning set forth in Section 3.1.

90.         “Ventrus Indemnitees” shall have the meaning set forth in Section 11.1.

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91.         “Ventrus Product” shall mean any pharmaceutical preparation containing the Licensor Technology that is Developed or Commercialized by Ventrus (expressly excluding any Licensor Product). For the avoidance of doubt, a Product may be in the form of, or include, bacteria, viruses, small molecules, or proteins.

92.         “Ventrus Therapy” shall mean any therapy containing the Licensor Technology that is Developed or Commercialized by Ventrus (expressly excluding any Licensor Therapy).

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Exhibit B

Milestone Proportions for ex-U.S.

EU:

1/3 IND/CTA clearance

either

1.          [*] or

2.          [*]

Japan:

1/3 for IND and NDA approval

China: (PRC)

10% IND/NDA approval

India:

10% NDA approval only

Brazil:

10% NDA approval only

All other countries:

1% NDA approval only

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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Exhibit C

Licensor Patents

PCT application no. PCT/US13/31483, filed 14 March 2013

[*]

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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ROYALTY DISTRIBUTION POLICY PAGE 5 OF 5

Research Foundation Patents and Inventions Policy:
http://portal.rfsuny.org/portal/page/portal/Intellectual_property/tto/POLICIES/mupol001.htm
SUNY Patent & Invention Policy: Patents and Inventions Policy of State University of New York
The Bayh-Dole Act: http://www.cogr.edu/docs/Bayh_Dole.pdf

Presidential Approval

John B. Simpson — *9/1/09*

John B. Simpson, President — Date

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Exhibit D-2

Revised 1/24/05

BACKGROUND:

From time to time, the University at Buffalo Office of Science, Technology Transfer and Economic Outreach (STOR) Intellectual Property Division receives disclosures from inventors working at the various affiliated hospitals. The question of intellectual property ownership arises with respect to the nature of the inventor's employment and facilities used in making the invention. Similar intellectual property ownership issues arise in establishing sponsored research contracts, including clinical trial agreements.

The following guidelines should be used in determining intellectual property ownership with respect to research conducted in affiliated hospitals. Note that this process will apply to all hospital affiliations with the exception of the Veteran Administration Medical Center, which is the subject of a separate agreement. Relevant portions of the contract with Kaleida, and the Patents and Inventions Policy of SUNY are presented at the end of this document to illustrate the nature of the contract language defining this ownership determination process.

IP OWNERSHIP DETERMINATION

1) Does the inventor(s) have a UB faculty appointment?
   a) YES, proceed to 2
   b) NO - proceed to 4

2) What is the nature of the UB appointment?
   a) Full-Time Faculty (FTF) (1.0 FTE), or Part-Time Faculty (less than 1.0 FTE), proceed to 3
   b) Geographic Full Time (GFT) faculty, proceed to 3
   c) Volunteer faculty, then volunteer owns
      i) unless conducted at UB or a UB-leased facility, or by prior agreement with UB to the contrary – then proceed to 3

3) Was the research conducted as part of the faculty member's professional obligation to conduct University research?
   a) YES, proceed to 4
   b) if NO, faculty must provide proof (see *i-iv* below) satisfactory to UB that research was not conducted under the faculty member's research obligation

University at Buffalo
The State University of New York

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i) adequate proof (including but not limited to time and place verification) must document dissociation from University or University-leased facilities and professional responsibilities
ii) if funding to support the research was from a non-UB source and not managed by UB, then this must be documented
iii) UB credentials must not have been used in obtaining support for or performing the research
iv) Would the research have been permitted if the researcher did not have a UB faculty appointment?
   A) If the answer to *iv* is NO – then proceed to 4
   B) If *i-iii* can be documented, then Researcher owns

4) Were Hospital facilities that are under a UB lease used in making the invention?
NOTE 1: Facilities leased solely by a practice plan corporation is not a University leased facility.
NOTE 2: Contact Suzanne Laychock for University-leased facilities under SUNY contracts for research.
   a) YES, then UB owns
   b) NO, proceed to 5, except:
      i) would the hospital space be available to the researcher if the researcher did not have a UB faculty appointment?
         A) NO – then UB owns
         B) YES – then proceed to 5

5) Was the research associated with the invention sponsored by UB (e.g. research funding was managed by the Research Foundation, UB Foundation, or State; or, privately funded or unfunded research)?
   a) YES, UB owns
   b) No, Researcher owns

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RELEVANT PORTIONS OF KALEIDA CONTRACT

B. Role of Faculty Members.

All research undertaken by Faculty Members utilizing the University-leased space at KALEIDA shall be considered University sponsored research. All sponsored programs and other funding associated with such research shall be processed through either UB Foundation Services, Inc., acting on behalf of the Research Foundation of State University of New York (Research Foundation), or through the Research Foundation.

H. Intellectual Property Rights.

All intellectual property rights associated with research conducted at KALEIDA shall accrue to the party sponsoring such research, except for rights arising out of research conducted within the University's leased space, in which case all rights accrue to the University. KALEIDA acknowledges and agrees that the University's policies (including, but not limited to, the regulations set forth in 8 NYCRR Section 335.28, as amended from time to time) shall govern the extent to which the University or its Faculty Members have any intellectual property rights or financial interest in University-sponsored research conducted at KALEIDA. Except as otherwise set forth herein, the parties agree that the economic benefit derived from research and technology development activities jointly sponsored by KALEIDA and the University shall be shared according to the pro rata share of each institution's investment. The University agrees that no part of any facility of KALEIDA shall be considered "university facilities" for purposes of SUNY Patent Policy unless the specific portion of such facility in question is, as of the time the invention is discovered, leased by the University for its exclusive use. The parties further agree that any research grants, contract agreement or patents that are initiated by KALEIDA or its related entities which are not University-sponsored (including, by not limited to, pharmaceutical contracts, community service grants, demonstration projects and joint ventures with entities other than SUNY) shall be administered by KALEIDA and shall not be governed by the Agreement. The terms "SUNY Patent Policy" shall mean the policy set forth in 8 N.Y.C.R.R. Section 335.28, or any successor policy.

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Patents and Inventions Policy of State University of New York

The patents and inventions policy of the State University of New York as approved by the Board of Trustees on September 19,1979 and amended on November 16, 1988, reads as follows:

Title 8, Chapter V, Subchapter B, Section 335.28 of the Official Compilation of Codes, Rules and Regulations of the State of New York. (Article XI, Title J, Section 1. of the Policies of the Board of trustees.)

335.28 Patents and inventions policy.

(a) - Purpose.

(1) State University recognizes that the three primary missions of an educational institution are teaching, research, and public service. While carrying out its research mission, State University further recognizes that inventions of value to the public will be made by persons working in its facilities. It is the policy of State University to encourage such inventors and inventions and to take appropriate steps to aid the inventor and ensure that the public receives the benefit. Appropriate steps include securing research support, identifying inventions, securing appropriate patents, marketing inventions through licensing and other arrangements, and managing royalties and other invention-related income. These activities are undertaken in a spirit of cooperation with governmental agencies and private industry as part of State University's contribution to the economic well-being of the State of New York and of the nation.

(2) In implementing its policies State University will take appropriate steps to ensure that its faculty may freely publish the results of scholarly research pursuant to the State University board of trustees policy on unrestricted disclosure of research activities as set forth in trustees' resolution number 66-258. In conformance with this principle, all concerned shall cooperate so that essential rights to inventions shall not be lost.

(3) All net proceeds after payment of the inventor's share as defined in subdivision (c), and other appropriate costs associated with the university technology transfer program, realized from the marketing of State University inventions shall be used for the support of State University research programs.

(b) All inventions made by faculty members, employees, students, and all others utilizing university facilities at any of the State-operated institutions of State University shall belong to State University and should be voluntarily disclosed, or shall be disclosed to State University upon request of the university. The inventor or inventors shall make application for patents thereon as directed by State University and shall assign such applications or any patents resulting therefrom to or as directed by State University. However, non-university organizations and individuals who utilize university research facilities under the trustees' policy on cooperative use of research equipment, or policy and guidelines on use of State University facilities by emerging technology enterprises, will retain ownership of all patentable inventions. Also, an invention made by an individual wholly on such individual's own time, and without the use of such university facilities, shall belong to the individual even though it falls within the field of competence relating to the individual's university position. For purposes of this provision, an individual's "own time" shall mean time other than that devoted to normal and assigned functions in teaching, university service, direction and conduct of research on university premises and utilizing university facilities. The term "university facilities" shall mean any facility available to the inventor as a direct result of the inventor's affiliation with State University, or any facility available under the trustees' policy on cooperative use of research equipment, or policy on use of facilities by emerging technology enterprises, and which would not otherwise be available to a non-State University-affiliated individual. Where any question is raised as to ownership of an invention or patent under these provisions, the matter shall be referred to a committee of five members to be named by the chancellor of State University. At least three of such members shall be members of the academic staff of the university. Such committee shall make a careful investigation of

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the circumstances under which the invention was made and shall transmit its findings and conclusions to the chancellor for review. If the committee determines that the invention has been made without the use of university facilities and not in the course of the inventor's employment by or for the university, and the chancellor concurs in such determination, the university will assert no claim to the invention or to any patent obtained thereon.

(c) With respect to any invention obtained by or through State University or assigned to or as directed by it in accordance with the foregoing provisions, the university, in recognition of the meritorious services of the inventor and in consideration of the inventor's agreement that the invention shall belong to the university, will make provision entitling the inventor and the inventor's heirs or legatees to a nonassignable share in any proceeds from the management and licensing of such invention to the extent of 40 percent of the gross royalty paid, unless this exceeds the limits fixed by applicable regulations of the relevant sponsoring agency, which will control in such cases. State University may make suitable arrangements with non-profit patent management agencies for the purpose of obtaining services and advice with respect to the patentability of inventions, the obtaining of patents thereon and the management and licensing of inventions. Such arrangements may provide for division of the net income from any invention after payment of the inventor's share between the management agency and State University.

(d) Upon recommendation of the patents and inventions policy board, the chancellor may grant exclusive licenses for a fixed period for the marketing of inventions, since it is recognized that in the absence of such a condition some inventions may not reach the marketplace for the public benefit. Granting of exclusive licenses for a fixed period may be accepted by the chancellor as a condition for industrial sponsorship of research programs, within guidelines recommended by the patents and inventions policy board.

(e) Grants made available to State University by or through The Research Foundation of State University of New York shall be subject to the policy herein stated except in special instances as hereinafter provided. Nothing in the policy herein stated shall prevent the acceptance of research grants from, or the conduct of research for, agencies of the United States, either directly or through the Research Foundation, upon terms and conditions under applicable provisions of Federal law or regulations which require a different disposition of inventions or patent rights, nor shall anything herein contained prevent cooperative arrangements with other agencies of the State of New York for research.

(f) The chancellor, acting with the advice of the patents and inventions policy board or State University's designated patent management agent, may determine not to file a patent application in the case of any specific invention or continue efforts at marketing. The university's decision shall be arrived at, in consultation with the inventor, within a period not to exceed six months from the date of first submission of the inventor's properly executed statement of disclosure of invention to the university or its designee. In every instance in which the university determines not to file a patent application or continue efforts at marketing, or fails to elect to do so within six months from the date of submission of said disclosure statement, all of the university's rights to the invention shall be released to the inventor, who may then file for a patent, subject only to those restrictions that may be required by an external sponsor, if any. In every instance in which the university determines to file a patent application or continue efforts at marketing, the inventor may, at any subsequent time, request the patents and inventions policy board to recommend such release. For any invention so released to an inventor, State University, at its option, shall receive 10 percent of the net proceeds, in recognition of the contribution of the State and people of New York to the support of the research which resulted in said invention. For purposes of this provision, the term "net proceeds" shall mean earnings to the inventor from the invention over and beyond reasonable costs incurred in the process of patent application and management.

(g) In all cases, any person is entitled to request an exception or waiver to the provisions of this patents and inventions policy. The person requesting an exception or waiver shall have the right to appear, accompanied by representatives of the person's choice, before the patents and inventions policy board for consideration of the request for an exception or waiver. The patents and inventions policy board shall

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prepare a report of its findings and an advisory recommendation to the chancellor for review. The decision of the chancellor on the findings and recommendations of the patents and inventions policy board shall be final.

(h) The chancellor shall establish and appoint a patents and inventions policy board of the State University of New York and designate the chair thereof in accordance with the following:

(1) The patents and inventions policy board shall have no more than 10 members, and shall include one representative of the central administration, two from the university centers, one from the health sciences centers, one from another major research institution of the university, one from the colleges of arts and sciences, one from the agriculture and technology colleges, one from The Research Foundation of State University of New York, and two representatives from business and industry.

(2) The patents and inventions policy board shall have full powers of organization.

(3) The members of the patents and inventions policy board shall serve without extra compensation and at the pleasure of the chancellor. The normal term of appointment shall be for three years.

(4) The patents and inventions policy board shall meet at least once annually.

(5) The patents and inventions policy board shall advise the chancellor in the following matters:

(i) guidelines and procedures for the implementation of these policies;

(ii) exceptions to these policies in unusual circumstances;

(iii) determining the extent of the university's interest in inventions;

(iv) determining whether or not to grant exclusive licenses or to commit the university to the future granting of exclusive licenses as a condition of sponsorship for particular research projects; and

(v) such other matters as the chancellor may deem appropriate.

(6) The patents and inventions policy board shall undertake continual review of these policies and advise the chancellor and the board of trustees thereto.

(7) The patents and inventions policy board shall maintain current information concerning patent and invention activities within the university, disseminate information to the faculty of State University concerning such activities, and encourage general awareness of and interest concerning patents within the university community.

(8) The patents and inventions policy board, through the chancellor, shall report annually to the board of trustees concerning its activities and recommendations during the preceding year.

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Exhibit D-3

University of Buffalo Patents and Inventions Policy

11/8/13 Patents and Inventions Policy: Vice President for Research & Economic Development

Office of the Vice President for Research & Economic Development Contact Us

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Patents and Inventions Policy

The patents and inventions policy of the State University of New York as approved by the Board of Trustees on September 19, 1979 and amended on November 16, 1988, reads as follows:

Title 8, Chapter V, Subchapter B, Section 335.28 of the Official Compilation of Codes, Rules and Regulations of the State of New York. (Article XI, Title J, Section 1, of the Policies of the Board of Trustees.)

335.28 Patents and inventions policy.

(a) Purpose.

1. State University recognizes that the three primary missions of an educational institution are teaching, research, and public service. While carrying out its research mission, State University further recognizes that inventions of value to the public will be made by persons working in its facilities. It is the policy of State University to encourage such inventors and inventions and to take appropriate steps to aid the inventor and ensure that the public receives the benefit. Appropriate steps include securing research support, identifying inventions, securing appropriate patents, marketing inventions through licensing and other arrangements, and managing royalties and other invention-related income. These activities are undertaken in a spirit of cooperation with governmental agencies and private industry as part of State University's contribution to the economic well-being of the State of New York and of the nation.
2. In implementing its policies State University will take appropriate steps to ensure that its faculty may freely publish the results of scholarly research pursuant to the State University board of trustees policy on unrestricted disclosure of research activities as set forth in the trustees' resolution number 6-258. In conformance with this principle, all concerned shall cooperate so that essential rights to inventions shall not be lost.
3. All net proceeds after payment of the inventor's share as defined in subdivision (c), and other appropriate costs associated with the university technology transfer program, realized from marketing of State University inventions shall be used for the support of State University research programs.

(b) All inventions made by faculty members, employees, students, and all others utilizing university facilities at any of the State-operated institutions of State University shall belong to State University and should be voluntarily disclosed, or shall be disclosed to State University upon request of the university. The inventor or inventors shall make application for patents thereon as directed by State University and shall assign such applications or any patents resulting therefrom to or as directed by State University. However, non-university organizations and individuals who utilize university research facilities under the trustees' policy on cooperative use of research equipment, or policy and guidelines on use of State University facilities by emerging technology enterprises, will retain ownership of all patentable inventions. Also, an invention made by an individual wholly on such individual's own time, and without the use of such university facilities, shall belong to the individual even though it falls within the field of competence relating to the individual's university position. For purposes of this provision, an individual's "own time" shall mean other than that devoted to normal and assigned functions in teaching, university service, direction and conduct of research on university premises and utilizing university facilities. The term "university facilities" shall mean any facility available to the inventor as a direct result of the inventor's affiliation with State University, or any facility available under the trustees' policy on cooperative use of research equipment, or policy on use of facilities by emerging technology enterprises, and which would not otherwise be available to a non-State University-affiliated individual. Where any question is raised as to ownership of an invention or patent under these provisions, the matter shall be referred to a committee of five members to be named by the chancellor of State University. At least three of such members shall be members of the academic staff of the university. Such committee shall make a careful investigation of the circumstances under which the invention was made and shall transmit its findings and conclusions to the chancellor for review. If the committee determines that the invention has been made without the use of university facilities and not in the course of the inventor's employment by or for the university, and the chancellor concurs in such determination, the university will assert no claim to the invention or to

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11/8/13 Patents and Inventions Policy: Vice President for Research & Economic Development

any patent obtained thereon.

(c) With respect to any invention obtained by or through State University or assigned to or as directed by it in accordance with the foregoing provisions, the university, in recognition of the meritorious services of the inventor and in consideration of the inventor's agreement that the inventions shall belong to the university, will make provision entitling the inventor and the inventor's heirs or legatees to a nonassignable share in any proceeds from the management and licensing of such invention to the extent of 40 percent of the gross royalty paid, unless this exceeds the limits fixed by applicable regulations of the relevant sponsoring agency, which will control in such cases. State University may make suitable arrangements with non-profit patent and management agencies for the purpose of obtaining services and advice with respect to the patentability of the inventions, the obtaining of patents thereon and the management and licensing of inventions. Such arrangements may provide for division of the net income from any invention after payment of the inventor's share between the management agency and State University.

(d) Upon recommendation of the patents and inventions policy board, the chancellor may grant exclusive licenses for a fixed period for the marketing of inventions, since it is recognized that in the absence of such condition some inventions may not reach the marketplace for the public benefit. Granting of exclusive licenses for a fixed period may be accepted by the chancellor as a condition for industrial sponsorship of research programs, within guidelines recommended by the patents and inventions policy board.

(e) Grants made available to State University by or through The Research Foundation of State University of New York shall be subject to the policy herein stated except in special instances as hereinafter provided. Nothing in the policy herein stated shall prevent the acceptance of research grants from, or the conduct of research for, agencies of the United States, either directly or through the Research Foundation, upon terms and conditions under applicable provisions of Federal law or regulations which require a different disposition of inventions or patent rights, nor shall anything herein contained prevent cooperative arrangements with other agencies of the State of New York for research.

(f) The chancellor, acting with the advice of the patents and inventions policy board or State University's designated patent management agent, may determine not to file a patent application in the case of any specific invention or continue efforts at marketing. The university's decision shall be arrived at, in consultation with the inventor, within a period not to exceed six months from the date of the first submission of the inventor's properly executed statement of disclosure of invention to the university or its designee. In every instance in which the university determines not to file a patent application or continue efforts at marketing, or fails to elect to do so within six months from the date of submission of said disclosure statement, all of the university's rights to the invention shall be released to the inventor, who may then file for a patent, subject only to those restrictions that may be required by an external sponsor, if any. In every instance in which the university determines to file a patent application or continue efforts at marketing, the inventor may, at any subsequent time, request the patents and inventions policy board to recommend such release. For any invention so released to an inventor, State University, at its option, shall receive 10 percent of the net proceeds, in recognition of the contribution of the State and people of New York to the support of the research which resulted in said invention. For purposes of this provision, the term "net proceeds" shall mean earnings to the inventor from the invention over and beyond reasonable costs incurred in the process of patent application and management.

(g) In all cases, any person is entitled to request an exception or waiver to the provisions of this patents and inventions policy. The person requesting an exception or waiver shall have the right to appear, accompanied by representatives of the person's choice, before the patents and inventions policy board for consideration of the request for an exception or waiver. The patents and inventions policy board shall prepare a report of its findings and an advisory recommendation to the chancellor for review. The decision of the chancellor on the findings and recommendations of the patents and inventions policy board shall be final.

(h) The chancellor shall establish and appoint a patents and inventions policy board of the State University of New York and designate the chair thereof in accordance with the following:

1. The patents and inventions policy board shall have no more than 10 members, and shall include one representative of the central administration, two from the university centers, one from the health sciences centers, one from another major research institution of the university, one from the colleges of arts and sciences, one from the agriculture and technology colleges, one from the Research Foundation of State University of New York, and two representatives

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11/8/13 Patents and Inventions Policy: Vice President for Research & Economic Development

from business and industry.

2. The patents and inventions policy board shall have full powers of organization.
3. The members of the patents and inventions policy board shall serve without extra compensation and at the pleasure of the chancellor. The normal term of appointment shall be for three years.
4. The patents and inventions policy board shall meet at least once annually.
5. The patents and inventions policy board shall advise the chancellor in the following matters:
   1. Guidelines and procedures for the implementation of these policies;
   2. Exceptions to these policies in unusual circumstances;
   3. Determining the extent of the university's interest in inventions;
   4. Determining whether or not to grant exclusive licenses or to commit the university to the future granting of exclusive licenses as a condition of a sponsorship for particular research projects; and
   5. Such other matters as the chancellor may deem appropriate.
6. The patents and inventions policy board shall undertake continual review of these policies and advise the chancellor and the board of trustees thereto.
7. The patents and inventions policy board shall maintain current information concerning patent and invention activities within the university, disseminate information to the faculty of State University concerning such activities, and encourage general awareness of and interest concerning patents within the university community.
8. The patents and inventions policy board, through the chancellor, shall report annually to the board of trustees concerning its activities and recommendations during the preceding year.

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Exhibit E

Licensor Non-Disclosure and License Agreements

[*]

[*]

[*]

[*] Confidential treatment requested; certain information omitted and filed separately with the SEC.

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Exhibit F-1

Licensor Publications

Jerome J Schentag PharmD

1976-1987 (1-130)

1988-1999 (131-281)

2000-2013 (282-356)

1.          Koup JR, Schentag JJ, Vance JW, Kuritzky PM, Pyszczynski DR, Jusko WJ. System for clinical pharmacokinetic monitoring of theophylline therapy. Am J Hosp Pharm. 1976;33(9):949-56.

2.          Jusko WJ, Koup JR, Vance JW, Schentag JJ, Kuritzky P. Intravenous theophylline therapy: nomogram guidelines. Ann Intern Med. 1977;86(4):400-4.

3.          Rose JQ, Choi HK, Schentag JJ, Kinkel WR, Jusko WJ. Intoxication caused by interaction of chloramphenicol and phenytoin. JAMA. 1977;237(24):2630-1.

4.          Schentag JJ, Jusko WJ. Renal clearance and tissue accumulation of gentamicin. Clin Pharmacol Ther. 1977;22(3):364-70.

5.          Schentag JJ, Jusko WJ. Gentamicin persistence in the body. Lancet. 1977;1(8009):486.

6.          Schentag JJ, Jusko WJ, Plaut ME, Cumbo TJ, Vance JW, Abrutyn E. Tissue persistence of gentamicin in man. JAMA. 1977;238(4):327-9.

7.          Schentag JJ, Jusko WJ, Vance JW, Cumbo TJ, Abrutyn E, DeLattre M, et al. Gentamicin disposition and tissue accumulation on multiple dosing. J Pharmacokinet Biopharm. 1977;5(6):559-77.

8.          Colburn WA, Schentag JJ, Jusko WJ, Gibaldi M. A model for the prospective identification of the prenephrotoxic state during gentamicin therapy. J Pharmacokinet Biopharm. 1978;6(3):179-86.

9.          Jusko WJ, Schentag JJ, Clark JH, Gardner M, Yurchak AM. Enhanced biotransformation of theophylline in marihuana and tobacco smokers. Clin Pharmacol Ther. 1978;24(4):405-10.

10.         Lima JJ, Kuritzky PM, Schentag JJ, Jusko WJ. Fetal uptake and neonatal disposition of procainamide and its acetylated metabolite: a case report. Pediatrics. 1978;61(3):491-3.

11.         Schentag JJ. [Aminoglycoside tissue accumulation. A comparison between gentamycin and tobramycin in patients (author's transl)]. Nouv Presse Med. 1978;7(42):3824-9.

12.         Schentag JJ, Cumbo TJ, Jusko WJ, Plaut ME. Gentamicin tissue accumulation and nephrotoxic reactions. JAMA. 1978;240(19):2067-9.

13.         Schentag JJ, Lasezkay G, Cumbo TJ, Plaut ME, Jusko WJ. Accumulation pharmacokinetics of tobramycin. Antimicrob Agents Chemother. 1978;13(4):649-56.

14.         Schentag JJ, Lasezkay G, Plaut ME, Jusko WJ, Cumbo TJ. Comparative tissue accumulation of gentamicin and tobramycin in patients. J Antimicrob Chemother. 1978;4 Suppl A:23-30.

15.         Schentag JJ, Sutfin TA, Plaut ME, Jusko WJ. Early detection of aminoglycoside nephrotoxicity with urinary beta-2-microglobulin. J Med. 1978;9(3):201-10.

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16.         Chairmonte DA, Schentag JJ. A specific and sensitive high pressure liquid chromatographic procedure for cimetidine and creatinine. Ther Drug Monit. 1979;1:545-54.

17.         Haughey DB, Lanse S, Imhoff T, Tobin M, Schentag JJ. Allopurinol sensitivity: report of two cases. Am J Hosp Pharm. 1979;36(10):1377-80.

18.         Jusko WJ, Gardner MJ, Mangione A, Schentag JJ, Koup JR, Vance JW. Factors affecting theophylline clearances: age, tobacco, marijuana, cirrhosis, congestive heart failure, obesity, oral contraceptives, benzodiazepines, barbiturates, and ethanol. J Pharm Sci. 1979;68(11):1358-66.

19.         Schentag JJ, Cerra FB, Calleri G, DeGlopper E, Rose JQ, Bernhard H. Pharmacokinetic and clinical studies in patients with cimetidine-associated mental confusion. Lancet. 1979;1(8109):177-81.

20.         Schentag JJ, Gengo FM, Plaut ME, Danner D, Mangione A, Jusko WJ. Urinary casts as an indicator of renal tubular damage in patients receiving aminoglycosides. Antimicrob Agents Chemother. 1979;16(4):468-74.

21.         Federspil PS, Schatzle W, Kayser M, Sack K, Schentag JJ. Influence of total dose, division of the daily dose, age and pregnancy on aminoglycoside ototoxicity. In: Nelson JD, Grassi C, eds. Current Chemotherapy and Infectious Disease. 11th Annual ICC and 19th Annual ICAAC, 1980. Washington DC. ASM Pulications: 607-8.

22.         French MA, Cerra FB, Plaut ME, Schentag JJ. Comparison of amikacin and gentamicin in critically ill patients. In: Nelson JD, Grassi C, eds. Current Chemotherapy and Infectious Disease. 11th Annual ICC and 19th Annual ICAAC, 1980. Washington DC. ASM Publications: 628-9.

23.         Haughey DB, Hilligoss DM, Grassi A, Schentag JJ. Two-compartment gentamicin pharmacokinetics in premature neonates: a comparison to adults with decreased glomerular filtration rates. J Pediatr. 1980;96(2):325-30.

24.         Haughey DB, Janicke DM, Adelman M, Schentag JJ. High-pressure liquid chromatography analysis and single-dose disposition of tobramycin in human volunteers. Antimicrob Agents Chemother. 1980;17(4):649-53.

25.         Kimelblatt BJ, Cerra FB, Calleri G, Berg MJ, McMillen MA, Schentag JJ. Dose and serum concentration relationships in cimetidine-associated mental confusion. Gastroenterology. 1980;78(4):791-5.

26.         Mangione A, Schentag JJ. Therapeutic monitoring of aminoglycoside antibiotics: an approach. Ther Drug Monit. 1980;2(2):159-67.

27.         Pieper JA, Vidal RA, Schentag JJ. Animal model distinguishing in vitro from in vivo carbenicillin-aminoglycoside interactions. Antimicrob Agents Chemother. 1980;18(4):604-9.

28.         Pizzella KM, Moore MC, Schultz RW, Walshe J, Schentag JJ. Removal of cimetidine by peritoneal dialysis, hemodialysis, and charcoal hemoperfusion. Ther Drug Monit. 1980;2(3):273-81.

29.         Schentag JJ. Aspetti generali della farmacocinetica delgi aminoglycoside. Prospective in Pediatrica. 1980;37(Suppl):25-9.

30.         Schentag JJ. Aminoglycoside antibiotics. In: Evans WE, Schentag JJ, Jusko WJ, eds. Applied Pharmacokinetics. 1st ed. San Francisco CA: Applied Therapeutics; 1980:174-209.

31.         Schentag JJ. Cimetidine-induced mental confusion in patients with cirrhosis. Gastroenterology. 1980;79(4):780-1.

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32.         Schentag JJ. False-positive "hemoccult" reaction with cimetidine. N Engl J Med. 1980;303(2):110.

33.         Schentag JJ. Cimetidine-associated mental confusion: further studies in 36 severely ill patients. Ther Drug Monit. 1980;2(2):133-42.

34.         Schentag JJ, Plaut ME. Patterns of urinary beta 2-microglobulin excretion by patients treated with aminoglycosides. Kidney Int. 1980;17(5):654-61.

35.         Szefler SJ, Wynn RJ, Clarke DF, Buckwald S, Shen D, Schentag JJ. Relationship of gentamicin serum concentrations to gestational age in preterm and term neonates. J Pediatr. 1980;97(2):312-5.

36.         Berg MJ, Bernhard H, Schentag JJ. Cimetidine in systemic mastocytosis. Drug Intell Clin Pharm. 1981;15(3):180-3.

37.         Chrymko MM, Schentag JJ. Creatinine clearance predictions in acutely ill patients. Am J Hosp Pharm. 1981;38(6):837-40.

38.         Edwards DJ, Mangione A, Cumbo TJ, Schentag JJ. Predicted tissue accumulation of netilmicin in patients. Antimicrob Agents Chemother. 1981;20(6):714-7.

39.         Edwards DJ, Schentag JJ. In vitro interactions between beta-lactam antibiotics and tobramycin. Clin Chem. 1981;27(2):341.

40.         Federspil P, Sack K, Schentag JJ. Einfluss von Schwangerschaft und aufteillung der tagesdosis auf die ototoxizat und nephrotoxizitat von tobramycin. Infection. 1981;9:197-200.

41.         French MA, Cerra FB, Plaut ME, Schentag JJ. Amikacin and gentamicin accumulation pharmacokinetics and nephrotoxicity in critically ill patients. Antimicrob Agents Chemother. 1981;19(1):147-52.

42.         Gengo FM, Schentag JJ. Methicillin distribution in serum and extravascular fluid and its relevance to normal and damaged heart valves. Antimicrob Agents Chemother. 1981;19(5):836-41.

43.         Macdonald MR, Schentag JJ, Ackerman WB, Walsh R. ICU nurses rate their work places. Hospitals. 1981;55(2):115-6, 8.

44.         Reitberg DP, Bernhard H, Schentag JJ. Alteration of theophylline clearance and half-life by cimetidine in normal volunteers. Ann Intern Med. 1981;95(5):582-5.

45.         Schentag JJ. Aminoglycoside pharmacokinetics as a guide to therapy and toxicology. In: Whelton A, Neu HC, eds. The Aminoglycosides: Microbiology, Clinical Use and Toxicologic Complications. New York, NY: Marcel Dekker; 1981:143-68.

46.         Schentag JJ, Cerra FB, Calleri GM, Leising ME, French MA, Bernhard H. Age, disease, and cimetidine disposition in healthy subjects and chronically ill patients. Clin Pharmacol Ther. 1981;29(6):737-43.

47.         Schentag JJ, Plaut ME, Cerra FB. Comparative nephrotoxicity of gentamicin and tobramycin: pharmacokinetic and clinical studies in 201 patients. Antimicrob Agents Chemother. 1981;19(5):859-66.

48.         Studley JG, Schentag JJ, Schenk WG, Jr. Effect of bile induced pancreatitis on tobramycin excretion in pancreatic fluid. Ann Surg. 1981;193(5):649-54.

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49.         Ziemniak JA, Chiarmonte DA, Schentag JJ. Liquid-chromatographic determination of cimetidine, its known metabolites, and creatinine in serum and urine. Clin Chem. 1981;27(2):272-5.

50.         Adelman M, Evans E, Schentag JJ. Two-compartment comparison of gentamicin and tobramycin in normal volunteers. Antimicrob Agents Chemother. 1982;22(5):800-4.

51.         Adelman MH, Evans E, Schentag JJ. Comparison of gentamicin and tobramycin tissue accumulation in normal volunteers. In: Periti P, Grassi C, eds. 12th Annual ICC, 1982. Washington DC. 831-3.

52.         Adelman MH, Harrison NJ, Wels PB, Schentag JJ. Renal handling of gentamicin by normal and ischemic canine kidneys. J Lab Clin Med. 1982;100(2):201-10.

53.         Cerra FB, Schentag JJ, McMillen M, Karwande SV, Fitzgerald GC, Leising M. Mental status, the intensive care unit, and cimetidine. Ann Surg. 1982;196(5):565-70.

54.         Gengo FM, Schentag JJ. Rate of methicillin penetration into normal heart valve and experimental endocarditis lesions. Antimicrob Agents Chemother. 1982;21(3):456-9.

55.         Mead PB, Gibson M, Schentag JJ, Ziemniak JA. Possible alteration of metronidazole metabolism by phenobarbital. N Engl J Med. 1982;306(24):1490.

56.         Russo J, Jr., Watson WA, Nelson EW, Schentag JJ. Cimetidine bioavailability after massive small bowel resection. Clin Pharm. 1982;1(6):558-61.

57.         Schentag JJ. Pharmacokinetic and clinical studies of aminoglycoside nephrotoxicity in critically ill patients. In: Fillastre J, ed. Nephrotoxicity-Ototoxicity of Drugs: University of Rouen Publications; 1982:269-88.

58.         Schentag JJ. Gentamicin tissue pharmacokinetics. In: Walker CA, Tterelikkis LP, eds. Applications of Pharmacokinetics to Patient Care. New York NY: Praeger Publishers; 1982:135-46.

59.         Schentag JJ, Cerra FB, Plaut ME. Clinical and pharmacokinetic characteristics of aminoglycoside nephrotoxicity in 201 critically ill patients. Antimicrob Agents Chemother. 1982;21(5):721-6.

60.         Schentag JJ, Gengo FM. Principles of antibiotic tissue penetration and guidelines for pharmacokinetic analysis. Med Clin North Am. 1982;66(1):39-49.

61.         Schentag JJ, Ziemniak JA, Greco JM, Rainstein M, Buckley RJ. Mental confusion in a patient treated with metronidazole--a concentration-related effect? Pharmacotherapy. 1982;2(6):384-7.

62.         Studley JG, Schentag JJ, Schenk WG, Jr. Excretion of cephalothin and cefamandole by the normal pancreas and in acute pancreatitis in dogs. Antimicrob Agents Chemother. 1982;22(2):262-5.

63.         Whitfield LR, Schentag JJ, Levy G. Relationship between concentration and anticoagulant effect of heparin in plasma of hospitalized patients: magnitude and predictability of interindividual differences. Clin Pharmacol Ther. 1982;32(4):503-16.

64.         Ziemniak JA, Chiarmonte DA, Miner DJ, Schentag JJ. HPLC determination of D and L moxalactam in human serum and urine. J Pharm Sci. 1982;71(4):399-402.

65.         Aranda JV, Outerbridge EW, Schentag JJ. Pharmacodynamics and kinetics of cimetidine in a premature newborn. Am J Dis Child. 1983;137(12):1207.

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66.         Carson HB, Heller AS, Koch TB, Walczak P, Schentag JJ. Antibiotic penetration in abdominal infection: a case of tobramycin failure responsive to moxalactam. Drug Intell Clin Pharm. 1983;17(4):277-9.

67.         Hardy BG, Zador IT, Golden L, Lalka D, Schentag JJ. Effect of cimetidine on the pharmacokinetics and pharmacodynamics of quinidine. Am J Cardiol. 1983;52(1):172-5.

68.         Kirkwood CF, Smith LL, Rustagi PK, Schentag JJ. Neutropenia associated with beta-lactam antibiotics. Clin Pharm. 1983;2(6):569-78.

69.         Reitberg DP, Klarnet JP, Carlson JK, Schentag JJ. Effect of metronidazole on theophylline pharmacokinetics. Clin Pharm. 1983;2(5):441-4.

70.         Reitberg DP, Schentag JJ. Liquid-chromatographic assay of cefmenoxime in serum and urine. Clin Chem. 1983;29(7):1415-8.

71.         Schentag JJ. Specificity of renal tubular damage criteria for aminoglycoside nephrotoxicity in critically ill patients. J Clin Pharmacol. 1983;23(10):473-83.

72.         Schentag JJ, Adelman MH. A microcomputer program for tobramycin consult services, based on the two-compartment pharmacokinetic model. Drug Intell Clin Pharm. 1983;17(7-8):528-31.

73.         Schentag JJ, Heller AS, Hardy BG, Wels PB. Antibiotic penetration in liver infection: a case of tobramycin failure responsive to moxalactam. Am J Gastroenterol. 1983;78(10):641-4.

74.         Schentag JJ, Wels PB, Reitberg DP, Walczak P, Van Tyle JH, Lascola RJ. A randomized clinical trial of moxalactam alone versus tobramycin plus clindamycin in abdominal sepsis. Ann Surg. 1983;198(1):35-41.

75.         Swanson DJ, Reitberg DP, Smith IL, Wels PB, Schentag JJ. Steady-state moxalactam pharmacokinetics in patients: noncompartmental versus two-compartmental analysis. J Pharmacokinet Biopharm. 1983;11(4):337-53.

76.         Watson WA, Russo J, Jr., Saffle JR, Schentag JJ, Warden GD. Cimetidine in the prophylaxis of stress ulceration in severely burned patients. J Burn Care Rehab. 1983;4:260-3.

77.         Welage LS, Schentag JJ. Clinical and pharmacological considerations in the use of cimetidine in the elderly. Geriatric Medicine Today. 1983;2:33-41.

78.         Ziemniak JA, Bernhard H, Schentag JJ. Hepatic encephalopathy and altered cimetidine kinetics. Clin Pharmacol Ther. 1983;34(3):375-82.

79.         Ziemniak JA, Madura M, Adamonis AJ, Olinger EJ, Dreyer M, Schentag JJ. Failure of cimetidine in Zollinger-Ellison syndrome. Dig Dis Sci. 1983;28(11):976-80.

80.         Berg MJ, Lantz RK, Schentag JJ, Vern BA. Distribution of cimetidine in postmortem tissues. J Forensic Sci. 1984;29(1):147-54.

81.         DeVito JM, Nix DE, Schentag JJ. No false "Hemoccult" reaction with ranitidine. N Engl J Med. 1984;311(13):861.

82.         Fitzpatrick BC, Gengo FM, Schentag JJ. Moxalactam penetration into normal heart valve, cardiac vegetations, and myocardium in relation to protein binding and physiological distribution spaces. Antimicrob Agents Chemother. 1984;26(2):228-30.

83.         Gengo FM, Mannion TW, Nightingale CH, Schentag JJ. Integration of pharmacokinetics and pharmacodynamics of methicillin in curative treatment of experimental endocarditis. J Antimicrob Chemother. 1984;14(6):619-31.

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84.         Gengo FM, Schentag JJ, Jusko WJ. Pharmacokinetics of capacity-limited tissue distribution of methicillin in rabbits. J Pharm Sci. 1984;73(7):867-73.

85.         Hill M, Hendeles L, Schnapf B, Merwin G, Schentag JJ, Stillwell P. Vestibulo-acoustic and renal effects of individualized doses of tobramycin in patients with cystic fibrosis. Drug Intell Clin Pharm. 1984;18:504.

86.         Reitberg DP, Cumbo TJ, Schentag JJ. Cefmenoxime in the treatment of nosocomial pneumonias in critical care patients. J Antimicrob Chemother. 1984;14(1):81-91.

87.         Reitberg DP, Cumbo TJ, Smith IL, Schentag JJ. Effect of protein binding on cefmenoxime steady-state kinetics in critical patients. Clin Pharmacol Ther. 1984;35(1):64-73.

88.         Schentag JJ. Aminoglycoside nephrotoxicokinetics in humans. In: Yacobi A, Barry H, eds. Experimental and Clinical Toxicokinetics. Washington DC: APhA Publishers; 1984:139-64.

89.         Schentag JJ. Antimicrobial kinetics and tissue distribution: concepts and applications. In: Cunha B, Ristuccia AM, eds. Antimicrobial Therapy. New York NY: Raven Press; 1984:81-94.

90.         Schentag JJ, O'Keeffe D, Marmion M, Wels PB. C-reactive protein as an indicator of infection relapse in patients with abdominal sepsis. Arch Surg. 1984;119(3):300-4.

91.         Schentag JJ, Reitberg DP, Cumbo TJ. Cefmenoxime efficacy, safety, and pharmacokinetics in critical care patients with nosocomial pneumonia. Am J Med. 1984;77(6A):34-42.

92.         Schentag JJ, Simons GW, Schultz RW, Vance JW, Williams JS. Complexation versus hemodialysis to reduce elevated aminoglycoside serum concentrations. Pharmacotherapy. 1984;4(6):374-80.

93.         Schentag JJ, Smith IL, Swanson DJ, DeAngelis C, Fracasso JE, Vari A, et al. Role for dual individualization with cefmenoxime. Am J Med. 1984;77(6A):43-50.

94.         Smith IL, Schentag JJ. Noncompartmental determination of the steady-state volume of distribution during multiple dosing. J Pharm Sci. 1984;73(2):281-2.

95.         Smith IL, Ziemniak JA, Bernhard H, Eshelman FN, Martin LE, Schentag JJ. Ranitidine disposition and systemic availability in hepatic cirrhosis. Clin Pharmacol Ther. 1984;35(4):487-94.

96.         Vigano A, Smith IL, Schentag JJ. Aminoglycosides in pediatrics: use and pharmacokinetics. Aggioramento del Medico. 1984;5:249-57.

97.         Welage LS, Schultz RW, Schentag JJ. Pharmacokinetics of ceftazidime in patients with renal insufficiency. Antimicrob Agents Chemother. 1984;25(2):201-4.

98.         Ziemniak JA, Assael BM, Padoan R, Schentag JJ. The bioavailability and pharmacokinetics of cimetidine and its metabolites in juvenile cystic fibrosis patients: age related differences as compared to adults. Eur J Clin Pharmacol. 1984;26(2):183-9.

99.         Ziemniak JA, Cersosimo RJ, Russo J, Jr., Moran DM, Kablitz C, Schentag JJ. Rebound following hemodialysis of cimetidine and its metabolites. Am J Kidney Dis. 1984;3(6):430-5.

100.        Ziemniak JA, Shank RG, Schentag JJ. The partitioning of cimetidine into canine cerebrospinal fluid. Drug Metab Dispos. 1984;12(2):217-21.

101.        Ziemniak JA, Watson WA, Saffle JR, Smith IL, Russo J, Jr., Warden GD, et al. Cimetidine kinetics during resuscitation from burn shock. Clin Pharmacol Ther. 1984;36(2):228-33.

34

102.        Ziemniak JA, Wynn RJ, Aranda JV, Zarowitz BJ, Schentag JJ. The pharmacokinetics and metabolism of cimetidine in neonates. Dev Pharmacol Ther. 1984;7(1):30-8.

103.        Baxter JG, Marble DA, Whitfield LR, Wels PB, Walczak P, Schentag JJ. Clinical risk factors for prolonged PT/PTT in abdominal sepsis patients treated with moxalactam or tobramycin plus clindamycin. Ann Surg. 1985;201(1):96-102.

104.        De Vito JM, Crass RE, Blum RA, Pleasants RA, Schentag JJ. Estimation of the steady-state volume of distribution for digoxin: a comparison of model-independent methods with a two-compartment model in healthy volunteers. Drug Intell Clin Pharm. 1985;19(11):837-9.

105.        Nix DE, Cumbo TJ, DeVito JM, Schentag JJ. Ciprofloxacin in the treatment of soft tissue infections and osteomyelitis: pharmacokinetics, safety and efficacy. 14th Annual ICC, June 23-29 1985. Kyoto, Japan. 1668-9.

106.        Nix DE, De Vito JM, Schentag JJ. Liquid-chromatographic determination of ciprofloxacin in serum and urine. Clin Chem. 1985;31(5):684-6.

107.        Reitberg DP, Smith IL, Love SJ, Lewin HM, Schentag JJ. A rapid, universal TI-59 model-independent pharmacokinetic analysis program based on statistical moment theory. Drug Intell Clin Pharm. 1985;19(2):125-34.

108.        Schentag JJ. Status of rate controlled antibiotic therapy. In: Prescott LF, Nimmo WS, eds. Rate Control in Drug Therapy. New York NY: Churchill Livingstone, Inc.; 1985:282.

109.        Schentag JJ, Domagala JM. Structure activity relationships with the quinolone antibiotics. Research and Clinical Forums. 1985;7:9-16.

110.        Schentag JJ, Swanson DJ, Smith IL. Dual individualization: antibiotic dosage calculation from the integration of in-vitro pharmacodynamics and in-vivo pharmacokinetics. J Antimicrob Chemother. 1985;15 Suppl A:47-57.

111.        Schentag JJ, Vari AJ, Winslade NE, Swanson DJ, Smith IL, Simons GW, et al. Treatment with aztreonam or tobramycin in critical care patients with nosocomial gram-negative pneumonia. Am J Med. 1985;78(2A):34-41.

112.        Smith IL, Swanson DJ, Welage LS, DeAngelis C, Boudinot SA, Schentag JJ. Determination of cefmenoxime in human serum by ion-pair reverse-phase liquid chromatography. Analytical Letters. 1985;18(B9):1077-85.

113.        Swanson DJ, Nix DE, Ali RV, Smith IL, DeAngelis C, Schentag JJ. The relationship between protein binding and serum bactericial activity for cefazolin, cefonicid and ceftriaxone vs. staphylococcus aureus. 14th Annual ICC, June 23-29 1985. Kyoto, Japan. 458-9.

114.        Winslade NE, Smith IL, Simons GW, Swanson DJ, Vigano A, Wels PB, et al. Pharmacokinetics and extravascular penetration of aztreonam in patients with abdominal sepsis. Rev Infect Dis. 1985;7 Suppl 4:S716-23.

115.        Baxter JG, Brass C, Schentag JJ, Slaughter RL. Pharmacokinetics of ketoconazole administered intravenously to dogs and orally as tablet and solution to humans and dogs. J Pharm Sci. 1986;75(5):443-7.

116.        Bowles S, Schentag JJ. Aminoglycoside commentary. In: Evans WE, Schentag JJ, Jusko WJ, eds. Applied Pharmacokinetics. 2nd ed. Spokane WA: Applied Therapeutics, Inc.; 1986:382-98.

117.        Giacoia GP, Schentag JJ. Pharmacokinetics and nephrotoxicity of continuous intravenous infusion of gentamicin in low birth weight infants. J Pediatr. 1986;109(4):715-9.

35

118.        Schentag JJ, DeAngelis C, Swanson DJ. Dual individualization: clinical application of an integrated method for antibiotic dosage regimen design. In: Evans WE, Schentag JJ, Jusko WJ, eds. Applied Pharmacokinetics. 2nd ed. Spokane WA: Applied Therapeutics, Inc.; 1986:463-92.

119.        Swanson DJ, DeAngelis C, Smith IL, Schentag JJ. Degradation kinetics of imipenem in normal saline and in human serum. Antimicrob Agents Chemother. 1986;29(5):936-7.

120.        Ziemniak JA, Welage LS, Schentag JJ. Cimetidine and Ranitidine. In: Evans WE, Schentag JJ, Jusko WJ, eds. Applied Pharmacokinetics. 2nd ed. Spokane WA: Applied Therapeutics, Inc.; 1986:782-825.

121.        Grasela TH, Jr., Edwards BA, Raebel MA, Sisca TS, Zarowitz BJ, Schentag JJ. A clinical pharmacy-oriented drug surveillance network: II. Results of a pilot project. Drug Intell Clin Pharm. 1987;21(11):909-14.

122.        Grasela TH, Jr., Schentag JJ. A clinical pharmacy-oriented drug surveillance network: I. Program description. Drug Intell Clin Pharm. 1987;21(11):902-8.

123.        Gregoire SL, Grasela TH, Jr., Freer JP, Tack KJ, Schentag JJ. Inhibition of theophylline clearance by coadministered ofloxacin without alteration of theophylline effects. Antimicrob Agents Chemother. 1987;31(3):375-8.

124.        McCormack JP, Schentag JJ. Potential impact of quantitative susceptibility tests on the design of aminoglycoside dosing regimens. Drug Intell Clin Pharm. 1987;21(2):187-92.

125.        Nix DE, Cumbo TJ, Kuritzky P, DeVito JM, Schentag JJ. Oral ciprofloxacin in the treatment of serious soft tissue and bone infections. Efficacy, safety, and pharmacokinetics. Am J Med. 1987;82(4A):146-53.

126.        Nix DE, DeVito JM, Whitbread MA, Schentag JJ. Effect of multiple dose oral ciprofloxacin on the pharmacokinetics of theophylline and indocyanine green. J Antimicrob Chemother. 1987;19(2):263-9.

127.        Nix DE, Sands MF, Peloquin CA, Vari AJ, Cumbo TJ, Vance JW, et al. Dual individualization of intravenous ciprofloxacin in patients with nosocomial lower respiratory tract infections. Am J Med. 1987;82(4A):352-6.

128.        Schentag JJ, Welage LS, Grasela TH, Adelman MH. Determinants of antibiotic-associated hypoprothrombinemia. Pharmacotherapy. 1987;7(3):80-6.

129.        Watson WA, Jenkins TC, Velasquez N, Schentag JJ. Repeated oral doses of activated charcoal and the clearance of tobramycin, a non-absorbable drug. J Toxicol Clin Toxicol. 1987;25(3):171-84.

130.        Winslade NE, Adelman MH, Evans EJ, Schentag JJ. Single-dose accumulation pharmacokinetics of tobramycin and netilmicin in normal volunteers. Antimicrob Agents Chemother. 1987;31(4):605-9.

131.        Corcoran GB, Salazar DE, Schentag JJ. Excessive aminoglycoside nephrotoxicity in obese patients. Am J Med. 1988;85(2):279.

132.        Hardy BG, Schentag JJ. Lack of effect of cimetidine on the metabolism of quinidine: effect on renal clearance. Int J Clin Pharmacol Ther Toxicol. 1988;26(8):388-91.

133.        Motuz DJ, Watson WA, Barlow JC, Velasquez NV, Schentag JJ. The increase in urinary alanine aminopeptidase excretion associated with enflurane anesthesia is increased further by aminoglycosides. Anesth Analg. 1988;67(8):770-4.

36

134.        Nix DE, Schentag JJ. The quinolones: an overview and comparative appraisal of their pharmacokinetics and pharmacodynamics. J Clin Pharmacol. 1988;28(2):169-78.

135.        Nix DE, Schultz RW, Frost RW, Sedman AJ, Thomas DJ, Kinkel AW, et al. The effect of renal impairment and haemodialysis on single dose pharmacokinetics of oral enoxacin. J Antimicrob Chemother. 1988;21 Suppl B:87-95.

136.        Reitberg DP, Marble DA, Schultz RW, Whall TJ, Schentag JJ. Pharmacokinetics of cefoperazone (2.0 g) and sulbactam (1.0 g) coadministered to subjects with normal renal function, patients with decreased renal function, and patients with end-stage renal disease on hemodialysis. Antimicrob Agents Chemother. 1988;32(4):503-9.

137.        Rescott DL, Nix DE, Holden P, Schentag JJ. Comparison of two methods for determining in vitro postantibiotic effects of three antibiotics on Escherichia coli. Antimicrob Agents Chemother. 1988;32(4):450-3.

138.        Schentag JJ, Swanson DJ, Smith IL, Nix DE. Antibiotics: two dynamic systems. In: Kroboth PD, Smith RB, Juhl RP, eds. Pharmacokinetics and Pharmacodynamics: Current Problems/Potential Solutions. Cincinnati OH: Whitney Books; 1988:90-106.

139.        Schentag JJ, Welage LS, Williams JS, Wilton JH, Adelman MH, Rigan D, et al. Kinetics and action of N-methylthiotetrazole in volunteers and patients. Population-based clinical comparisons of antibiotics with and without this moiety. Am J Surg. 1988;155(5A):40-4.

140.        Blum RA, Kohli RK, Harrison NJ, Schentag JJ. Pharmacokinetics of ampicillin (2.0 grams) and sulbactam (1.0 gram) coadministered to subjects with normal and abnormal renal function and with end-stage renal disease on hemodialysis. Antimicrob Agents Chemother. 1989;33(9):1470-6.

141.        DiPiro JT, Welage LS, Levine BA, Wing PE, Stanfield JA, Gaskill HV, et al. Single-dose cefmetazole versus multiple dose cefoxitin for prophylaxis in abdominal surgery. J Antimicrob Chemother. 1989;23 Suppl D:71-7.

142.        Grasela TH, Jr., Schentag JJ, Boekenoogen SJ, Crist KD, Lowes WL, Lum BL. A clinical pharmacy-oriented drug surveillance network: results of a nationwide antibiotic utilization review of bacterial pneumonia--1987. DICP. 1989;23(2):162-70.

143.        Grasela TH, Jr., Schentag JJ, Sedman AJ, Wilton JH, Thomas DJ, Schultz RW, et al. Inhibition of enoxacin absorption by antacids or ranitidine. Antimicrob Agents Chemother. 1989;33(5):615-7.

144.        Grasela TH, Jr., Walawander CA, Welage LS, Wing PE, Scarafoni DJ, Caldwell JW, et al. Prospective surveillance of antibiotic-associated coagulopathy in 970 patients. Pharmacotherapy. 1989;9(3):158-64.

145.        Nguyen VX, Nix DE, Gillikin S, Schentag JJ. Effect of oral antacid administration on the pharmacokinetics of intravenous doxycycline. Antimicrob Agents Chemother. 1989;33(4):434-6.

146.        Nix DE, Norman A, Schentag JJ. Effect of lomefloxacin on theophylline pharmacokinetics. Antimicrob Agents Chemother. 1989;33(7):1006-8.

147.        Nix DE, Peloquin CA, Cumbo TJ, Sands MF, Schentag JJ. Intravenous ciprofloxacin for nosocomial lower respiratory tract infections. Rev Infect Dis. 1989;11(Suppl 5):S1225-S6.

148.        Nix DE, Watson WA, Lener ME, Frost RW, Krol G, Goldstein H, et al. Effects of aluminum and magnesium antacids and ranitidine on the absorption of ciprofloxacin. Clin Pharmacol Ther. 1989;46(6):700-5.

37

149.        Nix DE, Wilton JH, Schentag JJ, Parpia SH, Norman A, Goldstein HR. Inhibition of norfloxacin absorption by antacids and sucralfate. Rev Infect Dis. 1989;11(Suppl 5):S1096.

150.        Parpia SH, Nix DE, Hejmanowski LG, Goldstein HR, Wilton JH, Schentag JJ. Sucralfate reduces the gastrointestinal absorption of norfloxacin. Antimicrob Agents Chemother. 1989;33(1):99-102.

151.        Peloquin CA, Cumbo TJ, Nix DE, Sands MF, Schentag JJ. Evaluation of intravenous ciprofloxacin in patients with nosocomial lower respiratory tract infections. Impact of plasma concentrations, organism, minimum inhibitory concentration, and clinical condition on bacterial eradication. Arch Intern Med. 1989;149(10):2269-73.

152.        Peloquin CA, Nix DE, Sedman AJ, Wilton JH, Toothaker RD, Harrison NJ, et al. Pharmacokinetics and clinical effects of caffeine alone and in combination with oral enoxacin. Rev Infect Dis. 1989;11(Suppl 5):S1095.

153.        Plonka AJ, Schentag JJ, Messinger S, Adelman MH, Francis KL, Williams JS. Effects of enteral and intravenous antimicrobial treatment on survival following intestinal ischemia in rats. J Surg Res. 1989;46(3):216-20.

154.        Schentag JJ. Clinical significance of antibiotic tissue penetration. Clin Pharmacokinet. 1989;16 Suppl 1:25-31.

155.        Schentag JJ, Carter CA, Welage LS. Safety and acid-suppressant properties of histamine2-receptor antagonists for the prevention of stress-related mucosal damage in critical care patients. DICP. 1989;23(10 Suppl):S36-9.

156.        Schentag JJ, Ebbeling PL, Welage LS, Bernhard H. Comprehensive evaluation of the central nervous system effects of cimetidine: a role for toxicokinetics, toxicodynamics and clinical studies in volunteers, animal models, and patients. In: Yacobi A, Skelly JP, Batra VK, eds. Toxicokinetics and New Drug Development. New York NY: Pergamon Press, Inc.; 1989:160-98.

157.        Schentag JJ, Nix DE, Stroshane RM, Cook JA, Brown RR, Silverman MH. Pharmacokinetics of amifloxacin after oral and intravenous administration. Rev Infect Dis. 1989;11(Suppl 5):S1090.

158.        Welage LS, Hejmanowski LG, Wilton JH, Walawander C, Rigan D, Williams JS, et al. Comparison of N-methylthiotetrazole dispositions in healthy volunteers following single intravenous doses of moxalactam, cefoperazone, and cefotetan. Antimicrob Agents Chemother. 1989;33(6):857-61.

159.        Blum RA, Schultz RW, Schentag JJ. Pharmacokinetics of lomefloxacin in renally compromised patients. Antimicrob Agents Chemother. 1990;34(12):2364-8.

160.        Cook JA, Silverman MH, Schelling DJ, Nix DE, Schentag JJ, Brown RR, et al. Multiple-dose pharmacokinetics and safety of oral amifloxacin in healthy volunteers. Antimicrob Agents Chemother. 1990;34(6):974-9.

161.        Haas CE, Nix DE, Schentag JJ. In vitro selection of resistant Helicobacter pylori. Antimicrob Agents Chemother. 1990;34(9):1637-41.

162.        Maponga C, Barlow JC, Schentag JJ. Lack of effect of piroxicam on theophylline clearance in healthy volunteers. DICP. 1990;24(2):123-6.

38

163.        Neu HC, Bennett JE, Bodey GP, Rubin RH, Schentag JJ, Sugar AM. P&T Committee review of fluconazole: an effective alternative to antifungal therapy. Hosp Formul. 1990;25 Suppl B:9-14.

164.        Schentag JJ. Correlation of pharmacokinetic parameters to efficacy of antibiotics: relationships between serum concentrations, MIC values, and bacterial eradication in patients with gram-negative pneumonia. Scand J Infect Dis Suppl. 1990;74:218-34.

165.        Schentag JJ, Nix DE. Pharmacokinetics and tissue penetration of fluoroquinolones. In: Sanders WE, Sanders CC, eds. Fluoroquinolones in the Treatment of Infectious Diseases. Glenview IL: Physicians and Scientists Publishing Company, Inc.; 1990:29-44.

166.        Welage LS, Borin MT, Wilton JH, Hejmanowski LG, Wels PB, Schentag JJ. Comparative evaluation of the pharmacokinetics of N-methylthiotetrazole following administration of cefoperazone, cefotetan, and cefmetazole. Antimicrob Agents Chemother. 1990;34(12):2369-74.

167.        Backes JM, Schentag JJ. Partial compliance as a source of variance in pharmacokinetics and therapeutic drug monitoring. In: Cramer JA, Spilker B, eds. Patient Compliance in Medical Practice and Clinical Trials. New York NY: Raven Press Ltd.; 1991:27-36.

168.        Blum RA, D'Andrea DT, Florentino BM, Wilton JH, Hilligoss DM, Gardner MJ, et al. Increased gastric pH and the bioavailability of fluconazole and ketoconazole. Ann Intern Med. 1991;114(9):755-7.

169.        Blum RA, Wilton JH, Hilligoss DM, Gardner MJ, Henry EB, Harrison NJ, et al. Effect of fluconazole on the disposition of phenytoin. Clin Pharmacol Ther. 1991;49(4):420-5.

170.        Grasela TH, Jr., Paladino JA, Schentag JJ, Huepenbecker D, Rybacki J, Purcell JB, et al. Clinical and economic impact of oral ciprofloxacin as follow-up to parenteral antibiotics. DICP. 1991;25(7-8):857-62.

171.        Nix DE, Goodwin SD, Peloquin CA, Rotella DL, Schentag JJ. Antibiotic tissue penetration and its relevance: impact of tissue penetration on infection response. Antimicrob Agents Chemother. 1991;35(10):1953-9.

172.        Nix DE, Goodwin SD, Peloquin CA, Rotella DL, Schentag JJ. Antibiotic tissue penetration and its relevance: models of tissue penetration and their meaning. Antimicrob Agents Chemother. 1991;35(10):1947-52.

173.        Paladino JA, Sperry HE, Backes JM, Gelber JA, Serrianne DJ, Cumbo TJ, et al. Clinical and economic evaluation of oral ciprofloxacin after an abbreviated course of intravenous antibiotics. Am J Med. 1991;91(5):462-70.

174.        Peloquin CA, Cumbo TJ, Schentag JJ. Kinetics and dynamics of tobramycin action in patients with bacteriuria given single doses. Antimicrob Agents Chemother. 1991;35(6):1191-5.

175.        Piscitelli SC, Goss TF, Wilton JH, D'Andrea DT, Goldstein H, Schentag JJ. Effects of ranitidine and sucralfate on ketoconazole bioavailability. Antimicrob Agents Chemother. 1991;35(9):1765-71.

176.        Schentag JJ. Correlation of pharmacokinetic parameters to efficacy of antibiotics: relationships between serum concentrations, MIC values, and bacterial eradication in patients with gram negative pneumonia. Scand J Infect Dis. 1991;74(Suppl):218-34.

177.        Schentag JJ. Drug interaction studies and safety profile of fluconazole. Hosp Formul. 1991;26(Suppl B):16-20.

39

178.        Schentag JJ. Medical cost/benefit optimization through outcomes management. Pharm & Ther. 1991;16:999-1005.

179.        Schentag JJ. Klinische und wirtschaftliche beurteilung von oral wirkendem ciprofloxacin nach kurzzeitiger behandlung mit intravenos verabreichten antibiotika. Fortschritte der antimikrobiellen u. antieoplastischen. Chemotherapie Band. 1991;10-3(S):407-10.

180.        Schentag JJ. Correlation between pharmacokinetics and the efficacy of antibiotics. In: Bergan T, ed. Tissue Penetration of Antibiotics. Medical Master Classes, Volume 1, Number 1. London, England: Cambridge Medical Publications Ltd.; 1991:49-59.

181.        Schentag JJ. Cefmetazole sodium: pharmacology, pharmacokinetics, and clinical trials. Pharmacotherapy. 1991;11(1):2-19.

182.        Schentag JJ, Ballow CH. Tissue-directed pharmacokinetics. Am J Med. 1991;91(3A):5S-11S.

183.        Schentag JJ, Nix DE, Adelman MH. Mathematical examination of dual individualization principles (I): Relationships between AUC above MIC and area under the inhibitory curve for cefmenoxime, ciprofloxacin, and tobramycin. DICP. 1991;25(10):1050-7.

184.        Schentag JJ, Wise R, Nix DE. Pharmacokinetics and tissue penetration of quinolones. In: Siporin C, Heifetz CL, Domagala JM, eds. The New Generation of Quinolones. New York NY: Marcell Dekker; 1991:189-222.

185.        Ballow CH, Schentag JJ. Trends in antibiotic utilization and bacterial resistance. Report of the National Nosocomial Resistance Surveillance Group. Diagn Microbiol Infect Dis. 1992;15(2 Suppl):37S-42S.

186.        Chapelsky MC, Nix DE, Cavanaugh JC, Wilton JH, Norman A, Schentag JJ. Renal tubular enzyme effects of clarithromycin in comparison with gentamicin and placebo in volunteers. Drug Saf. 1992;7(4):304-9.

187.        Lebsack ME, Nix D, Ryerson B, Toothaker RD, Welage L, Norman AM, et al. Effect of gastric acidity on enoxacin absorption. Clin Pharmacol Ther. 1992;52(3):252-6.

188.        Luzier A, Goss TF, Cumbo TJ, Schentag JJ. Mathematical examination of dual individualization principles. (III): Development of a scoring system for pneumonia staging and quantitation of response to antibiotics: results in cefmenoxime-treated patients. Ann Pharmacother. 1992;26(11):1358-65.

189.        Nix DE, Spivey JM, Norman A, Schentag JJ. Dose-ranging pharmacokinetic study of ciprofloxacin after 200-, 300-, and 400-mg intravenous doses. Ann Pharmacother. 1992;26(1):8-10.

190.        Nix DE, Wilton JH, Velasquez N, Budny JL, Lassman HB, Mitchell P, et al. Cerebrospinal fluid penetration of cefpirome in patients with non-inflamed meninges. J Antimicrob Chemother. 1992;29 Suppl A:51-7.

191.        Peck CC, Barr WH, Batra VK, Benet LZ, Collins J, Desjardens RE, et al. Opportunity for integration of pharmacokinetics, pharmacodynamics, and toxicokinetics in rational drug development. Clin Pharmacol Ther. 1992;51:465-75.

192.        Salazar DE, Schentag JJ, Corcoran GB. Obesity as a risk factor in drug-induced organ injury. V. Toxicokinetics of gentamicin in the obese overfed rat. Drug Metab Dispos. 1992;20(3):402-6.

40

193.        Schentag JJ. The pharmacokinetic profile of quinolones compared with other antimicrobial agents. Infect in Med. 1992;8(Suppl B):27-34.

194.        Schentag JJ. Criteria for use of antiendotoxin therapy. JAMA. 1992;267:2326-7.

195.        Schentag JJ. Pharmacokinetics and pharmacodynamics of beta-lactam antibiotics. Infect Med. 1992;Suppl:10-2.

196.        Schentag JJ. The antimicrobial efficacy of intravenous ciprofloxacin in severe infection. Infect in Med. 1992;Supplement:41-57.

197.        Schentag JJ. Antibody to endotoxin in the treatment of gram-negative sepsis. JAMA. 1992;267(17):2326-7.

198.        Schentag JJ, Ballow CH, Paladino JA, Nix DE. Dual individualization with antibiotics: integrated antibiotic management strategies for use in hospitals. In: Evans WE, Schentag JJ, Jusko WJ, eds. Applied Pharmacokinetics. 3rd ed. Spokane WA: Applied Therapeutics, Inc.; 1992:1-20.

199.        Schentag JJ, Goss TF. Quinolone pharmacokinetics in the elderly. Am J Med. 1992;92(4A):33S-7S.

200.        Alioth C, Blum RA, D'Andrea DT, Kochak GM, Teng L, Ziehmer BA, et al. Application of dual radiotelemetric technique in studying drug-drug interaction between diclofenac sodium and ranitidine HCl in volunteers. Pharm Res. 1993;10(11):1688-92.

201.        Amsden GW, Ballow CH, Schentag JJ. Rational antimicrobial utilization and resistance issues. Pharm & Ther. 1993;18:255-66.

202.        Amsden GW, Ballow CH, Schentag JJ. Population pharmacokinetic methods to optimize antibiotic effects. Drug Investigation. 1993;5:256-68.

203.        Birmingham MC, Nix DE, Cumbo TJ, Collins DA, Wels PB, Schentag JJ. The development of a bedside algorithm capable of targeting anti-endotoxins to the responder subpopulations. Ther Drug Monit. 1993;15(6):503-9.

204.        Daniels S, Schentag JJ. Drug interaction studies and safety of famiciclovir in healthy volunteers: a review. Antiviral Chemistry & Chemotherapy. 1993;4(Suppl 1):57-64.

205.        Forrest A, Ballow CH, Nix DE, Birmingham MC, Schentag JJ. Development of a population pharmacokinetic model and optimal sampling strategies for intravenous ciprofloxacin. Antimicrob Agents Chemother. 1993;37(5):1065-72.

206.        Forrest A, Nix DE, Ballow CH, Goss TF, Birmingham MC, Schentag JJ. Pharmacodynamics of intravenous ciprofloxacin in seriously ill patients. Antimicrob Agents Chemother. 1993;37(5):1073-81.

207.        Li RC, Nix DE, Schentag JJ. New turbidimetric assay for quantitation of viable bacterial densities. Antimicrob Agents Chemother. 1993;37(2):371-4.

208.        Li RC, Schentag JJ, Nix DE. The fractional maximal effect method: a new way to characterize the effect of antibiotic combinations and other nonlinear pharmacodynamic interactions. Antimicrob Agents Chemother. 1993;37(3):523-31.

209.        Nix DE, Ballow CH, Forrest A, Paladino JA, Birmingham MC, Cumbo TJ, et al. Dosing considerations with IV ciprofloxacin in critical care patients. In: Gemmell CG, ed. Ciprofloxacin in Hematology and Oncology. New York NY: Raven Healthcare Communications; 1993:45-55.

41

210.        Schentag JJ. The results of a targeted pharmacy intervention program. Clin Ther. 1993;15 Suppl A:29-36.

211.        Schentag JJ. Assessment of pharmacokinetic drug interactions in clinical drug development. In: Yacobi A, Skelly JP, Shah VP, Benet LZ, eds. Integration of Pharmacokinetics, Pharmacodynamics and Toxicokinetics in Rational Drug Development. New York NY: Plenum Press; 1993:149-57.

212.        Schentag JJ. Innovative Pharmacokinetics: Parameters to consider when selecting an oral antibiotic. Clinician. 1993;11(3):8-11.

213.        Schentag JJ, Ballow CH, Fritz AL, Paladino JA, Williams JD, Cumbo TJ, et al. Changes in antimicrobial agent usage resulting from interactions among clinical pharmacy, the infectious disease division, and the microbiology laboratory. Diagn Microbiol Infect Dis. 1993;16(3):255-64.

214.        Schentag JJ, Goss TF. Pharmacokinetics and pharmacodynamics of acid-suppressive agents in patients with gastroesophageal reflux disease. Am J Hosp Pharm. 1993;50(4 Suppl 1):S7-10.

215.        Schentag JJ, Nix DE, Forrest A. Pharmacodynamics of the fluoroquinolones. In: Hooper DC, Wolfson JS, eds. Quinolone Antimicrobial Agents. 2nd ed. Washington D.C.: American Society for Microbiology; 1993:259-71.

216.        Wong PP, Dornan J, Schentag CT, Ip R, Keating M. Statistical profile of traumatic brain injury: a Canadian rehabilitation population. Brain Inj. 1993;7(4):283-94.

217.        Amsden GW, Goss TF, Harrison NJ, D'Andrea DT, Schentag JJ. Pharmacodynamics of bolus famotidine versus infused cimetidine, ranitidine, and famotidine. J Clin Pharmacol. 1994;34(12):1191-8.

218.        Amsden GW, Schentag JJ. Tables of antimicrobial agent pharmacology. In: Mandell GL, Bennett JE, Dolin R, eds. Principles and Practices of Infectious Diseases. New York NY: Livingstone, Inc.; 1994.

219.        Fink MP, Snydman DR, Niederman MS, Leeper KV, Jr., Johnson RH, Heard SO, et al. Treatment of severe pneumonia in hospitalized patients: results of a multicenter, randomized, double-blind trial comparing intravenous ciprofloxacin with imipenem-cilastatin. The Severe Pneumonia Study Group. Antimicrob Agents Chemother. 1994;38(3):547-57.

220.        Goss TF, Forrest A, Nix DE, Ballow CH, Birmingham MC, Cumbo TJ, et al. Mathematical examination of dual individualization principles (II): The rate of bacterial eradication at the same area under the inhibitory curve is more rapid for ciprofloxacin than for cefmenoxime. Ann Pharmacother. 1994;28(7-8):863-8.

221.        Huh K, Wilton JH, Nix DE, Schentag JJ. Structures and biological activities of tobramycin-ticarcillin adducts. J Pharm Sci. 1994;83(6):763-7.

222.        Hyatt JM, Nix DE, Schentag JJ. Pharmacokinetic and pharmacodynamic activities of ciprofloxacin against strains of Streptococcus pneumoniae, Staphylococcus aureus, and Pseudomonas aeruginosa for which MICs are similar. Antimicrob Agents Chemother. 1994;38(12):2730-7.

223.        Li RC, Nix DE, Schentag JJ. Pharmacodynamic modeling of bacterial kinetics: beta-lactam antibiotics against Escherichia coli. J Pharm Sci. 1994;83(7):970-5.

42

224.        Li RC, Nix DE, Schentag JJ. Interaction between ciprofloxacin and metal cations: its influence on physicochemical characteristics and antibacterial activity. Pharm Res. 1994;11(6):917-20.

225.        Paladino JA, Rainstein MA, Serrianne DJ, Przylucki JE, Welage LS, Collura ML, et al. Ampicillin-sulbactam versus cefoxitin for prophylaxis in high-risk patients undergoing abdominal surgery. Pharmacotherapy. 1994;14(6):734-9.

226.        Peck CC, Barr WH, Benet LZ, Collins J, Desjardens RE, Furst DE, et al. Opportunities for integration of pharmacokinetics, pharmacodynamics, and toxicokinetics in rational drug development. J Clin Pharmacol. 1994;34:111-9.

227.        Schentag JJ. Correlation of pharmacokinetics and efficacy: determine the breakpoint between success and failure. British J Intensive Care. 1994;Suppl (October):14-6.

228.        Wong PP, Dornan J, Keating AM, Schentag CT, Ip RY. Re-examining the concept of severity in traumatic brain injury. Brain Inj. 1994;8(6):509-18.

229.        Ballow CH, Wels PB, Welage LS, Walczak P, Williams JS, Schentag JJ. A Double-Blind, Randomized Comparison of Aztreonam Plus Clindamycin with Tobramycin Plus Clindamycin in Abdominal Infections. Am J Ther. 1995;2(6):373-7.

230.        Blum RA, Schentag JJ, Gardner MJ, Wilner KD. The effect of tenidap sodium on the disposition and plasma protein binding of phenytoin in healthy male volunteers. Br J Clin Pharmacol. 1995;39 Suppl 1:35S-8S.

231.        Hyatt JM, McKinnon PS, Zimmer GS, Schentag JJ. The importance of pharmacokinetic/pharmacodynamic surrogate markers to outcome. Focus on antibacterial agents. Clin Pharmacokinet. 1995;28(2):143-60.

232.        Hyatt JM, Nix DE, Stratton CW, Schentag JJ. In vitro pharmacodynamics of piperacillin, piperacillin-tazobactam, and ciprofloxacin alone and in combination against Staphylococcus aureus, Klebsiella pneumoniae, Enterobacter cloacae, and Pseudomonas aeruginosa. Antimicrob Agents Chemother. 1995;39(8):1711-6.

233.        Kazierad DJ, Wojcik GJ, Nix DE, Goldfarb AL, Schentag JJ. The effect of verapamil on the nephrotoxic potential of gentamicin as measured by urinary enzyme excretion in healthy volunteers. J Clin Pharmacol. 1995;35(2):196-201.

234.        Kosoglou T, Kazierad DJ, Schentag JJ, Patrick JE, Heimark L, Radwanski E, et al. Effect of food on the oral bioavailability of isosorbide-5-mononitrate administered as an extended-release tablet. J Clin Pharmacol. 1995;35(2):151-8.

235.        Nix DE, Schentag JJ. Role of pharmacokinetics and pharmacodynamics in the design of dosage schedules for 12-h cefotaxime alone and in combination with other antibiotics. Diagn Microbiol Infect Dis. 1995;22(1-2):71-6.

236.        Schentag JJ. Antibiotic treatment of acute otitis media in children: dosing considerations. Pediatr Infect Dis J. 1995;14:S29-32.

237.        Schentag JJ. Understanding and managing microbial resistance in institutional settings. Am J Health Syst Pharm. 1995;52(6 Suppl 2):S9-14.

238.        Schentag JJ, Paladino JA, Birmingham MC, Zimmer G, Carr JR, Hanson SC. Use of benchmarking techniques to justify the evolution of antibiotic management programs in healthcare systems. J Pharm Technol. 1995;11(5):203-10.

43

239.        Teng R, Harris SC, Nix DE, Schentag JJ, Foulds G, Liston TE. Pharmacokinetics and safety of trovafloxacin (CP-99,219), a new quinolone antibiotic, following administration of single oral doses to healthy male volunteers. J Antimicrob Chemother. 1995;36(2):385-94.

240.        Li RC, Nix DE, Schentag JJ. Performance of the fractional maximal effect method: comparative interaction studies of ciprofloxacin and protein synthesis inhibitors. J Chemother. 1996;8(1):25-32.

241.        Paladino JA, Zimmer GS, Schentag JJ. The economic potential of dual individualisation methodologies. Pharmacoeconomics. 1996;10(6):539-45.

242.        Rifenburg RP, Paladino JA, Hanson SC, Tuttle JA, Schentag JJ. Benchmark analysis of strategies hospitals use to control antimicrobial expenditures. Am J Health Syst Pharm. 1996;53(17):2054-62.

243.        Schentag JJ, Carr JR, Adelman MH, Birmingham MC, Zimmer GS, Paladino JA. Formulary management versus disease management. Infect Dis Clin Practice. 1996;5(Suppl 1):1-6.

244.        Schentag JJ, Forrest A, Nix DE, Ballow CH. Relationships between serum, intra-cellular and infection site concentrations of macrolide and azalide antibiotics: a theoretical exploration of the concept of white blood cell drug delivery to infection sites. Anti-Infective Drugs & Chemotherapy. 1996;14:137-42.

245.        Schentag JJ, Nix DE, Forrest A, Adelman MH. AUIC--the universal parameter within the constraint of a reasonable dosing interval. Ann Pharmacother. 1996;30(9):1029-31.

246.        Ballow CH, Jones RN, Johnson DM, Deinhart JA, Schentag JJ. Comparative in vitro assessment of sparfloxacin activity and spectrum using results from over 14,000 pathogens isolated at 190 medical centers in the USA. SPAR Study Group. Diagn Microbiol Infect Dis. 1997;29(3):173-86.

247.        Birmingham MC, Hassett JM, Schentag JJ, Paladino JA. Assessing antibacterial pharmacoeconomics in the intensive care unit. Pharmacoeconomics. 1997;12(6):637-47.

248.        Carr JR, Fitzpatrick P, Izzo JL, Cumbo TJ, Birmingham MC, Adelman MH, et al. Changing the infection control paradigm from off-line to real time: the experience at Millard Fillmore Health System. Infect Control Hosp Epidemiol. 1997;18(4):255-9.

249.        Forrest A, Chodosh S, Amantea MA, Collins DA, Schentag JJ. Pharmacokinetics and pharmacodynamics of oral grepafloxacin in patients with acute bacterial exacerbations of chronic bronchitis. J Antimicrob Chemother. 1997;40 Suppl A:45-57.

250.        Hyatt JM, Luzier AB, Forrest A, Ballow CH, Schentag JJ. Modeling the response of pneumonia to antimicrobial therapy. Antimicrob Agents Chemother. 1997;41(6):1269-74.

251.        Nix DE, Thomas JK, Symonds WT, Spivey JM, Wilton JH, Gagliardi NC, et al. Assessment of the enzymuria resulting from gentamicin alone and combinations of gentamicin with various beta-lactam antibiotics. Ann Pharmacother. 1997;31(6):696-703.

252.        Nix DE, Wilton JH, Hyatt J, Thomas J, Strenkoski-Nix LC, Forrest A, et al. Pharmacodynamic modeling of the in vivo interaction between cefotaxime and ofloxacin by using serum ultrafiltrate inhibitory titers. Antimicrob Agents Chemother. 1997;41(5):1108-14.

253.        Schentag JJ. The pharmacoeconomics of treating hospital-acquired pneumonia: developing a rational strategy. Pharmaguide to Hospital Medicine. 1997;10(4):1-12.

44

254.        Schentag JJ. Optimizing antibiotic use in the critical care unit. Pathways in Critical Care. 1997;2(3):1-9.

255.        Schentag JJ. A theoretical framework for antibiotic utilization. Emerging Resistance with Gram Positive Aerobic Infections. Fact or Fiction? Binghamton NY: Pharmaceutical Products Press; 1997:51-9.

256.        Schentag JJ, Birmingham MC, Paladino JA, Carr JR, Hyatt JM, Forrest A, et al. In nosocomial pneumonia, optimizing antibiotics other than aminoglycosides is a more important determinant of successful clinical outcome, and a better means of avoiding resistance. Semin Respir Infect. 1997;12(4):278-93.

257.        Schentag JJ, Tillotson GS. Antibiotic selection and dosing for the treatment of acute exacerbations of COPD. Chest. 1997;112(6 Suppl):314S-9S.

258.        Jones RN, Ballow CH, Biedenbach DJ, Deinhart JA, Schentag JJ. Antimicrobial activity of quinupristin-dalfopristin (RP 59500, Synercid) tested against over 28,000 recent clinical isolates from 200 medical centers in the United States and Canada. Diagn Microbiol Infect Dis. 1998;31(3):437-51.

259.        Jones RN, Ballow CH, Schentag JJ, Johnson DM, Deinhart JA. In vitro evaluation of sparfloxacin activity and spectrum against 24,940 pathogens isolated in the United States and Canada, the final analysis. Diagn Microbiol Infect Dis. 1998;31(1):313-25.

260.        Luzier AB, Forrest A, Adelman M, Hawari FI, Schentag JJ, Izzo JL, Jr. Impact of angiotensin-converting enzyme inhibitor underdosing on rehospitalization rates in congestive heart failure. Am J Cardiol. 1998;82(4):465-9.

261.        Moise PA, Schentag JJ. Pharmacokinetic and pharmacodynamic modelling of antibiotic therapy. Curr Opin Infect Dis. 1998;11(6):673-80.

262.        Schentag JJ. Antibiotic dosing--does one size fit all? JAMA. 1998;279(2):159-60.

263.        Schentag JJ, Birmingham MC, Hyatt JM, Hassett JM, Paladino JA. Methods to control endemic vancomycin resistant enterococci, and strategies for reducing the risk of vancomycin resistant enterococcus faecium outbreaks in surgical ICU patients. Surgical Rounds. 1998;Supplement:12-26.

264.        Schentag JJ, Hyatt JM, Carr JR, Paladino JA, Birmingham MC, Zimmer GS, et al. Genesis of methicillin-resistant Staphylococcus aureus (MRSA), how treatment of MRSA infections has selected for vancomycin-resistant Enterococcus faecium, and the importance of antibiotic management and infection control. Clin Infect Dis. 1998;26(5):1204-14.

265.        Schentag JJ, Hyatt JM, Fitzpatrick P, Paladino JA, Birmingham MC. Infection control and changes in the antibiotic formulary for management of epidemic and endemic vancomycin resistant enterococcus faecium. Hospital Practice. 1998;Special Report:22-36.

266.        Schentag JJ, Strenkoski-Nix LC, Nix DE, Forrest A. Pharmacodynamic interactions of antibiotics alone and in combination. Clin Infect Dis. 1998;27(1):40-6.

267.        Strenkoski-Nix LC, Forrest A, Schentag JJ, Nix DE. Pharmacodynamic interactions of ciprofloxacin, piperacillin, and piperacillin/tazobactam in healthy volunteers. J Clin Pharmacol. 1998;38(11):1063-71.

268.        Thomas JK, Forrest A, Bhavnani SM, Hyatt JM, Cheng A, Ballow CH, et al. Pharmacodynamic evaluation of factors associated with the development of bacterial resistance in acutely ill patients during therapy. Antimicrob Agents Chemother. 1998;42(3):521-7.

45

269.        Birmingham MC, Guarino R, Heller A, Wilton JH, Shah A, Hejmanowski L, et al. Ciprofloxacin concentrations in lung tissue following a single 400 mg intravenous dose. J Antimicrob Chemother. 1999;43 Suppl A:43-8.

270.        Chan WC, Li RC, Ling JM, Cheng AF, Schentag JJ. Markedly different rates and resistance profiles exhibited by seven commonly used and newer beta-lactams on the selection of resistant variants of Enterobacter cloacae. J Antimicrob Chemother. 1999;43(1):55-60.

271.        Goss TF, Schentag JJ. The cost effectiveness of oral therapy in a hospital setting. The Healthcare Economic Advisory - Milestones. 1999:6-7, 15.

272.        Highet VS, Forrest A, Ballow CH, Schentag JJ. Antibiotic dosing issues in lower respiratory tract infection: population-derived area under inhibitory curve is predictive of efficacy. J Antimicrob Chemother. 1999;43 Suppl A:55-63.

273.        Li RC, Zhu M, Schentag JJ. Achieving an optimal outcome in the treatment of infections. The role of clinical pharmacokinetics and pharmacodynamics of antimicrobials. Clin Pharmacokinet. 1999;37(1):1-16.

274.        Nix DE, Di Cicco RA, Miller AK, Boyle DA, Boike SC, Zariffa N, et al. The effect of low-dose cimetidine (200 mg twice daily) on the pharmacokinetics of theophylline. J Clin Pharmacol. 1999;39(8):855-65.

275.        Rifenburg RP, Paladino JA, Bhavnani SM, Haese DD, Schentag JJ. Influence of fluoroquinolone purchasing patterns on antimicrobial expenditures and Pseudomonas aeruginosa susceptibility. Am J Health Syst Pharm. 1999;56(21):2217-23.

276.        Schentag JJ. Antimicrobial action and pharmacokinetics/pharmacodynamics: the use of AUIC to improve efficacy and avoid resistance. J Chemother. 1999;11(6):426-39.

277.        Schentag JJ. Pharmacokinetic and pharmacodynamic surrogate markers: studies with fluoroquinolones in patients. Am J Health Syst Pharm. 1999;56(22 Suppl 3):S21-4.

278.        Schentag JJ. Optimizing antimicrobial therapy in respiratory-tract infections: new agents, new strategies. Introduction. Am J Health Syst Pharm. 1999;56(22 Suppl 3):S3.

279.        Schentag JJ. Mini-Reviews: Pharmacokinetics/Pharmacodynamics. In: Mandell L, ed. First International Moxifloxacin Symposium. Berlin: Springer-Verlag; 1999.

280.        Schentag JJ, Paladino JA. Pharmacodynamic rationale for selecting the fluoroquinolones. Infect Dis Clin Practice. 1999;8(Suppl 1):S23-S7.

281.        Schentag JJ, Scully BE. Quinolones. In: Yu VL, Merigan TC, Barriere SL, eds. Antimicrobial Therapy and Vaccines. Baltimore MD: Williams & Watkins; 1999:875-901.

282.        Hyatt JM, Schentag JJ. Potential role of pharmacokinetics, pharmacodynamics, and computerized databases in controlling bacterial resistance. Infect Control Hosp Epidemiol. 2000;21(1 Suppl):S18-21.

283.        Hyatt JM, Schentag JJ. Pharmacodynamic modeling of risk factors for ciprofloxacin resistance in Pseudomonas aeruginosa. Infect Control Hosp Epidemiol. 2000;21(1 Suppl):S9-11.

284.        Luzier AB, Forrest A, Feuerstein SG, Schentag JJ, Izzo JL, Jr. Containment of heart failure hospitalizations and cost by angiotensin-converting enzyme inhibitor dosage optimization. Am J Cardiol. 2000;86(5):519-23.

46

285.        Meinl B, Hyatt JM, Forrest A, Chodosh S, Schentag JJ. Pharmacokinetic/pharmacodynamic predictors of time to clinical resolution in patients with acute bacterial exacerbations of chronic bronchitis treated with a fluoroquinolone. Int J Antimicrob Agents. 2000;16(3):273-80.

286.        Moise PA, Birmingham MC, Schentag JJ. Pharmacokinetics and metabolism of moxifloxacin. Drugs Today (Barc). 2000;36(4):229-44.

287.        Moise PA, Forrest A, Bhavnani SM, Birmingham MC, Schentag JJ. Area under the inhibitory curve and a pneumonia scoring system for predicting outcomes of vancomycin therapy for respiratory infections by Staphylococcus aureus. Am J Health Syst Pharm. 2000;57 Suppl 2:S4-9.

288.        Moise PA, Schentag JJ. Vancomycin treatment failures in Staphylococcus aureus lower respiratory tract infections. Int J Antimicrob Agents. 2000;16 Suppl 1:S31-4.

289.        Pickerill KE, Paladino JA, Schentag JJ. Comparison of the fluoroquinolones based on pharmacokinetic and pharmacodynamic parameters. Pharmacotherapy. 2000;20(4):417-28.

290.        Schentag J. Pharmacokinetic and Pharmacodynamic Considerations in Pneumococcal Infections: Serum or Tissue Concentrations. Video. 2000;Sponsored by Bayer Corporation.

291.        Schentag JJ. Clinical pharmacology of the fluoroquinolones: studies in human dynamic/kinetic models. Clin Infect Dis. 2000;31 Suppl 2:S40-4.

292.        Schentag JJ. Sparfloxacin: a review. Clin Ther. 2000;22(4):372-87; discussion 1.

293.        Tran JQ, Ballow CH, Forrest A, Hyatt JM, Sands MF, Peloquin CA, et al. Comparison of the abilities of grepafloxacin and clarithromycin to eradicate potential bacterial pathogens from the sputa of patients with chronic bronchitis: influence of pharmacokinetic and pharmacodynamic variables. J Antimicrob Chemother. 2000;45:9-17.

294.        Miyazawa Y, Blum RA, Schentag JJ, Kamimura H, Matsushima H, Swarz H, et al. Pharmacokinetics and safety of tamsulosin in subjects with normal and impaired renal or hepatic function. Current Therapeutic Research. 2001;62:603-21.

295.        Perry TR, Schentag JJ. Clinical use of ceftriaxone: a pharmacokinetic-pharmacodynamic perspective on the impact of minimum inhibitory concentration and serum protein binding. Clin Pharmacokinet. 2001;40(9):685-94.

296.        Schentag JJ. Antimicrobial management strategies for Gram-positive bacterial resistance in the intensive care unit. Crit Care Med. 2001;29(4 Suppl):N100-7.

297.        Schentag JJ, Gilliland KK, Paladino JA. Correspondence on what we have learned from pharmacokinetic and pharmacodynamic theories. Clin Infect Dis. 2001;33:2093-6.

298.        Schentag JJ, Gilliland KK, Paladino JA. What have we learned from pharmacokinetic and pharmacodynamic theories? Clin Infect Dis. 2001;32 Suppl 1:S39-46.

299.        Scott JD, Forrest A, Feuerstein S, Fitzpatrick P, Schentag JJ. Factors associated with postoperative infection. Infect Control Hosp Epidemiol. 2001;22(6):347-51.

300.        Smith PF, Ballow CH, Booker BM, Forrest A, Schentag JJ. Pharmacokinetics and pharmacodynamics of aztreonam and tobramycin in hospitalized patients. Clin Ther. 2001;23(8):1231-44.

301.        Miyazawa Y, Forrest A, Schentag JJ, Kamimura H, Swarz H, Ito Y. Effect of concomitant administration of cimetidine hydrochloride on the phamacokinetic and safety profile of tamsulosin hydrochloride 0.4 mg in healthy subjects. Current Therapeutic Research. 2002;63:15-26.

47

302.        Miyazawa Y, Paul Starkey L, Forrest A, Schentag JJ, Kamimura H, Swarz H, et al. Effects of the concomitant administration of tamsulosin (0.8 mg) on the pharmacokinetic and safety profile of intravenous digoxin (Lanoxin) in normal healthy subjects: a placebo-controlled evaluation. J Clin Pharm Ther. 2002;27(1):13-9.

303.        Miyazawa Y, Starkey LP, Forrest A, Schentag JJ, Kamimura H, Swarz H, et al. Effects of the concomitant administration of tamsulosin (0.8 mg/day) on the pharmacokinetic and safety profile of theophylline (5 mg/kg): a placebo-controlled evaluation. J Int Med Res. 2002;30(1):34-43.

304.        Moise PA, Forrest A, Birmingham MC, Schentag JJ. The efficacy and safety of linezolid as treatment for Staphylococcus aureus infections in compassionate use patients who are intolerant of, or who have failed to respond to, vancomycin. J Antimicrob Chemother. 2002;50(6):1017-26.

305.        Paladino JA, Sunderlin JL, Price CS, Schentag JJ. Economic consequences of antimicrobial resistance. Surg Infect (Larchmt). 2002;3(3):259-67.

306.        Schentag JJ. Pharmacokinetic and pharmacodynamic predictors of antimicrobial efficacy: moxifloxacin and Streptococcus pneumoniae. J Chemother. 2002;14 Suppl 2:13-21.

307.        Wilson R, Schentag JJ, Ball P, Mandell L. A comparison of gemifloxacin and clarithromycin in acute exacerbations of chronic bronchitis and long-term clinical outcomes. Clin Ther. 2002;24(4):639-52.

308.        Bhavnani SM, Callen WA, Forrest A, Gilliland KK, Collins DA, Paladino JA, et al. Effect of fluoroquinolone expenditures on susceptibility of Pseudomonas aeruginosa to ciprofloxacin in U.S. hospitals. Am J Health Syst Pharm. 2003;60(19):1962-70.

309.        Birmingham MC, Rayner CR, Meagher AK, Flavin SM, Batts DH, Schentag JJ. Linezolid for the treatment of multidrug-resistant, gram-positive infections: experience from a compassionate-use program. Clin Infect Dis. 2003;36(2):159-68.

310.        Meagher AK, Forrest A, Rayner CR, Birmingham MC, Schentag JJ. Population pharmacokinetics of linezolid in patients treated in a compassionate-use program. Antimicrob Agents Chemother. 2003;47(2):548-53.

311.        Moylett EH, Pacheco SE, Brown-Elliott BA, Perry TR, Buescher ES, Birmingham MC, et al. Clinical experience with linezolid for the treatment of nocardia infection. Clin Infect Dis. 2003;36(3):313-8.

312.        Paladino JA, Sunderlin JL, Forrest A, Schentag JJ. Characterization of the onset and consequences of pneumonia due to fluoroquinolone-susceptible or -resistant Pseudomonas aeruginosa. J Antimicrob Chemother. 2003;52(3):457-63.

313.        Rayner CR, Forrest A, Meagher AK, Birmingham MC, Schentag JJ. Clinical pharmacodynamics of linezolid in seriously ill patients treated in a compassionate use programme. Clin Pharmacokinet. 2003;42(15):1411-23.

314.        Schentag JJ, Meagher AK, Forrest A. Fluoroquinolone AUIC break points and the link to bacterial killing rates. Part 2: human trials. Ann Pharmacother. 2003;37(10):1478-88.

315.        Schentag JJ, Meagher AK, Forrest A. Fluoroquinolone AUIC break points and the link to bacterial killing rates. Part 1: In vitro and animal models. Ann Pharmacother. 2003;37(9):1287-98.

48

316.        Smith PF, Birmingham MC, Noskin GA, Meagher AK, Forrest A, Rayner CR, et al. Safety, efficacy and pharmacokinetics of linezolid for treatment of resistant Gram-positive infections in cancer patients with neutropenia. Ann Oncol. 2003;14(5):795-801.

317.        Broder KW, Moise PA, Schultz RO, Forrest A, Schentag JJ. Clinical experience with linezolid in conjunction with wound coverage techniques for skin and soft-tissue infections and postoperative osteomyelitis. Ann Plast Surg. 2004;52(4):385-90.

318.        Meagher AK, Forrest A, Dalhoff A, Stass H, Schentag JJ. Novel pharmacokinetic-pharmacodynamic model for prediction of outcomes with an extended-release formulation of ciprofloxacin. Antimicrob Agents Chemother. 2004;48(6):2061-8.

319.        Moise-Broder PA, Forrest A, Birmingham MC, Schentag JJ. Pharmacodynamics of vancomycin and other antimicrobials in patients with Staphylococcus aureus lower respiratory tract infections. Clin Pharmacokinet. 2004;43(13):925-42.

320.        Moise-Broder PA, Sakoulas G, Eliopoulos GM, Schentag JJ, Forrest A, Moellering RC, Jr. Accessory gene regulator group II polymorphism in methicillin-resistant Staphylococcus aureus is predictive of failure of vancomycin therapy. Clin Infect Dis. 2004;38(12):1700-5.

321.        Rayner CR, Baddour LM, Birmingham MC, Norden C, Meagher AK, Schentag JJ. Linezolid in the treatment of osteomyelitis: results of compassionate use experience. Infection. 2004;32(1):8-14.

322.        Sakoulas G, Moise-Broder PA, Schentag J, Forrest A, Moellering RC, Jr., Eliopoulos GM. Relationship of MIC and bactericidal activity to efficacy of vancomycin for treatment of methicillin-resistant Staphylococcus aureus bacteremia. J Clin Microbiol. 2004;42(6):2398-402.

323.        Schentag JJ. Why pharmacoeconomics are relevant in managing respiratory infections: how an antibiotic's AUIC can predict outcomes and costs. Consultant. 2004;44(7):S42-S9.

324.        Schentag JJ, Akers C, Campagna P, Chirayath P. SARS - Cleaning the Air. In: Knobler S, Mahmoud A, Lemon S, Mack A, Sivitz L, Oberholtzer K, eds. Learning from SARS - Preparing for the Next Disease Outbreak. Workshop Summary. Washington DC: The Institute of Medicine; 2004:193-205.

325.        Kiem S, Schentag JJ. Antibiotic pharmacokinetics and pharmacodynamics: how can they be used to optimize therapy in ventilator-associated pneumonia? In: Niederman MS, ed. Severe Pneumonia. Boca Raton: Taylor & Francis Group; 2005:337-65.

326.        Noskin GA, Rubin RJ, Schentag JJ, Kluytmans J, Hedblom EC, Smulders M, et al. The burden of Staphylococcus aureus infections on hospitals in the United States: an analysis of the 2000 and 2001 Nationwide Inpatient Sample Database. Arch Intern Med. 2005;165(15):1756-61.

327.        Zhou XF, Zhang L, Tseng E, Scott-Ramsay E, Schentag JJ, Coburn RA, et al. New 4-aryl-1,4-dihydropyridines and 4-arylpyridines as P-glycoprotein inhibitors. Drug Metab Dispos. 2005;33(3):321-8.

328.        Kiem S, Schentag JJ. Antibiotics in the ICU. In: Albert RK, Slutsky A, Ranieri M, Takala J, Torres A, eds. Clinical Critical Care Medicine. Philadelphia: Mosby Inc.; 2006:61-70.

329.        Kiem S, Schentag JJ. Relationship of minimal inhibitory concentration and bactericidal activity to efficacy of antibiotics for treatment of ventilator-associated pneumonia. Semin Respir Crit Care Med. 2006;27(1):51-67.

49

330.        LeBlanc JM, Dasta JF, Pruchnicki MC, Schentag JJ. Impact of disease states on the pharmacokinetics and pharmacodynamics of angiotensin-converting enzyme inhibitors. J Clin Pharmacol. 2006;46(9):968-80.

331.        Paladino JA, Schentag JJ. Microbiologic, clinical and economic outcomes of dual individualized dosing of antimicrobial agents. In: Burton ME, Shaw LM, Schentag JJ, Evans WE, eds. Applied Pharmacokinetics. 4th ed. New York: Lippincott, Williams & Wilkins; 2006:341-53.

332.        Schentag JJ, Bang AJ, Kozinski-Tober JL. Digoxin. In: Burton ME, Shaw LM, Schentag JJ, Evans WE, eds. Applied Pharmacokinetics. 4th ed. New York: Lippincott, Williams & Wilkins; 2006:410-39.

333.        Schentag JJ, Meagher AK, Jelliffe R. Aminoglycosides. In: Burton ME, Shaw LM, Schentag JJ, Evans WE, eds. Applied Pharmacokinetics. New York: Lippincott, Williams & Wilkins; 2006:285-327.

334.        Iannini PB, Paladino JA, Lavin B, Singer ME, Schentag JJ. A case series of macrolide treatment failures in community acquired pneumonia. J Chemother. 2007;19(5):536-45.

335.        Moise PA, Sakoulas G, Forrest A, Schentag JJ. Vancomycin in vitro bactericidal activity and its relationship to efficacy in clearance of methicillin-resistant Staphylococcus aureus bacteremia. Antimicrob Agents Chemother. 2007;51(7):2582-6.

336.        Noskin GA, Rubin RJ, Schentag JJ, Kluytmans J, Hedblom EC, Jacobson C, et al. National trends in Staphylococcus aureus infection rates: impact on economic burden and mortality over a 6-year period (1998-2003). Clin Infect Dis. 2007;45(9):1132-40.

337.        Paladino JA, Adelman MH, Schentag JJ, Iannini PB. Direct costs in patients hospitalised with community-acquired pneumonia after non-response to outpatient treatment with macrolide antibacterials in the US. Pharmacoeconomics. 2007;25(8):677-83.

338.        Paladino JA, Eubanks DA, Adelman MH, Schentag JJ. Once-daily cefepime versus ceftriaxone for nursing home-acquired pneumonia. J Am Geriatr Soc. 2007;55(5):651-7.

339.        Paladino JA, Sunderlin JL, Adelman MH, Singer ME, Schentag JJ. Observations on vancomycin use in U.S. hospitals. Am J Health Syst Pharm. 2007;64(15):1633-41.

340.        Schentag JJ, Hill G, Chu T, Rayner CR. Similarity in pharmacokinetics of oseltamivir and oseltamivir carboxylate in Japanese and Caucasian subjects. J Clin Pharmacol. 2007;47(6):689-96.

341.        Schentag JJ, Klugman KP, Yu VL, Adelman MH, Wilton GJ, Chiou CC, et al. Streptococcus pneumoniae bacteraemia: pharmacodynamic correlations with outcome and macrolide resistance--a controlled study. Int J Antimicrob Agents. 2007;30(3):264-9.

342.        File TM, Jr., Schentag JJ. What can we learn from the time course of untreated and partially treated community-onset Streptococcus pneumoniae pneumonia? A clinical perspective on superiority and noninferiority trial designs for mild community-acquired pneumonia. Clin Infect Dis. 2008;47 Suppl 3:S157-65.

343.        Kiem S, Schentag JJ. Interpretation of antibiotic concentration ratios measured in epithelial lining fluid. Antimicrob Agents Chemother. 2008;52(1):24-36.

50

344.        McKinnon PS, Paladino JA, Schentag JJ. Evaluation of area under the inhibitory curve (AUIC) and time above the minimum inhibitory concentration (T>MIC) as predictors of outcome for cefepime and ceftazidime in serious bacterial infections. Int J Antimicrob Agents. 2008;31(4):345-51.

345.        Monte SV, Paolini NM, Slazak EM, Schentag JJ, Paladino JA. Costs of treating lower respiratory tract infections. Am J Manag Care. 2008;14(4):190-6.

346.        Noskin GA, Rubin RJ, Schentag JJ, Kluytmans J, Hedblom EC, Jacobson C, et al. Budget impact analysis of rapid screening for Staphylococcus aureus colonization among patients undergoing elective surgery in US hospitals. Infect Control Hosp Epidemiol. 2008;29(1):16-24.

347.        Paladino JA, Schentag JJ. The economics of Clostridium difficile-associated disease for providers and payers. Clin Infect Dis. 2008;46(4):505-6.

348.        Paladino JA, Sunderlin JL, Singer ME, Adelman MH, Schentag JJ. Influence of extended-spectrum beta-lactams on gram-negative bacterial resistance. Am J Health Syst Pharm. 2008;65(12):1154-9.

349.        Brink AJ, Richards GA, Schillack V, Kiem S, Schentag J. Pharmacokinetics of once-daily dosing of ertapenem in critically ill patients with severe sepsis. Int J Antimicrob Agents. 2009;33(5):432-6.

350.        File TM, Jr., Monte SV, Schentag JJ, Paladino JA, Klugman KP, Lavin B, et al. A disease model descriptive of progression between chronic obstructive pulmonary disease exacerbations and community-acquired pneumonia: roles for underlying lung disease and the pharmacokinetics/pharmacodynamics of the antibiotic. Int J Antimicrob Agents. 2009;33(1):58-64.

351.        Monte SV, Schentag JJ, Adelman MH, Paladino JA. Characterization of cardiovascular outcomes in a type 2 diabetes glucose supply and insulin demand model. J Diabetes Sci Technol. 2010;4(2):382-90.

352.        Monte SV, Schentag JJ, Adelman MH, Paladino JA. Glucose supply and insulin demand dynamics of antidiabetic agents. J Diabetes Sci Technol. 2010;4(2):365-81.

353.        Pelham WE, Waxmonsky JG, Schentag J, Ballow CH, Panahon CJ, Gnagy EM, et al. Efficacy of a methylphenidate transdermal system versus t.i.d. methylphenidate in a laboratory setting. J Atten Disord. 2011;15(1):28-35.

354.        Schultz C, Breaux J, Schentag J, Morck D. Drug delivery to the posterior segment of the eye through hydrogel contact lenses. Clin Exp Optom. 2011;94(2):212-8.

355.        Monte SV, Caruana JA, Ghanim H, Sia CL, Korzeniewski K, Schentag JJ, et al. Reduction in endotoxemia, oxidative and inflammatory stress, and insulin resistance after Roux-en-Y gastric bypass surgery in patients with morbid obesity and type 2 diabetes mellitus. Surgery. 2012;151(4):587-93.

356.        Dandona P, Ghanim H, Monte SV, Caruana JA, Green K, Abuaysheh S, et al. Increase in the Mediators of Asthma in Obesity and Obesity with Type 2 Diabetes: Reduction with Weight Loss. Obesity (Silver Spring). 2013.

Mohan Kabadi:

1.          Rajen Shah. Mohan B. Kabadi, David G. Pope and L. Augsburger: Physico-Mechanical Characterization of the Extrusion-Spheronization Process. Part-II: Rheological Determinants for successful Extrusion and Spheronization. Pharmaceutical Research, 12, 496-507 (1995)

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2.          Rajen Shah, Mohan B. Kabadi, David G. Pope and L. Augsburger: Physico-Mechanical Characterization of the Extrusion-Spheronization Process. Part-1: Instrumentation of the Extruder. Pharmaceutical Research, 11, 355-360 (1994)

3.          Mohan B. Kabadi and Yie W. Chien, "Intra-vaginal Controlled Administration of Flurogestone Acetate (IV): In Vitro-In Vivo Correlation for Intra-vaginal Drug Delivery from Rate Control Vaginal Pessary". Drug Development and Industrial Pharmacy, 11 (6 & 7), 1333-1361 (1985).

4.          Mohan B. Kabadi and Yie W. Chien, "Intra-vaginal Controlled Administration of Flurogestone

5.          Acetate (III): Development of Rate-Control Vaginal Devices". Drug Development and Industrial Pharmacy, 11 (6 & 7), 1271-1312 (1985).

6.          Kakuji Tojo, Mohan B. Kabadi and Yie W. Chien, "Effect of Diffusional Boundary Layer on the Rate of Controlled Drug Release. (Submitted for publication).

7.          Mohan B. Kabadi and Yie W. Chien, "Intra-vaginal Controlled Administration of Flurogestone Acetate (II): Development of In Vitro System for Intra-vaginal Release and Permeation of Flurogestone Acetate. J. Pharm. Sci., 73, 1464 (1984).

8.          Mohan B. Kabadi, Kirti H. Valia and Yie W. Chien, "Intra-vaginal Controlled Administration of Flurogestone Acetate (I): Development of Stability-indicating HPLC method and Stability Kinetics of Flurogestone Acetate". J. Pharm. Sci., 73, 1461 (1984)

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Exhibit F-2

Non-Licensor Patent disclosures – Jerome J Schentag and Co-inventors

Oral Proteins: US Provisional 61/783,003 filed March 14, 2013: Inventors are: Schentag, J. McCourt, M, Mielnicki, L, Hughes J

Oral RYGB mimetic: US 61/551,638 October 26th, 2011; Published Nov 3, 2011 as US2011/0268795A1; Published May 2, 2013 as WO 2013/063527A1; Inventors Fayad J, Monte S, Schentag J

HepatitisC: US 12/26561 Feb 24, 2012; Published Sept 7, 2012 as WO 2012/118712 and PCT 2012/026561; Inventors are Schentag, J, Fayad J.

Regeneration: US Provisional 61/750,042 filed Jan 8, 2013; Inventors are Fayad, J., Schentag J

Diabetes: US provisional 61/254,373 filed Oct 23, 2009; Non Provisional as US 12/911,497 filed Oct 25, 2010; Published as US 2011/097807A1 on April 28, 2011; Issued Patent 8,367,418 on February 5, 2013. Inventors are Monte S, Bright F, Schentag J.

Smart Pills: 5,279,607; 5,395,366; Smarter Pills; 2012/006454; 2012/024034; Inventors are Schentag J, D’Andrea D, Bright F

Ocular Delivery: 2008/0318843 Inventors are Schultz, C. Schentag J.

Non-Licensor Patent disclosures – Mohan Kabadi and Co-inventors

1.          Mohan B. Kabadi, et al. Tetracycline Stabilizing Formulations, U.S. Patent Number (Pending).

2.          Mohan B. Kabadi and R. Vivilecchia, Stabilized Pharmaceutical Compositions Comprising an HMG-COA Reductase Inhibitor Compound. U.S. Patent Number 5,356,896 (October 18, 1994). European Patent Pending.

3.          Mohan B. Kabadi, Niranjan M. Patel and Susan Moniot, "Transdermal Delivery System". U.S. Patent number 4,788,064 (November 29, 1988).

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